AGREEMENT AND PLAN OF MERGER
by and among
AMERICAN HOMES 4 RENT,
AMERICAN HOMES 4 RENT, L.P.,
SUNRISE MERGER SUB, LLC,
OP MERGER SUB, LLC,
AMERICAN RESIDENTIAL PROPERTIES, INC.,
AMERICAN RESIDENTIAL GP, LLC,
and
AMERICAN RESIDENTIAL PROPERTIES OP, L.P.

Dated as of December 3, 2015

i

Exhibit C-1 – AMH Tax Representation Letter (Form 1)
Exhibit C-2 – AMH Tax Representation Letter (Form 2)
Exhibit D – Form of ARPI REIT Opinion
Exhibit E – Form of AMH REIT Opinion

Schedule A – Knowledge of ARPI
Schedule B – Knowledge of AMH

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 3, 2015 (this “Agreement”), is by and among American Homes 4 Rent, a Maryland real estate investment trust (“AMH”), Sunrise Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of AMH (“AMH Merger Sub”), American Homes 4 Rent, L.P., a Delaware limited partnership (“AMH OP”), OP Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of AMH OP (“OP Merger Sub”), American Residential Properties, Inc., a Maryland corporation (“ARPI”), American Residential Properties OP, L.P., a Delaware limited partnership (“ARP OP”), and American Residential GP, LLC, a Delaware limited liability company and sole general partner of ARP OP (“ARP GP”). AMH, AMH Merger Sub, AMH OP, OP Merger Sub, ARPI, ARP GP and ARP OP are each sometimes referred to herein as a “Party” or collectively as the “Parties.” AMH, AMH Merger Sub, AMH OP and OP Merger Sub are collectively referred to herein as the “AMH Parties”, and ARPI, ARP GP and ARP OP are collectively referred to herein as the “ARPI Parties.”
WHEREAS, the board of trustees of AMH (the “AMH Board”), the manager of AMH Merger Sub (the “Merger Sub Board”) and the board of directors of ARPI (the “ARPI Board”) have determined that it is in the best interests of their respective companies for AMH and ARPI to combine their businesses by way of a merger of ARPI with and into AMH Merger Sub, with AMH Merger Sub being the surviving entity resulting from the merger (the “Parent Merger”), whereby each outstanding share of common stock of ARPI, $0.01 par value per share (the “ARPI Common Stock”), issued and outstanding immediately prior to the Parent Merger Effective Time will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law (as amended, the “MRL”), the Delaware Limited Liability Company Act (as amended, the “DE LLC Act”) and the Maryland General Corporation Law (as amended, the “MGCL”);
WHEREAS, AMH, as the sole general partner of AMH OP, and ARPI, as the sole member of ARP GP, which is the sole general partner of ARP OP, and AMH OP, as the sole managing member of OP Merger Sub, deem it advisable and in the best interests of their respective limited partners that, immediately prior to the Parent Merger, OP Merger Sub shall merge with and into ARP OP, with ARP OP continuing as the surviving entity and a wholly-owned subsidiary of AMH OP resulting from the merger (such merger transaction, the “Partnership Merger” and, together with the Parent Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (as amended, the “DRULPA”) and the DE LLC Act;
WHEREAS, each of the AMH Board and the ARPI Board has taken all actions required for the execution of this Agreement by AMH and ARPI, respectively, and unanimously approved the consummation of the Mergers and the other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, AMH, in its capacity as the general partner of AMH OP, ARPI, in its capacity as the sole member of ARP GP, as the sole general partner of ARP OP, and AMH OP,

in its capacity as the managing member of OP Merger Sub, have taken all actions required for the execution of this Agreement by AMH OP and OP Merger Sub, and ARP GP and ARP OP, respectively, and to approve the consummation by AMH OP and OP Merger Sub, and ARP OP respectively, of the transactions contemplated by this Agreement;
WHEREAS, as an inducement for the AMH Parties to enter into this Agreement, concurrently with the execution of this Agreement, certain of ARPI’s executive officers have entered into an agreement, in the form of Exhibit A (the “Voting Agreement”), dated as of the date hereof, pursuant to which such executive officers have agreed to vote all shares of ARPI Common Stock owned beneficially or of record by such executive officers or over which such executive officers have voting control, which represents less than 1.0% of the issued and outstanding shares of ARPI Common Stock, in favor of the Mergers and the other transactions contemplated hereby;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers; and
WHEREAS, for federal income tax purposes, it is intended that (i) the Parent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” with respect to the Parent Merger for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with AMH OP being a continuation of ARP OP pursuant to Treasury Regulations Section 1.708-1(c)(1) and with the holders of ARP OP Units and ARPI LTIP Units (other than ARPI and ARP GP) being treated as selling their ARP OP Units and ARPI LTIP Units to AMH OP in exchange for the Partnership Fractional Unit Consideration and LTIP Fractional Unit Consideration, as applicable, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
(a)    For purposes of this Agreement:
“Action” means any claim, action, suit, proceeding, arbitration, mediation or any other judicial or administrative proceeding, in Law or equity.
“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“AMH Bylaws” means the Amended and Restated Bylaws of AMH as amended and in effect on the date hereof.
“AMH Common Shares” means Class A common shares of beneficial interest in AMH, $0.01 par value per share.
“AMH Declaration of Trust” means the Declaration of Trust of AMH in effect on the date hereof.
“AMH Equity Incentive Plan” means the Amended and Restated American Homes 4 Rent 2012 Equity Incentive Plan, as amended from time to time.
“AMH Material Adverse Effect” means any event, circumstance, condition, change or effect that is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of AMH and the consolidated AMH Subsidiaries taken as a whole; provided, however, that “AMH Material Adverse Effect” shall not include any event, circumstance, condition, change or effect to the extent arising out of or resulting from (i) any failure of AMH to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided that any event, circumstance, condition, change or effect giving rise to such failure may be taken into account in determining whether there has been an AMH Material Adverse Effect), (ii) any events, circumstances, conditions, changes or effects that affect the SFR industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby (provided, however, that this clause (v) shall be disregarded for purposes of the representations and warranties set forth in Section 5.5), (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (vii) earthquakes, hurricanes, floods or other natural disasters, (viii) any damage or destruction of any property of AMH that is substantially covered by insurance, or (ix) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv) and (ix) to the extent they do not materially disproportionately affect AMH and the consolidated AMH Subsidiaries, taken as a whole, relative to other similarly situated participants in the SFR industry in the United States, and in the case of clause (vii) to the extent they do not materially disproportionately affect AMH and the consolidated AMH Subsidiaries, taken as a whole, relative to other participants in the SFR industry in the geographic regions in which AMH and the consolidated AMH Subsidiaries operate or own or lease properties.
“AMH OP Agreement” means the Agreement of Limited Partnership of AMH OP, dated as of November 21, 2012, as amended, restated or supplemented from time to time.
“AMH OP Unit” shall mean a limited partnership interest in AMH OP designated as a “Class A Unit,” an “LTIP Unit,” a “Limited Partner Interest,” a “Partnership Interest,” or a “Partnership Unit” under the AMH OP Agreement.

“AMH Option” means any option to purchase AMH Common Shares under the AMH Equity Incentive Plan or otherwise.
“AMH Party” means any of AMH, AMH OP, AMH Merger Sub or OP Merger Sub.
“AMH Subsidiary” means AMH OP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) AMH or AMH OP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) AMH or any Person that is an AMH Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “AMH Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) AMH or AMH OP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“ARPI Bylaws” means the Bylaws of ARPI, as amended and supplemented and in effect on the date hereof.
“ARPI Charter” means the Charter of ARPI in effect on the date hereof.
“ARPI Equity Incentive Plan” means the American Residential Properties, Inc. 2012 Equity Incentive Plan, as amended and in effect on the date hereof.
“ARPI LTIP Units” means LTIP Units granted under the ARPI Equity Incentive Plan.
“ARPI Material Adverse Effect” means any event, circumstance, condition, change or effect that is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of ARPI and the consolidated ARPI Subsidiaries taken as a whole; provided, however, that “ARPI Material Adverse Effect” shall not include any event, circumstance, condition, change or effect to the extent arising out of or resulting from (i) any failure of ARPI to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided that any event, circumstance, condition, change or effect giving rise to such failure may be taken into account in determining whether there has been an ARPI Material Adverse Effect), (ii) any events, circumstances, conditions, changes or effects that affect the SFR industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby (provided, however, this clause (v) shall be disregarded for purposes of any representations and warranties set forth in Section 4.5), (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (vii) earthquakes, hurricanes, floods or other natural disasters, (viii) any damage or destruction of any ARPI Property that is substantially covered by insurance, or (ix) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv) and (ix) to the extent they do not materially disproportionately affect ARPI and the consolidated ARPI Subsidiaries, taken as a whole, relative to other similarly situated participants in the SFR industry in the United States, and in the case of clause (vii) to the extent they do not materially disproportionately affect ARPI and the consolidated ARPI Subsidiaries, taken as a whole, relative to other participants in the SFR industry in the geographic regions in which ARPI and the consolidated ARPI Subsidiaries operate or own or lease properties.
“ARP OP Agreement” means the Agreement of Limited Partnership of ARP OP, dated as of May 11, 2012, as amended, modified or supplemented from time to time and in effect on the date hereof.
“ARP OP Unit” shall mean a limited partnership interest in ARP OP designated as a “Common Unit,” an “LTIP Unit,” a “Partnership Interest” or a “Partnership Unit” under the ARP OP Agreement.
“ARPI Party” means any of ARPI, ARP GP or ARP OP.
“ARPI Restricted Stock Award” means a Stock Award granted under the ARPI Equity Incentive Plan that is subject to vesting or other forfeiture restrictions.
“ARPI Stockholder Meeting” means the meeting of the holders of ARPI Common Stock for the purpose of seeking the ARPI Stockholder Approval, including any postponement or adjournment thereof in accordance herewith.
“ARPI Subsidiary” means ARP GP, ARP OP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) ARPI or ARP OP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) ARPI or any Person that is an ARPI Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “ARPI Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) ARPI or ARP OP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 19, 2014, between AMH and ARPI.
“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, “stay” or “sale” bonus, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former employee, officer, manager, director or consultant or the dependents of any of the foregoing.
“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.
“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expense Amount” means $4,000,000.
“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation and filing of the Form S-4, the preparation, printing, filing and mailing of the Prospectus/Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Prospectus/Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third-party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization or similar entity.
“Hazardous Substances” means (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) any other hazardous substance, the use, transportation, presence, disposition or release of which is regulated by Law or by any Governmental Authority, including any petroleum and petroleum products, including crude oil and any fractions thereof, polychlorinated biphenyls, urea formaldehyde, mold, methane, asbestos, radioactive materials and radon.
“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (vii) any securitization involving any properties or assets of such Person, and (viii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service or any successor agency.
“Knowledge” means (A) with respect to the ARPI Parties, the knowledge, after reasonable inquiry, of the persons named in Schedule A and (B) with respect to the AMH Parties, the knowledge, after reasonable inquiry, of the persons named in Schedule B.
“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.
“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, license or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“NYSE” means the New York Stock Exchange.

“Order” means a judgment, writ, injunction, order or decree of any Governmental Authority.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.
“Representative” means, with respect to any Person, such Person’s directors, trustees, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
“SDAT” means the State Department of Assessments and Taxation of Maryland.
“SEC” means the United States Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securitization Facility” means that certain Loan Agreement, dated as of August 26, 2014 between ARP 2014‑1 Borrower, LLC and German American Capital Corporation.
“SFR industry” means the single-family residential rental industry in the United States.
“SSSD” means the Secretary of State of the State of Delaware.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.
“Termination Fee” means $22,500,000.
“Third Party” means any Person or group of Persons other than the Parties to this or their respective Affiliates.
“VWAP of AMH Common Shares” means the volume-weighted average price of AMH Common Shares for the 10 trading days immediately prior to the Closing Date, as reported by Bloomberg.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

(b)    The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Term	Section Reference
“Acquisition Agreement”	Section 7.4(a)
“Acquisition Proposal”	Section 7.4(a)
“Agreement”	Preamble
“AMH Board”	Recitals
“AMH Class B Common Shares”	Section 5.3(a)
“AMH Disclosure Letter”	Article V
“AMH Employee Benefit Plans”	Section 5.13(a)
“AMH Merger Sub”	Preamble
“AMH Parties”	Preamble
“AMH OP”	Preamble
“AMH Permits”	Section 5.6(a)
“AMH Preferred Shares”	Section 5.3(a)
“AMH SEC Documents”	Section 5.7(a)
“ARP GP”	Preamble
“ARP OP”	Preamble
“ARPI”	Preamble
“ARPI Disclosure Letter”	Article IV
“ARPI Employee Benefit Plans”	Section 4.13(a)
“ARPI Insurance Policies”	Section 4.20
“ARPI Leases”	Section 4.18(g)
“ARPI Lessee Leases”	Section 4.18(a)
“ARPI Management Agreements”	Section 4.18(p)
“ARPI Material Contract”	Section 4.19(b)
“ARPI Parties”	Preamble
“ARPI Pending Acquisitions”	Section 6.1(b)(viii)
“ARPI Permits”	Section 4.6(a)
“ARPI Permitted Liens”	Section 4.18(b)
“ARPI Preferred Stock”	Section 4.3(a)
“ARPI Property” or “ARPI Properties”	Section 4.18(a)
“ARPI Recommendation”	Section 4.4(b)
“ARPI SEC Documents”	Section 4.7(a)
“ARPI Stockholder Approval”	Section 4.23
“ARPI Subsidiary Partnership“	Section 4.12(i)

Term	Section Reference
“ARPI Tax Protection Agreements”	Section 4.12(i)
“ARPI Third Party”	Section 4.18(k)
“ARPI Title Insurance Policy” or “ARPI Title Insurance Policies”	Section 4.18(m)
“Articles of Merger”	Section 2.2(b)
“ARLC”	Section 6.1(b)(ix)
“Barclays”	Section 4.22
“Book-Entry Share”	Section 3.1(b)
“Certificate”	Section 3.1(b)
“Certificate of Parent Merger”	Section 2.2(b)
“Certificate of Partnership Merger”	Section 2.1(b)
“Change in Terroir Recommendation”	Section 7.4(b)(iii)
“Charter Restrictions”	Section 7.19
“Clarification Request”	Section 7.4(d)(iii)
“Closing Date”	Section 2.3
“Closing”	Section 2.3
“Code”	Recitals
“Continuing Employee” or “Continuing Employees”	Section 7.17(a)
“DE LLC Act”	Recitals
“DRULPA”	Recitals
“Exchange Agent”	Section 3.5(a)
“Exchange Fund”	Section 3.5(a)
“Exchange Ratio”	Section 3.1(b)
“Exchangeable Notes”	Section 8.2(h)(i)
“Fee Payee”	Section 9.3(d)(i)
“Fee Payor”	Section 9.3(d)(i)
“Form S-4”	Section 4.5(b)
“Fractional Share Consideration”	Section 3.1(b)
“Heartland Lease”	Section 6.1(b)(ix)
“Indemnified Parties”	Section 7.6(a)
“Indemnification Agreements”	Section 7.6(a)
“intentional breach”	Section 9.2(a)
“Interim Period”	Section 6.1(a)
“JV Agreement”	Section 4.19(a)(x)
“Letter of Transmittal”	Section 3.5(c)(i)
“LTIP Consideration”	Section 3.4(a)

Term	Section Reference
“LTIP Fractional Unit Consideration”	Section 3.4(a)
“Mack Lease”	Section 6.1(b)(ix)
“Master Lease Expense Obligations”	Section 4.18(g)
“Maximum Premium”	Section 7.6(b)
“Merger Consideration”	Section 3.1(b)
“Merger Sub Board”	Recitals
“Mergers”	Recitals
“MGCL”	Recitals
“MRL”	Recitals
“New AMH OP Units”	Section 3.2(b)
“Notes Indenture”	Section 8.2(h)(i)
“Notes Trustee”	Section 8.2(h)(i)
“Notice of Recommendation Change”	Section 7.4(b)(iv)
“Notice Period”	Section 7.4(b)(iv)
“OP Merger Sub”	Preamble
“Organizational Documents”	Section 7.6(a)
“Outside Date”	Section 9.1(c)
“Parent Merger Effective Time”	Section 2.2(c)
“Parent Merger”	Recitals
“Partnership Fractional Unit Consideration”	Section 3.2(b)
“Partnership Merger Consideration”	Section 3.2(b)
“Partnership Merger Effective Time”	Section 2.1(c)
“Partnership Merger”	Recitals
“Party” or “Parties”	Preamble
“Proxy Statement”	Section 3.5(a)
“Qualified REIT Subsidiary”	Section 4.12(c)
“Qualifying Income”	Section 9.3(d)(i)
“REIT”	Section 4.12(c)
“Restructuring Transactions”	Section 2.7(a)
“Revocation Date”	Section 4.12(b)
“Revocation Statement”	Section 4.12(b)
“Superior Proposal”	Section 7.4(c)
“Takeover Statutes”	Section 4.26
“Taxable REIT Subsidiary”	Section 4.12(c)
“Transfer Taxes”	Section 7.11(b)

Term	Section Reference
“Voting Agreement”	Recitals

Section 1.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;
(d)    the words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(e)    the phrase “made available” in this Agreement means that the information referred to (i) has been posted in the electronic data room(s) maintained by such Party in connection with the transactions contemplated by this Agreement prior to the date of this Agreement, (ii) has been delivered in writing by such Party or (iii) is publicly available in unredacted form through the SEC’s EDGAR database;
(f)    any pronoun shall include the corresponding masculine, feminine and neuter forms;
(g)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and
(h)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II
THE MERGERS
Section 2.1    The Partnership Merger.
(i)    Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA and the DE LLC Act, at the Partnership Merger Effective Time, OP Merger Sub shall merge with and into ARP OP, with ARP OP continuing as the surviving entity and a wholly-owned subsidiary of AMH OP, and AMH OP continuing as the operating partnership of AMH. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA and the DE LLC Act.
(j)    The Parties shall cause the Partnership Merger to be consummated by filing, as soon as practicable on the Closing Date, a certificate of merger with respect to the Partnership Merger (the “Certificate of Partnership Merger”) the SSSD in accordance with the DRULPA and the DE LLC Act, in such form as required by, and executed in accordance with the relevant provisions of, the DRULPA and the DE LLC Act. The Parties shall make all other filings, recordings or publications required under the DRULPA and the DE LLC Act in connection with the Partnership Merger.
(k)    The Partnership Merger shall become effective upon such time as the Certificate of Partnership Merger has been filed with the SSSD, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the DRULPA as the effective time of the Partnership Merger, but not to exceed 30 days after the certificates of merger have been accepted for record by the relevant governmental office (the “Partnership Merger Effective Time”).
(l)    If the consummation of the Partnership Merger prior to the consummation of the Parent Merger (and, therefore, the Partnership Merger Effective Time occurring prior to the Parent Merger Effective Time), as is contemplated by this Agreement, would cause any of the Parties to incur a materially greater amount of Transfer Taxes or any other adverse Tax consequences than would be incurred if the Partnership Merger were consummated following the consummation of the Parent Merger (and, therefore, if the Partnership Merger Effective Time were to occur following the Parent Merger Effective Time), then, notwithstanding anything in this Agreement to the contrary, and with the written consent of AMH and ARPI (which consent shall not be unreasonably withheld, conditioned or delayed), the timing of the consummation of the Parent Merger and Partnership Merger shall be re-ordered so that the Partnership Merger shall occur and be consummated following the consummation of the Parent Merger (and, therefore, the Partnership Merger Effective Time will occur following the Parent Merger Effective Time).

Section 2.2    The Parent Merger.
(a)    Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DE LLC Act and the MGCL, at the Parent Merger Effective Time, ARPI shall be merged with and into AMH Merger Sub, with AMH Merger Sub continuing as the surviving entity. The Parent Merger will have the effects set forth in the DE LLC and the MGCL, as applicable.
(b)    The Parties shall cause the Parent Merger to be consummated by filing as soon as practicable on the Closing Date immediately after the Partnership Merger Effective Time, articles of merger with respect to the Parent Merger (the “Articles of Merger”) with the SDAT in accordance with the applicable provisions of the MGCL and a certificate of merger with respect to the Parent Merger (the “Certificate of Parent Merger”) with the SSSD in accordance with the applicable provisions of the DE LLC Act, in such form as required by, and executed in accordance with the relevant provisions of, the DE LLC Act and the MGCL. The Parties shall make all other filings, recordings or publications required under the DE LLC Act and MGCL in connection with the Parent Merger.
(c)    The Parent Merger shall become effective upon the later of such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the SDAT as the effective time of the Parent Merger, but not to exceed 30 days after the Articles of Merger, as applicable, have been accepted for record by the SDAT (the “Parent Merger Effective Time”), it being understood and agreed that the Parties shall cause the Parent Merger Effective Time to occur on the Closing Date as soon as practicable following the Partnership Merger Effective Time.
Section 2.3    Closing. The closing (the “Closing”) of the Mergers will take place at the date and time mutually agreed upon by the Parties (but in no event later than the third Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or at such other date and time as may be mutually agreed in writing by the Parties (the “Closing Date”); provided, however, that if the Closing would otherwise occur on a date that is within 30 days prior to the end of AMH’s then-current fiscal quarter, AMH may elect to defer the Closing to the first Business Day after the end of such fiscal quarter. The Closing shall take place at the offices of Hogan Lovells US LLP, 1999 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067, or at such other place as mutually agreed to by the Parties.
Section 2.4    Governing Documents. The limited liability company agreement of AMH Merger Sub, as in effect immediately prior to the Parent Merger Effective Time, shall be the limited liability company agreement of the surviving entity in the Parent Merger immediately following the Parent Merger Effective Time, until further amended in accordance with applicable Law. The agreement of limited partnership of ARP OP in effect immediately prior to the Partnership Merger Effective Time shall be the agreement of limited partnership of the surviving entity in the Partnership Merger immediately following Partnership Merger Effective Time, until further amended in accordance with the terms thereof and applicable Law.

Section 2.5    Board of Trustees. Immediately following the Parent Merger Effective Time, the AMH Board shall be increased to nine members and the AMH Board shall fill the newly created vacancy by immediately appointing to the AMH Board the Person designated by the ARPI Board prior to the Closing Date who shall (i) be one of the current members of the ARPI Board who is reasonably acceptable to the AMH Board, (ii) not have been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulations S-K under the Securities Act and the Exchange Act and (iii) qualify as an independent trustee of AMH based on the independence standards set forth in the NYSE Listed Company Manual or any NYSE rules related thereto as determined by the nominating committee of the AMH Board (the “ARPI Designee”), to serve until the 2016 annual meeting of AMH’s shareholders (and until their successors have been duly elected and qualified) and who shall be nominated by the AMH Board for reelection at the 2016 annual meeting of AMH’s shareholders, in all cases subject to the satisfaction and compliance of such ARPI Designee with AMH’s then-current corporate governance guidelines and code of business conduct and ethics.
Section 2.6    Tax Consequences. It is intended that, for federal income tax purposes, (i) the Parent Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code and (ii) the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with AMH OP being a continuation of ARP OP pursuant to Treasury Regulations Section 1.708‑1(c)(1) and with the holders of ARP OP Units and ARPI LTIP Units (other than ARPI and ARP GP) being treated as selling their ARP OP Units and ARPI LTIP Units to AMH OP in exchange for the Partnership Fractional Unit Consideration and LTIP Fractional Unit Consideration, as applicable, as provided in this Agreement. The holders of ARP OP Units and ARPI LTIP Units (other than ARPI and ARP GP) consent to being treated as selling their ARP OP Units and ARPI LTIP Units to AMH OP in exchange for the Partnership Fractional Unit Consideration and LTIP Fractional Unit Consideration, as applicable, as provided in this Agreement.
Section 2.7    Other Transactions.
(a)    AMH shall have the option, in its sole discretion and without requiring the further consent of any of ARPI, ARP GP, ARP OP, any ARPI Subsidiary, the ARPI Board, or stockholders or unitholders of any of ARPI, ARP GP, ARP OP or any ARPI Subsidiary, upon reasonable notice to ARPI, to request that ARPI, immediately prior to the Closing, (i) convert or cause the conversion of one or more ARPI Subsidiaries that are organized in a particular state to be domiciled in a different state, or convert or cause the conversion of one or more ARPI Subsidiaries that are organized as corporations into limited liability companies (or other entities) and one or more ARPI Subsidiaries that are organized as limited partnerships or limited liability companies into other entities, on the basis of organizational documents as reasonably requested by AMH, (ii) sell or cause to be sold all of the capital stock, shares of beneficial interests, partnership interests, limited liability company interests or other ownership interests owned, directly or indirectly, by ARPI, ARP GP or ARP OP in one or more ARPI Subsidiaries to any Person at a price and on terms all as designated by AMH, (iii) sell or cause to be sold any of the assets of ARPI, ARP GP, ARP OP or one or more ARPI Subsidiaries to any Person at a price and on terms all as designated by AMH and (iv) cause ARPI, ARP GP, ARP OP or any ARPI Subsidiary to transfer assets to one or more ARPI

Subsidiaries (such transactions contemplated by clauses (i), (ii), (iii) and (iv) being “Restructuring Transactions”).
(b)    Notwithstanding the foregoing, (i) none of the Restructuring Transactions shall delay or prevent the Closing, (ii) the Restructuring Transactions shall be implemented as close as possible to the Closing (but after AMH shall have waived (to the extent permissible) or confirmed that all of the conditions to AMH’s, AMH OP’s, AMH Merger Sub’s and OP Merger Sub’s obligations to consummate the Mergers set forth in Section 8.1 and Section 8.2 have been satisfied), (iii) none of ARPI, ARP GP, ARP OP or any ARPI Subsidiary shall be required to take any action in contravention of any Law, its Organizational Documents or any ARPI Material Contract, (iv) the consummation of any such Restructuring Transactions shall be contingent upon the receipt by ARPI of a written notice from AMH confirming that all of the conditions to AMH’s, AMH OP’s, AMH Merger Sub’s and OP Merger Sub’s obligations to consummate the Mergers set forth in Section 8.1 and Section 8.2 have been satisfied (or, at the option of AMH, waived) and that AMH, AMH OP, AMH Merger Sub and OP Merger Sub are prepared to proceed immediately with the Closing and any other evidence reasonably requested by ARPI that the Closing will occur (it being understood that in any event the Restructuring Transactions will be deemed to have occurred prior to the Closing), (v) the Restructuring Transactions (or the inability to complete the Restructuring Transactions) shall not affect or modify in any respect the obligations of AMH, AMH OP, AMH Merger Sub and OP Merger Sub under this Agreement, including payment of the Merger Consideration, the Partnership Merger Consideration and the LTIP Consideration, (vi) none of ARPI, ARP GP, ARP OP or any ARPI Subsidiary shall be required to take any such action that could adversely affect the classification of ARPI as, or its qualification for taxation as, a REIT prior to the Parent Merger Effective Time, and (vii) none of ARPI, ARP GP, ARP OP or any ARPI Subsidiary shall be required to take any such action that would reasonably be expected to result in an amount of Taxes being imposed on, or other adverse Tax consequences to, any stockholder or other equity interest holder of ARPI or ARP OP (in such person’s capacity as a stockholder or other equity interest holder of ARPI or ARP OP), or other material adverse consequences to the stockholders or other equity interest holders of ARPI or ARP OP as a whole, that are incrementally greater or more adverse, as the case may be, than the Taxes or other adverse consequences to such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.7 unless such holders are indemnified by the AMH Parties for such incremental Taxes or other consequences (provided that, for the avoidance of doubt, this clause (vii) shall prohibit AMH from requiring ARPI to take any action that will trigger any liability under any ARPI Tax Protection Agreement).
(c)    ARPI shall use its reasonable best efforts to cooperate with AMH in connection with any Restructuring Transaction. AMH shall, upon request by ARPI or ARP OP, advance to ARPI or ARP OP all reasonable out-of-pocket costs to be incurred by ARPI or ARP OP or, promptly upon request by ARPI or ARP OP, reimburse ARPI or ARP OP for all reasonable out-of-pocket costs incurred by ARPI or ARP OP in connection with any actions taken by ARPI or ARP OP in accordance with this Section 2.7 (including reasonable fees and expenses of their Representatives). Without limiting the foregoing, none of the representations, warranties or covenants of the ARPI Parties shall be deemed to apply to, or be deemed breached or violated by, any of the Restructuring Transactions.

ARTICLE III
EFFECTS OF THE MERGERS
Section 3.1    Effects on Shares. At the Parent Merger Effective Time and by virtue of the Parent Merger and without any further action on the part of AMH, ARPI, or the holders of any securities of AMH or ARPI:
(d)    Cancellation of ARPI Common Stock. Each share of ARPI Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time that is held by AMH, any AMH Subsidiary or any wholly-owned ARPI Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no payment shall be made with respect thereto.
(e)    Conversion of ARPI Common Stock. Each share of ARPI Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) and subject to Section 3.4(b), each share of ARPI Common Stock subject to an ARPI Restricted Stock Award that vests or that is subject to forfeiture restrictions that fully lapse immediately prior to the Parent Merger Effective Time in accordance with the terms of the ARPI Employee Benefit Plan relating to such shares and that is issued and outstanding immediately prior to the Parent Merger Effective Time shall automatically be converted into the right to receive 1.135 (as the same may be adjusted pursuant to Section 3.3, the “Exchange Ratio”) validly issued, fully paid and non-assessable AMH Common Shares (the “Merger Consideration”), without interest. All shares of ARPI Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the stock transfer books of ARPI (a “Book-Entry Share”) that immediately prior to the Parent Merger Effective Time represented shares of ARPI Common Stock shall cease to have any rights with respect to such shares of ARPI Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.8, cash in lieu of fractional AMH Common Shares into which such shares of ARPI Common Stock have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.5(d).
(f)    Stock Transfer Books. At the Parent Merger Effective Time, the stock transfer books of ARPI shall be closed and thereafter there shall be no further registration of transfers of the shares of ARPI Common Stock. From and after the Parent Merger Effective Time, holders of shares of ARPI Common Stock immediately prior to the Parent Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On and after the Parent Merger Effective Time, any Certificates or Book-Entry Shares of ARPI presented to the Exchange Agent, AMH or the transfer agent for any reason shall be exchanged as provided in this Article III with respect to the shares of ARPI Common Stock formerly represented thereby.
(g)    AMH Common Shares. Each AMH Common Share issued and outstanding immediately prior to the Parent Merger Effective Time shall remain issued and outstanding following the Parent Merger Effective Time.

(h)    AMH Merger Sub Common Stock. All membership interests of AMH Merger Sub issued and outstanding immediately prior to the Parent Merger Effective Time shall remain issued and outstanding following the Parent Merger Effective Time.
Section 3.2    Effects on Partnership Interests.
(a)    Conversion of OP Merger Sub Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of AMH OP, OP Merger Sub, ARP OP, or the holders of ARP OP Units, AMH OP Units or membership interests in the OP Merger Sub, (i) the membership interests in OP Merger Sub held by AMH OP and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one validly issued limited partnership interest of ARP OP and AMH OP shall be admitted as the sole limited partner of ARP OP, and (ii) a newly formed wholly-owned Subsidiary of AMH OP shall be issued one validly issued partnership interest of ARP OP and shall be admitted as the sole general partner of ARP OP.
(b)    Conversion of ARP OP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of AMH OP, OP Merger Sub, ARP OP or the holders of ARP OP Units or AMH OP Units, (i) the general partner interests in ARP OP shall be transferred from ARP GP to ARPI, (ii) each ARP OP Unit held by ARPI (including the general partnership interest transferred from ARP GP to ARPI in clause (i) above) issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into validly issued limited partnership interests in AMH OP (“New AMH OP Units”) in an amount equal to the Exchange Ratio, and ARPI shall be admitted as a limited partner of AMH OP in accordance with the terms of the limited partnership agreement of AMH OP following the Partnership Merger Effective Time, and (iii) each ARP OP Unit (other than the general partner interests in ARP OP, the ARP OP Units held by ARPI, the ARPI LTIP Units and any ARP OP Units that were received upon conversion of ARPI LTIP Units) shall automatically be converted into validly issued New AMH OP Units in an amount equal to the Exchange Ratio (the “Partnership Merger Consideration”), in each case without interest, including the right, if any, to receive, pursuant to Section 3.8, cash in lieu of fractional New AMH OP Units into which such ARP OP Units have been converted pursuant to this Section 3.2(b) (the “Partnership Fractional Unit Consideration”), and each holder of the New AMH OP Units shall be admitted as a new limited partner of AMH OP in accordance with the limited partnership agreement of AMH OP following the Partnership Merger Effective Time.
Section 3.3    Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii) and Section 6.1(b)(iii), if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, ARPI should split, combine or otherwise reclassify shares of ARPI Common Stock, or make a dividend or other distribution in shares of ARPI Common Stock (including any dividend or other distribution of securities convertible into shares of ARPI Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the other Parties), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(b)(ii) and Section 6.2(b)(iii), if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, AMH should split, combine or otherwise reclassify the AMH Common Shares, or make a dividend or other distribution in AMH Common Shares (including any dividend or other distribution of securities convertible into AMH Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the other Parties hereunder) the Exchange Ratio shall be ratably adjusted to reflect any such change.
Section 3.4    ARPI LTIP Units and Restricted Stock Awards.
(b)    Immediately prior to the Partnership Merger Effective Time, (i) each issued and outstanding, unvested ARPI LTIP Unit that is subject to time-based vesting restrictions shall automatically become fully vested, (ii) each issued and outstanding, unvested ARPI LTIP Unit that is subject to performance-based vesting and that was granted on a date prior to January 1, 2015 and prior to the date hereof shall automatically become fully vested, and (iii) each issued and outstanding, unvested ARPI LTIP Unit that is subject to performance-based vesting and that was granted on, or on a date following, January 1, 2015 and prior to the date hereof shall automatically vest based on actual performance up to the Partnership Merger Effective Time in accordance with the terms of the ARPI Employee Benefit Plan relating to such ARPI LTIP Units. All issued and outstanding, unvested ARPI LTIP Units that do not become vested immediately prior to the Partnership Merger Effective Time in accordance with the preceding sentence shall be immediately forfeited and void. At the Partnership Merger Effective Time, each issued and outstanding, vested ARPI LTIP Unit shall automatically be converted into New AMH OP Units in an amount equal to the Exchange Ratio (the “LTIP Consideration”), without interest, including the right, if any, to receive, pursuant to Section 3.8, cash in lieu of fractional New AMH OP Units into which such ARPI LTIP Units have been converted pursuant to this Section 3.4(a) (the “LTIP Fractional Unit Consideration”), and each holder of the New AMH OP Units shall be admitted as a limited partner of AMH OP in accordance with the terms of the limited partnership agreement of AMH OP following the Partnership Merger Effective Time.
(c)    At the Parent Merger Effective Time, all issued and outstanding shares of ARPI Common Stock that are subject to vesting or forfeiture restrictions that do not lapse immediately prior to the Parent Merger Effective Time in accordance with the terms of the ARPI Employee Benefit Plan relating to such shares shall be converted into the right to receive a number of AMH Common Shares calculated pursuant to Section 3.1(b) that are subject to the same vesting and forfeiture conditions and other terms and conditions as are applicable to such shares immediately prior to the Parent Merger Effective Time.
(d)    Prior to the Partnership Merger Effective Time and Parent Merger Effective Time, ARPI shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of Section 3.1(b) (as it relates to ARPI Restricted Stock Awards) and this Section 3.4. From and after the Partnership Merger Effective Time and Parent Merger Effective Time, unless the compensation committee of the AMH Board determines otherwise, all references to ARPI in the ARPI Equity Incentive Plan and in each agreement evidencing any ARPI Restricted Stock Awards, ARPI LTIP Units or any other ARPI equity-based award, shall be deemed (A) for all purposes relating to employment, consultancy or directorship (or words of similar meaning), to refer to AMH and its Subsidiaries and (B) for all other purposes, to refer to AMH.

Section 3.5    Exchange of Certificates.
(a)    Not fewer than five days prior to dissemination of a proxy statement in preliminary and definitive form relating to the ARPI Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), AMH shall appoint a bank or trust company reasonably satisfactory to ARPI to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b) and Section 3.8. On or before the Partnership Merger Effective Time, AMH shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of AMH Common Shares in book-entry form issuable pursuant to Section 3.1(b) equal to the aggregate Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.5(d) (such evidence of book-entry AMH Common Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of ARPI Common Stock. AMH shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on AMH Common Shares in accordance with Section 3.5(d) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.
(b)    The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by AMH. Interest and other income on the Exchange Fund shall be the sole and exclusive property of AMH. No investment of the Exchange Fund shall relieve AMH or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, AMH shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy AMH’s obligations hereunder for the benefit of the holders of shares of ARPI Common Stock at the Parent Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.
(c)    Exchange Procedures.
(i)    As promptly as practicable following the Parent Merger Effective Time (but in no event later than five Business Days thereafter), AMH shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share (A) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass only upon proper delivery of the Certificates or Book-Entry Shares (or affidavits of loss in lieu thereof) to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as AMH and ARPI may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of ARPI Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 and dividends or other distributions on AMH Common Shares in accordance with Section 3.5(d).

(ii)    Upon surrender of a Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each ARPI Common Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article III plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on AMH Common Shares in accordance with Section 3.5(d) to be mailed or delivered by wire transfer promptly following the later to occur of (A) the Parent Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.5, each Certificate and Book-Entry Share shall be deemed, at any time after the Parent Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any distributions to which such holder is entitled pursuant to Section 3.5(d) hereof.
(iii)    In the event of a transfer of ownership of shares of ARPI Common Stock that is not registered in the transfer records of ARPI, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered in accordance with the procedures set forth in this Section 3.5(c) shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of AMH that such Tax either has been paid or is not applicable.
(d)    Dividends with Respect to AMH Common Shares. No dividends or other distributions with respect to AMH Common Shares with a record date after the Parent Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the AMH Common Shares issuable hereunder, and all such dividends and other distributions shall be paid by AMH to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Parent Merger Effective Time theretofore paid with respect to such AMH Common Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Parent Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such AMH Common Shares.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to AMH Common Shares) which remains undistributed to the holders of shares of ARPI Common Stock for 12 months after the Parent Merger Effective Time shall be delivered to AMH, upon demand, and any former holders of shares of ARPI Common Stock prior to the Parent Merger who have not theretofore complied with this Article III shall thereafter look only to AMH for payment of the Merger Consideration.
(f)    No Liability. None of the AMH Parties, the ARPI Parties or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of AMH, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
Section 3.6    Withholding Rights. The Parties, ARP OP, AMH OP, OP Merger Sub, the respective Affiliates of the foregoing and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Fractional Share Consideration, the Partnership Merger Consideration, the Partnership Fractional Unit Consideration, the LTIP Consideration and the LTIP Fractional Unit Consideration (and any other consideration otherwise payable pursuant to this Agreement), such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Section 3.7    Structure. Each party hereto shall cooperate reasonably in the consideration of any changes regarding the structure of the transactions contemplated herein; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of shares of ARPI Common Stock or ARP OP Units as currently contemplated in this Agreement, (b) reasonably be expected to impose any material impediment or delay, or condition to, consummation of the Mergers, (c) adversely affect, including with respect to federal income tax treatment, any of the parties hereto or the holders of shares of ARPI Common Stock or ARP OP Units in connection with the Mergers, (d) require submission to or approval by holders of shares of ARPI Common Stock after the ARPI Stockholder Approval or require approval by AMH’s stockholders under any applicable Law or NYSE rule, or (e) require submission to or approval by holders of ARP OP Units (other than to the extent solely from ARP GP, as general partner of ARP OP). In the event that the Parties mutually agree to make such a change, the Parties agree to execute appropriate documents to reflect the change.

Section 3.8    No Fractional Shares or New AMH OP Units. Notwithstanding any other provision of this Agreement, each holder of shares of ARPI Common Stock converted pursuant to the Parent Merger and each holder of ARP OP Units and ARPI LTIP Units converted pursuant to the Partnership Merger who would otherwise have been entitled to receive a fraction of an AMH Common Share or a New AMH OP Unit, as applicable, shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of an AMH Common Share or New AMH OP Unit, as applicable, multiplied by the VWAP of AMH Common Shares.
Section 3.9    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AMH, the posting by such Person of a bond in such reasonable amount as AMH may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration and any distributions to which such holder is entitled pursuant to this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ARPI
Except (a) as set forth in the disclosure letter that has been prepared by the ARPI Parties and delivered by the ARPI Parties to the AMH Parties in connection with the execution and delivery of this Agreement (the “ARPI Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the ARPI Disclosure Letter with respect to any Section or subsection of this Article IV shall be deemed disclosed with respect to any other Section or subsection of this Article IV to the extent such relationship is reasonably apparent on the face of such disclosure; provided that nothing in the ARPI Disclosure Letter is intended to broaden the scope of any representation or warranty of the ARPI Parties made herein and (y) except as expressly set forth in the ARPI Disclosure Letter, no reference to or disclosure of any item or other matter in the ARPI Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the ARPI Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which ARPI or any of the ARPI Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 4.3, Section 4.7, Section 4.9 and Section 4.12, as disclosed in publicly available ARPI SEC Documents filed with the SEC (including ARPI SEC Documents that are deemed to be furnished and not filed) on or after January 1, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, and excluding any generic disclosures), the ARPI Parties hereby jointly and severally represent and warrant to the AMH Parties that:

Section 4.1    Organization and Qualification; Subsidiaries.
(a)    ARPI is a corporation validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. ARPI is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an ARPI Material Adverse Effect.
(b)    Each ARPI Subsidiary is a validly existing corporation, limited partnership or limited liability company, as the case may be, and is in good standing (to the extent applicable) under the Law of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an ARPI Material Adverse Effect.
(c)    Section 4.1(c) of the ARPI Disclosure Letter sets forth a true and complete list of the ARPI Subsidiaries and their respective jurisdiction of incorporation, formation or organization, as the case may be, the type of and percentage of interest held, directly or indirectly, by ARPI in each ARPI Subsidiary and the applicable ARPI Subsidiaries through which ARPI indirectly holds such interests.
(d)    Except as set forth in Section 4.1(d) of the ARPI Disclosure Letter, neither ARPI nor any ARPI Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the ARPI Subsidiaries and investments in short-term investment securities).
Section 4.2    Organizational Documents. ARPI has made available to AMH complete and correct copies of (i) the ARPI Charter and the ARPI Bylaws, (ii) the ARP OP Agreement and the certificate of limited partnership of ARP OP, and (iii) the organizational documents of each ARPI Subsidiary, in each case as in effect on the date hereof. Article XV of the ARPI Bylaws is no longer in force or effect.
Section 4.3    Capital Structure.
(a)    The authorized capital stock of ARPI consists of 500,000,000 shares of ARPI Common Stock and 100,000,000 shares of preferred stock, $0.01 par value per share. At the close of business on the date hereof, (i) 32,206,102 shares of ARPI Common Stock were issued and outstanding, (ii) no shares of preferred stock of ARPI (“ARPI Preferred Stock”) were issued and outstanding, (iii) 372,898 shares of ARPI Common Stock were available for grant under the ARPI Equity Incentive Plan, (iv) 175,000 shares of ARPI Common Stock were reserved for issuance upon redemption of outstanding ARP OP Units, and (v) 6,612,995 shares of ARPI Common Stock were reserved for issuance upon exchange of outstanding Exchangeable Notes. Section 4.3(a)(i) of the ARPI Disclosure Letter sets forth the “Exchange Rate” pursuant to the Notes Indenture, after giving effect to any adjustments, as in effect on the date hereof. Section 4.3(a)(ii) of the ARPI Disclosure Letter sets forth the complete and correct list, as of the date of this Agreement, of the total number of outstanding ARPI LTIP Units and ARPI Restricted Stock Awards, the number of shares of ARPI Common Stock into which such ARPI LTIP Units are convertible, the name of the holder, the vesting status and criteria and the grant date. All issued and outstanding shares of capital stock of ARPI are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of ARPI having the right to vote (or convertible into, or currently exchangeable for, securities having the right to vote) on any matter on which holders of shares of ARPI Common Stock may vote. There are no options to purchase ARPI Common Stock outstanding under the ARPI Equity Incentive Plan or otherwise. There are no other rights to purchase or receive shares of ARPI Common Stock granted under the ARPI Equity Incentive Plan or otherwise, other than upon redemption of ARP OP Units outstanding or issued to holders of ARPI LTIP Units under the ARP OP Agreement. There has been no “Adjustment Event” or changes to the “Conversion Factor” under the ARP OP Agreement since May 11, 2012.
(b)    All of the outstanding shares of capital stock of each of the ARPI Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each of the ARPI Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the ARPI Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and non-assessable. Except as set forth in Section 4.3(b) of the ARPI Disclosure Letter, ARPI owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the ARPI Subsidiaries owned by ARPI or an ARPI Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and except as set forth in Section 4.3(b) of the ARPI Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any ARPI Subsidiary owned by ARPI or an ARPI Subsidiary or which would require any ARPI Subsidiary to issue or sell any shares of such ARPI Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such ARPI Subsidiary capital stock or ownership interests.
(c)    Except as set forth in this Section 4.3 or in Section 4.3(c) of the ARPI Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which ARPI or any ARPI Subsidiary is a party or by which any of them is bound, obligating ARPI or any ARPI Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of ARPI Common Stock, ARPI Preferred Stock, ARPI LTIP Units or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of ARPI or any of the ARPI Subsidiaries or obligating ARPI or any ARPI Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the ARPI Disclosure Letter, there are no outstanding contractual obligations of ARPI or any ARPI Subsidiary to repurchase, redeem or otherwise acquire any shares of ARPI Common Stock, ARPI Preferred Stock, ARPI LTIP Units or other equity securities of ARPI or any ARPI Subsidiary. Neither ARPI nor any ARPI Subsidiary is a party to or, to the Knowledge of ARPI, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of ARPI or any of the ARPI Subsidiaries.
(d)    ARPI does not have a “poison pill” or similar stockholder rights plan.
(e)    Except as set forth in Section 4.3(e) of the ARPI Disclosure Letter, neither ARPI nor any ARPI Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.
(f)    Except as set forth in Section 4.3(f) of the ARPI Disclosure Letter, all dividends or other distributions on the shares of ARPI Common Stock and any material dividends or other distributions on any securities of any ARPI Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
(g)    ARPI is the sole member of ARP GP. ARP GP is the sole general partner of ARP OP.
(h)    Section 4.3(h) of the ARPI Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in ARP OP.
(i)    No shares of ARPI Common Stock were repurchased pursuant to ARPI’s stock repurchase program announced on November 4, 2015 and such program has been suspended.
Section 4.4    Authority.
(a)    ARPI has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the ARPI Stockholder Approval, to consummate the transactions contemplated by this Agreement to which ARPI is a party, including the Parent Merger. The execution and delivery of this Agreement by ARPI and the consummation by ARPI of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of ARPI are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the ARPI Stockholder Approval, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and to the filing of the Certificate of Parent Merger with the SSSD, and, with respect to the Partnership Merger, the filing of the Certificate of Partnership Merger with the SSSD. This Agreement has been duly executed and delivered by ARPI and, assuming due authorization, execution and delivery by each of AMH, AMH OP and OP Merger Sub, constitutes a legally valid and binding obligation of ARPI enforceable against ARPI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)    The ARPI Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and approved, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger and the other transactions contemplated by this Agreement be submitted for approval at the ARPI Stockholder Meeting, and (iii) recommended that the stockholders of ARPI vote in favor of the approval of the Parent Merger and the other transactions contemplated by this Agreement (the “ARPI Recommendation”) and to include such recommendation in the Prospectus/Proxy Statement, subject to Section 7.4.
(c)    ARP OP has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Partnership Merger. The execution and delivery of this Agreement by ARP OP and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of ARP OP are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the filing of the Certificate of Partnership Merger with the SSSD. This Agreement has been duly executed and delivered by ARP OP, and assuming due authorization, execution and delivery by each of AMH, AMH OP and OP Merger Sub, constitutes a legally valid and binding obligation of ARP OP, enforceable against ARP OP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 4.5    No Conflict; Required Filings and Consents.
(a)    Except as set forth in Section 4.5(a) of the ARPI Disclosure Letter, the execution and delivery of this Agreement by each of ARPI and ARP OP do not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the ARPI Stockholder Approval, conflict with or violate any provision of (A) the ARPI Charter or the ARPI Bylaws (B) the ARP OP Agreement or the certificate of limited partnership of ARP OP or (C) any equivalent organizational or governing documents of any other ARPI Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to ARPI or any ARPI Subsidiary or by which any property or asset of ARPI or any ARPI Subsidiary is bound, or (iii) assuming receipt of the ARPI Stockholder Approval, require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of ARPI or any ARPI Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of ARPI or any ARPI Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which ARPI or any ARPI Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have an ARPI Material Adverse Effect or to prevent or materially impair the ability of the ARPI Parties to consummate the Mergers in the manner contemplated hereby on or before the Outside Date.
(b)    The execution and delivery of this Agreement by each of ARPI and ARP OP do not, and the performance of this Agreement by each of ARPI and ARP OP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Prospectus/Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the issuance of the AMH Common Share to the holders of ARPI Common Stock in the Parent Merger will be registered pursuant to the Securities Act and in which the Prospectus/Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (x) the Articles of Merger with the SDAT, (y) the Certificate of Parent Merger with the SSSD and (z) appropriate documents with the relevant authorities of the other jurisdictions in which ARPI and AMH and their respective Subsidiaries are qualified to do business, (iv) the filing of the Certificate of Partnership Merger with the SSSD, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have an ARPI Material Adverse Effect or to prevent or materially impair the ability of the ARPI Parties to consummate the Mergers in the manner contemplated hereby on or before the Outside Date.
(c)    The Mergers and the consummation of the other transactions contemplated hereby do not constitute a “Fundamental Change” or a “Make-Whole Fundamental Change” pursuant to the Notes Indenture or the Exchangeable Notes issued thereunder.
(d)    There are no appraisal or dissenting share rights under Maryland law, the Organizational Documents of any of the ARPI Parties or otherwise applicable with respect to the ARPI stockholders or holders of ARP OP Units pursuant to the Mergers.

Section 4.6    Permits; Compliance with Law.
(a)    Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.17 or Section 4.18, which are addressed solely in those Sections, ARPI and each ARPI Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for ARPI and each ARPI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “ARPI Permits”), and all the ARPI Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the ARPI Permits, individually or in the aggregate, has not had and would not reasonably be expected to have an ARPI Material Adverse Effect. All applications required to have been filed for the renewal of the ARPI Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to the ARPI Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have an ARPI Material Adverse Effect. Neither ARPI nor any ARPI Subsidiary has received any claim or notice nor has any Knowledge indicating that ARPI or any ARPI Subsidiary is currently not in material compliance with the terms of any material ARPI Permit.
(b)    Neither ARPI nor any ARPI Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to ARPI or any ARPI Subsidiary or by which any property or asset of ARPI or any ARPI Subsidiary is bound (except for any Law addressed in Section 4.16, Section 4.17 or Section 4.18), or (ii) any ARPI Permits (except for the ARPI Permits addressed in Section 4.17 or Section 4.18), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have an ARPI Material Adverse Effect.
Section 4.7    SEC Documents; Financial Statements.
(a)    ARPI has made available to AMH (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by ARPI and ARP OP with the SEC since May 11, 2012 (the “ARPI SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 4.7 of the ARPI Disclosure Letter, as of their respective dates, the ARPI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ARPI SEC Documents and none of the ARPI SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been updated by later ARPI SEC Documents filed, or deemed furnished and not filed, and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Prospectus/Proxy Statement that were not supplied by or on behalf of ARPI or its representatives. Neither ARPI nor ARP OP has any outstanding and unresolved comments from the SEC with respect to the ARPI SEC Documents. No ARPI Subsidiary is required to file any form or report with the SEC.
(b)    ARPI has made available to AMH complete and correct copies of all written correspondence between the SEC, on one hand, and ARPI or ARP OP, on the other hand, since May 11, 2012. At all applicable times, ARPI and ARP OP have both complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.
(c)    The consolidated financial statements of ARPI and the ARPI Subsidiaries included or incorporated by reference in the ARPI SEC Documents, including the related notes and schedules, complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of ARPI and the ARPI Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of ARPI and the ARPI Subsidiaries for the periods presented therein.
(d)    ARPI and the ARPI Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. ARPI (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to ARPI, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of ARPI by others within those entities, and (ii) has disclosed to the Knowledge of ARPI, based on its most recent evaluation prior to the date of this Agreement, to ARPI’s outside auditors and the audit committee of the ARPI Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect ARPI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ARPI’s internal controls over financial reporting. Since May 11, 2012, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any ARPI SEC Document has been so disclosed.
Section 4.8    Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 4.8 of the ARPI Disclosure Letter, since January 1, 2013, ARPI and each ARPI Subsidiary have conducted their business in all material respects in the ordinary course consistent with past practice except for the transactions contemplated by this Agreement. Since January 1, 2013, there has not been any ARPI Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, has had or would reasonably be expected to have an ARPI Material Adverse Effect.
Section 4.9    No Undisclosed Material Liabilities. Except as set forth in Section 4.9 of the ARPI Disclosure Letter or as otherwise would not have or reasonably be expected to have an ARPI Material Adverse Effect, there are no liabilities of ARPI or any of the ARPI Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of ARPI or the notes thereto, or, to ARPI’s Knowledge, any other liabilities, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due, and whether or not required to be reflected or recorded on a balance sheet under GAAP, in each case other than: (i) liabilities adequately provided for on the balance sheet of ARPI dated as of September 30, 2015 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to September 30, 2015. The aggregate Expenses incurred, or to be incurred, by the ARPI Parties at or prior to the Closing will not exceed $14,000,000.
Section 4.10    No Default. Except as set forth on Section 4.10 of the ARPI Disclosure Letter, neither ARPI nor any of the ARPI Subsidiaries is in default or violation (and to the Knowledge of ARPI, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the ARPI Charter or the ARPI Bylaws (B), the ARP OP Agreement or the certificate of limited partnership of ARP OP or (C) the comparable charter or organizational documents of any of the other ARPI Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which ARPI or any of the ARPI Subsidiaries is a party or by which ARPI, any of the ARPI Subsidiaries or any of their respective properties or assets is bound, including the Notes Indenture, the Securitization Facility and the ARPI Credit Facility, or (iii) any Order, statute, rule or regulation applicable to ARPI or any of the ARPI Subsidiaries, except in the case of clause (iii) for defaults or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have an ARPI Material Adverse Effect.
Section 4.11    Litigation. Except as set forth in Section 4.11 of the ARPI Disclosure Letter, as of the date of this Agreement, (a) there is no material Action pending or, to the Knowledge of ARPI, threatened in writing by or before any Governmental Authority against ARPI or any ARPI Subsidiary or any director or officer of ARPI or any ARPI Subsidiary, and (b) neither ARPI nor any ARPI Subsidiary, nor any of ARPI’s nor any ARPI Subsidiary’s respective property, is subject to any outstanding material Order of any Governmental Authority.
Section 4.12    Taxes.
(a)    Except as set forth in Section 4.12(a) of the ARPI Disclosure Letter, ARPI and each ARPI Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Except as set forth in Section 4.12(a) of the ARPI Disclosure Letter, ARPI and each ARPI Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax return. Neither ARPI nor any of its Subsidiaries has received a written claim, or to the Knowledge of ARPI, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(b)    ARPI was formed under the laws of Maryland as a corporation on March 30, 2012. On April 6, 2012, ARPI filed a valid election to be treated as an S corporation with an effective date of March 30, 2012. ARPI revoked its tax status as an S corporation by filing a properly executed statement providing that it revokes the election made under Code Section 1362(a) (the “Revocation Statement”) effective as of May 10, 2012 (the “Revocation Date”). ARPI obtained the properly executed consent of stockholders holding a majority of its issued and outstanding shares of common stock on the Revocation Date and attached such consents to the Revocation Statement. ARPI filed the Revocation Statement with the IRS service center in Ogden, UT, the service center with which ARPI filed its S corporation election. The Revocation Statement and the stockholder consents attached thereto complied in all respects with the requirements set forth under Treasury Regulations Sections 1.1362-6(a)(3) and 1.1362-6(b).
(c)    ARPI (i) for all taxable years commencing May 10, 2012 and through December 31, 2014, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since May 10, 2012 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending with the Parent Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and to the Knowledge of ARPI, no such challenge is pending or threatened. No entity in which ARPI owns an interest, directly or indirectly, is a corporation for federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”). Section 4.12(c) of the ARPI Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of ARPI, and each entity in which ARPI owns an interest not set forth in Section 4.12(c) of the ARPI Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from ARPI or an entity in which ARPI owns an interest for federal income tax purposes. Taking into account all distributions to be made by ARPI prior to the Parent Merger Effective Time, ARPI will have distributed cash to its stockholders in its taxable year ending with the Parent Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Parent Merger, and ARPI will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Parent Merger.
(d)    Each ARPI Subsidiary that is a partnership, joint venture or limited liability company and has not elected to be a Taxable REIT Subsidiary has been since its formation treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e)    (i) There are no audits, investigations by any Governmental Authority or other proceedings on-going or, to the Knowledge of ARPI, threatened with regard to any Taxes or Tax Returns of ARPI or any ARPI Subsidiary; (ii) to the Knowledge of ARPI, except as set forth in Section 4.12(e)(ii) of the ARPI Disclosure Letter, no deficiency for Taxes of ARPI or any ARPI Subsidiary has been claimed, proposed or assessed in writing or threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith; (iii) except as set forth in Section 4.12(e)(iii) of the ARPI Disclosure Letter, neither ARPI nor any ARPI Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return obtained in the ordinary course of business; and (1) except as set forth in Section 4.12(e) of the ARPI Disclosure Letter, neither ARPI nor any of the ARPI Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)    Neither ARPI nor any ARPI Subsidiary hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.
(g)    Beginning with its taxable year ended December 31, 2012, (i) ARPI and the ARPI Subsidiaries have not incurred any liability for material Taxes under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid and shall not incur any such liability for such Taxes in the taxable year ending on the Closing Date, and (ii) neither ARPI nor any ARPI Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon ARPI or the ARPI Subsidiaries.
(h)    ARPI and the ARPI Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(i)    There are no ARPI Tax Protection Agreements in force, and no person has raised in writing, or, to the Knowledge of ARPI, threatened to raise, a material claim against ARPI or any ARPI Subsidiary for any breach of any ARPI Tax Protection Agreements. As used herein, “ARPI Tax Protection Agreements” means any written agreement to which ARPI or any ARPI Subsidiary is a party (i) pursuant to which any liability to holders of interests in an ARPI Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in an ARPI Subsidiary Partnership, and that requires ARPI or any ARPI Subsidiary (A) to maintain a minimum level of debt, continue a particular debt or provide rights to guarantee, or otherwise assume economic risk of loss with respect to, debt, (B) to retain or not dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, or (D) only dispose of assets in a particular manner. As used herein, “ARPI Subsidiary Partnership” means an ARPI Subsidiary that is a partnership for federal income tax purposes.
(j)    There are no Tax Liens upon any property or assets of ARPI or any ARPI Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(k)    Neither ARPI nor any ARPI Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.
(l)    There are no Tax allocation or sharing agreements or similar arrangements with respect to which ARPI or any ARPI Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and ARPI Tax Protection Agreements).
(m)    Neither ARPI nor any ARPI Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than ARPI or any ARPI Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(n)    Neither ARPI nor any ARPI Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(o)    Neither ARPI nor any of the ARPI Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(p)    Except as set forth in Section 4.12(p) of the ARPI Disclosure Letter, no written power of attorney that has been granted by ARPI or any of the ARPI Subsidiaries (other than to ARPI or an ARPI Subsidiary) currently is in force with respect to any matter relating to Taxes.
(q)    The Parties agree and acknowledge that the representations and warranties set forth in this Section 4.12 are made based upon the assumptions that (i) between the time of the Partnership Merger and the Parent Merger, the assets and income of AMH OP and its Subsidiaries, (other than those assets formerly held by ARP OP and its Subsidiaries immediately prior to the Partnership Merger, and the income attributable thereto for such period) are such that they would allow ARPI to qualify as a REIT on standalone basis with respect to such time period and (ii) the Parties will comply with the their obligations under the covenant in Section 7.11(c). The Parties agree and acknowledge that the purpose and intent of these qualifications and assumptions is that ARPI is not making any representations or warranties in this Section 4.12 as to the assets or income of AMH OP immediately prior to the Partnership Merger. Nothing in this Section 4.12(q) shall limit ARPI’s obligations under Section 7.11(c).
(r)    Section 4.12(r) of the ARPI Disclosure Letter sets forth, as of December 31, 2014, the amount of net operating losses of ARPI.
(s)    Neither ARPI nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(t)    As of the date of this Agreement, ARPI is not aware of any fact or circumstance that could reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(u)    Except as set forth in Section 4.12(u) of the ARPI Disclosure Letter, to the Knowledge of ARPI, neither it nor any of its Subsidiaries has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.
(v)    This Section 4.12 contains the sole and exclusive representations and warranties of the ARPI Parties with respect to Taxes and Tax matters (other than those matters described in or contemplated by Section 4.7(c), Section 4.8, Section 4.9, Section 4.13, Section 4.14(c), Section 4.18(b) and Section 4.18(i)).
Section 4.13    Pension and Benefit Plans; Employees.
(a)    Section 4.13(a) of the ARPI Disclosure Letter sets forth a list, as of the date hereof, of every Employee Benefit Plan sponsored, maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by ARPI or any of its ERISA Affiliates or pursuant to which any of the foregoing has any liability (such Employee Benefit Plans, the “ARPI Employee Benefit Plans”). Each such Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to ARPI’s Knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.
(b)    With respect to each ARPI Employee Benefit Plan, ARPI has provided, or made available, to AMH (if applicable to such ARPI Employee Benefit Plan): (i) all documents embodying or governing such ARPI Employee Benefit Plan, and any funding medium for the ARPI Employee Benefit Plan (including trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such ARPI Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such ARPI Employee Benefit Plan (or other descriptions of such ARPI Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such ARPI Employee Benefit Plan; and (vii) all material written correspondence received from the IRS,

Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three years.
(c)    Except as set forth in Section 4.13(c) of the ARPI Disclosure Letter, each ARPI Employee Benefit Plan has been administered in all material respects in accordance with the requirements of applicable law, including ERISA and the Code, and is being administered and operated in all material respects in accordance with its terms. No ARPI Employee Benefit Plan is, and in the last six years neither ARPI nor any of its ERISA Affiliates has sponsored, maintained or contributed to a plan that is, subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code).
(d)    Full payment has been made, or otherwise properly accrued on the books and records of ARPI and any ERISA Affiliate, of all amounts that ARPI and any ERISA Affiliate are required under the terms of the ARPI Employee Benefit Plans to have paid as contributions to such ARPI Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of ARPI through the Closing Date.
(e)    Neither ARPI, nor an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of ARPI or an ERISA Affiliate, nor, to the Knowledge of ARPI, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any ARPI Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.
(f)    No claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of ARPI, threatened with respect to any ARPI Employee Benefit Plan (other than for benefits payable in the ordinary course of business).
(g)    Except as set forth in Section 4.13(g) of the ARPI Disclosure Letter, no ARPI Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee. There has been no communication to any Person that would reasonably be expected to promise or guarantee any such retiree benefits.
(h)    Except as set forth in Section 4.13(h) of the ARPI Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (A) entitle any employee, trustee, director or consultant of ARPI or the ARPI Subsidiaries to severance pay or any increase in severance pay under any ARPI Employee Benefit Plan or ARPI employment agreement upon any termination of employment on or after the date of this Agreement, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of ARPI or any ARPI Subsidiary, or could limit the right to amend, merge or terminate any ARPI Employee Benefit Plan or related trust, (C) result in payments or benefits under any ARPI Employee Benefit Plan or ARPI employment agreement or other agreements in affect prior to Closing which would not be deductible under Section 280G of the Code, or (D) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of ARPI or any of its ERISA Affiliates. Section 4.13(h) of the ARPI Disclosure Letter separately identifies the estimated amounts of any payments or benefits which would not be deductible under Section 280G of the Code.
(i)    Each ARPI Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any ARPI Employee Benefit Plan is, or to the Knowledge of ARPI, will be, subject to the penalties of Section 409A(a)(1) of the Code.
Section 4.14    Labor and Employment Matters.
(a)    Neither ARPI nor any ARPI Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between ARPI, or any of the ARPI Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of ARPI, threatened against ARPI or any of the ARPI Subsidiaries relating to their business and neither ARPI nor any ARPI Subsidiary has experienced any strike, work stoppage, lockout, shutdown, labor dispute or other concerted interference with normal operations during the past three years. To ARPI’s Knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of ARPI or any of the ARPI Subsidiaries (ii) nor have there been any such organizational efforts over the past three years.
(b)    Except as set forth in Section 4.14(b) of the ARPI Disclosure Letter, there are no proceedings pending or, to the Knowledge of ARPI, threatened against ARPI or any of the ARPI Subsidiaries in any forum by or on behalf of any present or former employee of ARPI or any of the ARPI Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of ARPI of any of the ARPI Subsidiaries in connection with the employment relationship that, individually or in the aggregate, has had or would reasonably be expected to have an ARPI Material Adverse Effect.
(c)    Each individual who renders service to ARPI or any ARPI Subsidiary who is classified by ARPI or such ARPI Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any ARPI Employee Benefit Plans) is properly so classified and treated in accordance with applicable Law and for purposes of all ARPI Employee Benefit Plans and perquisites.
(d)    Each of ARPI and the ARPI Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Except as set forth in Section 4.14(d) of the ARPI Disclosure Letter, neither ARPI nor any ARPI Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of ARPI or any ARPI Subsidiary.
Section 4.15    Information Supplied. None of the information supplied or to be supplied by or on behalf of ARPI and ARP OP in writing for inclusion or incorporation by reference in the Form S-4 or the Prospectus/Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Prospectus/Proxy Statement, at the time the Prospectus/Proxy Statement is first mailed to ARPI’s stockholders or at the time of the ARPI Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4, at the time it becomes effective under the Securities Act, and the Prospectus/Proxy Statement, at the time it is first mailed to ARPI’s stockholders or at the time of the ARPI Stockholder Meeting, will (with respect to ARPI, its officers and directors and the ARPI Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Prospectus/Proxy Statement that were not supplied by or on behalf of ARPI, ARP OP or any of their respective Representatives.
Section 4.16    Intellectual Property.
(a)    (i) ARPI and the ARPI Subsidiaries own or are licensed or otherwise possess valid rights to use all material Intellectual Property necessary to conduct the business of ARPI and the ARPI Subsidiaries as it is currently conducted, (ii) the conduct of the business of ARPI and the ARPI Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate in any material respect the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the Knowledge of ARPI, threatened claims with respect to any of the Intellectual Property rights owned by ARPI or any ARPI Subsidiary, and (iv) to the Knowledge of ARPI, no Third Party is currently infringing or misappropriating in any material respect Intellectual Property owned by ARPI or any ARPI Subsidiary. ARPI and the ARPI Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b)    This Section 4.16 contains the exclusive representations and warranties of the ARPI Parties with respect to intellectual property matters (other than matters described in or contemplated by Section 4.7(c), Section 4.8 and Section 4.9).
Section 4.17    Environmental Matters.
(a)    ARPI and each ARPI Subsidiary are, and have been since their formation, in compliance with all Environmental Laws, including with respect to identification and management of Hazardous Substances such as lead-based paint, asbestos and toxic mold, except for such non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, an ARPI Material Adverse Effect.
(b)    ARPI and each ARPI Subsidiary have all material Environmental Permits necessary to conduct their operations and are in material compliance with all such Environmental Permits.
(c)    Neither ARPI nor any ARPI Subsidiary has received any written notice, demand, letter or claim alleging that ARPI or any ARPI Subsidiary is in material violation of, or has any material liability under, any Environmental Law or that any material Order has been issued against ARPI or any ARPI Subsidiary which remains unresolved. As of the date hereof, there is no material Action pending, or, to the Knowledge of ARPI, threatened, against ARPI or any ARPI Subsidiary under any Environmental Law.
Section 4.18    Properties.
(a)    Section 4.18(a) of the ARPI Disclosure Letter sets forth a list showing the address of each real property owned or leased (as lessee or sublessee), including ground leased, by ARPI or any ARPI Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an “ARPI Property” and collectively referred to herein as the “ARPI Properties”). Section 4.18(a) of the ARPI Disclosure Letter sets forth a list of each ARPI Property that, as of October 31, 2015, is under contract by ARPI or an ARPI Subsidiary for purchase or which is required under a binding contract to be leased or subleased by ARPI or an ARPI Subsidiary after the date of this Agreement. Except as set forth in Section 4.18(a) of the ARPI Disclosure Letter, there are no real properties that ARPI or any ARPI Subsidiary is obligated to buy, lease or sublease at some future date. Section 4.18(a) of the ARPI Disclosure Letter sets forth a list showing all leases (the “ARPI Lessee Leases”) of real property pursuant to which ARPI or any ARPI Subsidiary is a tenant. Except as set forth on Section 4.18(a) of the ARPI Disclosure Letter, (i) each such ARPI Lessee Lease is valid and binding on ARPI or the ARPI Subsidiary party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and (ii) each of ARPI or any applicable ARPI Subsidiary, and, to ARPI’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under such ARPI Lessee Leases. True and complete copies of all ARPI Lessee Leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to AMH on or prior to the date hereof.
(b)    ARPI or an ARPI Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the ARPI Properties, in each case, free and clear of Liens, except for ARPI Permitted Liens. For the purposes of this Agreement, “ARPI Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice that (A) are in an amount not to exceed $500,000 in the aggregate or (B) are listed on Section 4.18(b) of the ARPI Disclosure Letter, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of ARPI (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens imposed pursuant to CERCLA and similar state laws), (iv) immaterial Liens that are disclosed on the existing ARPI Title Insurance Policies made available by or on behalf of ARPI or any ARPI Subsidiary to AMH prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and in compliance in all material respects with applicable Laws, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the ARPI Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such ARPI Properties (assuming its continued use in the manner it is currently operated).
(c)    Neither ARPI nor any ARPI Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the ARPI Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the ARPI Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the ARPI Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have an ARPI Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that have had or would reasonably be expected to have an ARPI Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the ARPI Properties which, individually or in the aggregate, have had or would reasonably be expected to have an ARPI Material Adverse Effect.
(d)    No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the ARPI Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the ARPI Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the ARPI Properties has failed to be obtained or is not in full force and effect, and neither ARPI nor any

ARPI Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have an ARPI Material Adverse Effect.
(e)    Except as set forth in Section 4.18(e) of the ARPI Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned ARPI Property or, to the Knowledge of ARPI, any ARPI Property leased by ARPI or any ARPI Subsidiary, that would interfere in any material manner with the current use of the ARPI Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such ARPI Properties (assuming its continued use in the manner it is currently operated), and neither ARPI nor any ARPI Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any ARPI Property, that would interfere in any material manner with the current use of the ARPI Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such ARPI Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any ARPI Property.
(f)    Section 4.18(f) of the ARPI Disclosure Letter lists all ground leases affecting the interest of ARPI or any ARPI Subsidiary in the ARPI Properties in effect as of the date hereof. True and complete copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to AMH on or prior to the date hereof.
(g)    The rent roll summaries for each of the ARPI Properties as previously provided to AMH, and the schedules with respect to the ARPI Properties subject to triple-net leases, which schedules have previously been made available to AMH, correctly reference in all material respects each lease or sublease that was in effect as of the dates shown therein and to which ARPI or any ARPI Subsidiary is a party as lessor or sublessor with respect to each of the applicable ARPI Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “ARPI Leases”). Section 4.18(g) of the ARPI Disclosure Letter sets forth, as of October 31, 2015, the aggregate annualized rent and security deposit amounts held for each ARPI Property (which security deposits are in the amounts required by the applicable ARPI Lease). Except as set forth on Section 4.18(g) of the ARPI Disclosure Letter, (i) each such ARPI Lease is valid and binding on ARPI or the ARPI Subsidiary party thereto and, to ARPI’s Knowledge, each of the other parties thereto, enforceable in all material respects in accordance with its terms (subject to proper authorization and execution of such lease by each other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and (ii) each of ARPI or any applicable ARPI Subsidiary, and, to ARPI’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under such ARPI Leases. True and complete copies of all ARPI Leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to AMH on or prior to the date hereof. Except as set forth on Section 4.18(g) of the ARPI Disclosure Letter, there are no material understandings, arrangements or other agreements relating to any ARPI Property or ARPI Leases (including with respect to the Mack Lease and the Heartland Lease) other than as set forth in writing in the ARPI Leases made available to AMH prior to the date hereof. None of ARLC, ARPI or any other ARPI Subsidiary has granted any written or oral waiver or release of any current or former default under the Mack Lease or the Heartland Lease. No amendment to either of the Mack Lease or the Heartland Lease has been executed by ARLC, ARPI or any other ARPI Subsidiary. ARPI (or an ARPI Subsidiary) (A) has paid, or caused to be paid, all property taxes relating to an ARPI Property subject to the Mack Lease and the Heartland Lease prior to the deadline for such payment or the imposition of any Lien, in each case to the extent not paid by the applicable lessee thereunder in accordance with the Mack Lease or the Heartland Lease, as applicable, and (B) has paid, or caused to be paid, any other material third party fees, dues and expenses relating to such properties in an aggregate amount in excess of $25,000 which, to ARPI’s actual Knowledge, have not been paid by the applicable lessee in accordance with the Mack Lease and the Heartland Lease, in each case promptly upon receiving written notice that such expenses have not been timely paid (collectively, the “Master Lease Expense Obligations”).
(h)    Except as set forth on Section 4.18(h) of the ARPI Disclosure Letter or as individually or in the aggregate, has not had and would not reasonably be expected to have an ARPI Material Adverse Effect, neither ARPI nor any ARPI Subsidiary, on the one hand, nor, to the Knowledge of ARPI, any other party, on the other hand, is in monetary default under any ARPI Lease relating to property used for commercial or retail purposes as of the date of the delinquency report made available to AMH on or prior to the date hereof by or on behalf of ARPI.
(i)    Except as set forth on Section 4.18(i) of the ARPI Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the ARPI Properties, and ARPI and the ARPI Subsidiaries have not received any written notice of (and ARPI and the ARPI Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the ARPI Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to ARPI and the ARPI Subsidiaries, considered as a whole.
(j)    Except as set forth in Section 4.18(j) of the ARPI Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any ARPI Lease for which the purchase has not closed prior to the date of this Agreement.
(k)    Except for ARPI Permitted Liens or as set forth in Section 4.18(k) of the ARPI Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any ARPI Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any ARPI Property or any portion thereof that is owned by any ARPI Subsidiary, which, in each case, is in favor of any party other than ARPI or an ARPI Subsidiary (an “ARPI Third Party”).
(l)    Except as set forth in Section 4.18(l) of the ARPI Disclosure Letter, pursuant to an ARPI Lease or any ground lease affecting any ARPI Property, each as set forth in Section 4.18(f) of the ARPI Disclosure Letter and made available to AMH, neither ARPI nor any ARPI Subsidiary is a party to any agreement pursuant to which ARPI or any ARPI Subsidiary manages or manages the development of any real property for any ARPI Third Party.
(m)    Except as set forth in Section 4.18(m) of the ARPI Disclosure Letter, ARPI and each ARPI Subsidiary, as applicable, are in possession of title insurance policies (each, an “ARPI Title Insurance Policy” and, collectively, the “ARPI Title Insurance Policies”). A true and complete copy of each ARPI Title Insurance Policy in the possession of ARPI as of the date hereof has been made available to AMH. No written claim has been made against any ARPI Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any ARPI Property.
(n)    Section 4.18(n) of the ARPI Disclosure Letter lists in all material respects each ARPI Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by ARPI or an ARPI Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.
(o)    ARPI and the ARPI Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy). None of ARPI’s nor any of the ARPI Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for ARPI Permitted Liens. Section 4.18(o) of the ARPI Disclosure Letter sets forth all leased personal property of ARPI or any ARPI Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon 30 days’ notice.
(p)    Section 4.18(p) of the ARPI Disclosure Letter lists any agreements relating to third-party property management or property development services being provided to ARPI or an ARPI Subsidiary (the “ARPI Management Agreements”) and the number of facilities currently managed pursuant to each such agreement. Except as set forth in Section 4.18(p) of the ARPI Disclosure Letter, there is no ongoing material default under any ARPI Management Agreement. True and complete copies of all ARPI Management Agreements in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to AMH on or prior to the date hereof.
(q)    Except (A) as set forth in Section 4.18(q) of the ARPI Disclosure Letter or (B) as, individually or in the aggregate, would cost ARPI and the ARPI Subsidiaries less than $500,000 to repair or otherwise remediate for any ARPI Property, ARPI has no actual Knowledge of (i) any structural defects relating to any ARPI Property, (ii) ARPI Properties whose building systems are not in working order, or (iii) physical damage to any ARPI Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

Section 4.19    Material Contracts.
(a)    Except for contracts listed in Section 4.19(a) of the ARPI Disclosure Letter or filed as exhibits to the ARPI SEC Documents, as of the date of this Agreement, neither ARPI nor any ARPI Subsidiary is a party to or bound by any contract that, as of the date hereof:
(i)    is required to be filed as an exhibit to ARPI’s Annual Report on Form 10-K pursuant to Item 601(b) of Regulation S-K promulgated under the Securities Act;
(ii)    obligates ARPI or any ARPI Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within 90 days without material penalty to ARPI or any ARPI Subsidiary;
(iii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of ARPI or any ARPI Subsidiary, or that otherwise restricts the lines of business conducted by ARPI or any ARPI Subsidiary or the geographic area in which ARPI or any ARPI Subsidiary may conduct business, or any standstill arrangements restricting the ability of ARPI or its affiliates to acquire or combine with any assets, securities or businesses;
(iv)    contains any earn-out or other contingent payment obligations individually or in the aggregate in excess of $250,000;
(v)    is an agreement which obligates ARPI or any ARPI Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of ARPI or any ARPI Subsidiary pursuant to which ARPI or an ARPI Subsidiary is the indemnitor;
(vi)    constitutes an Indebtedness obligation of ARPI or any ARPI Subsidiary with a principal amount individually or in the aggregate greater than $500,000 as of the date hereof;
(vii)    would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;
(viii)    requires ARPI or any ARPI Subsidiary to dispose of or acquire assets or properties individually or in the aggregate with a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(ix)    constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount individually or in the aggregate in excess of $500,000;
(x)    sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of ARPI or any ARPI Subsidiary (each, a “JV Agreement”);

(xi)    constitutes a loan to any Person (other than a wholly-owned ARPI Subsidiary) by ARPI or any ARPI Subsidiary individually or in the aggregate in an amount in excess of $500,000;
(xii)    constitutes a regulatory agreement or similar agreement that requires that any portion of a Property be leased to persons meeting criteria set forth in such agreement; or
(xiii)    with respect to any non-residential ARPI Property, requires payment of material commissions (including leasing commissions or brokerage fees) or material tenant improvement costs, allowances or other concessions in an amount in excess of $500,000.
(b)    Each such contract described in clauses (i) through (xi) of Section 4.19(a) is referred to herein as an “ARPI Material Contract.”
(c)    Each ARPI Material Contract is legal, valid, binding and enforceable on ARPI and each ARPI Subsidiary that is a party thereto and, to the Knowledge of ARPI, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). ARPI and each ARPI Subsidiary has performed in all material respects all obligations required to be performed by it under each ARPI Material Contract and, to the Knowledge of ARPI, each other party thereto has performed in all material respects all obligations required to be performed by it under such ARPI Material Contract. None of ARPI or any ARPI Subsidiary, nor, to the Knowledge of ARPI, any other party thereto, is in material breach or violation of, or default under, any ARPI Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material violation of, breach of or default under any ARPI Material Contract. Neither ARPI nor any ARPI Subsidiary has received notice of any material violation of or default under any ARPI Material Contract.
Section 4.20    Insurance. ARPI has made available to AMH copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in ARPI’s possession providing coverage for all ARPI Properties (the “ARPI Insurance Policies”). Except as, individually or in the aggregate, has not had and would not reasonable be expected to have an ARPI Material Adverse Effect, there is no claim for coverage by ARPI or any ARPI Subsidiary pending under any of the ARPI Insurance Policies that has been denied or disputed by the issuer. All material premiums payable under all ARPI Insurance Policies have been paid, and ARPI and the ARPI Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the ARPI Insurance Policies. To the Knowledge of ARPI, such ARPI Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by ARPI or any ARPI Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.21    Questionable Payments. To the Knowledge of ARPI, none of ARPI nor any ARPI Subsidiaries (nor any of their respective directors, officers, employees or agents) in any material respect (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity (in the case of agents, or non-executive employees that could reasonably be material to ARPI and the ARPI Subsidiaries taken as a whole), (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or its violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
Section 4.22    Opinion of Financial Advisor. The ARPI Board has received the oral opinion of Barclays Capital, Inc. (“Barclays”) (to be confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth in Barclays’ written opinion, the Exchange Ratio to be offered to the holders of shares of ARPI Common Stock is fair, from a financial point of view, to such stockholders. ARPI will make available to AMH, solely for informational purposes, a complete and correct copy of such written opinion promptly after receipt thereof by the ARPI Board.
Section 4.23    Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of ARPI Common Stock (the “ARPI Stockholder Approval”) is the only vote of holders of securities of ARPI or any ARPI Subsidiary required to approve the Parent Merger, the Partnership Merger and the other transactions contemplated by this Agreement.
Section 4.24    Brokers. Except for the fees and expenses payable to Barclays, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of ARPI or any ARPI Subsidiary.
Section 4.25    Investment Company Act. Neither ARPI nor any ARPI Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 4.26    Takeover Statutes. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is, or as of the Parent Merger Effective Time will be, applicable to this Agreement, the Parent Merger or the other transactions contemplated by this Agreement.

Section 4.27    Privacy; Data Security. In the 12-month period prior to the date of this Agreement, there has been no release of personally identifiable information by ARPI or any ARPI Subsidiary in material breach of either: (i) any ARPI Material Contract; or (ii) applicable Law with respect to personally identifiable information, in each case that has resulted in a material disruption of the business or operations of ARPI or any ARPI Subsidiary. To the Knowledge of ARPI, neither ARPI nor any ARPI Subsidiary is the subject of and neither ARPI nor any ARPI Subsidiary has been notified of, any regulatory investigation, or enforcement Action against any ARPI or any ARPI Subsidiary alleging breach of data security or privacy obligations. No Person has commenced any Action with respect to any material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by ARPI or any ARPI Subsidiary (or any of their respective employees or contractors).
Section 4.28    Related Party Transactions. Except as set forth in Section 4.28 of the ARPI Disclosure Letter or as expressly permitted by this Agreement, since May 11, 2012 there have been no transactions, agreements, arrangements or understandings between ARPI or any ARPI Subsidiary, on the one hand, and any Affiliates (other than ARPI Subsidiaries) of ARPI or other Persons, on the other hand, that would be required to be disclosed under Items 402 or 404 of Regulation S-K promulgated by the SEC.
Section 4.29    No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV, no ARPI Party nor any of their Affiliates nor any other person on behalf of any ARPI Party has made any representation or warranty, expressed or implied, with respect to ARPI or any of the ARPI Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding ARPI or the ARPI Subsidiaries.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF AMH
Except (a) as set forth in the disclosure letter that has been prepared by the AMH Parties and delivered by the AMH Parties to the ARPI Parties in connection with the execution and delivery of this Agreement (the “AMH Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the AMH Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent on the face of such disclosure; provided that nothing in the AMH Disclosure Letter is intended to broaden the scope of any representation or warranty of the AMH Parties made herein and (y) no reference to or disclosure of any item or other matter in the AMH Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the AMH Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which AMH or any of the AMH Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 5.12, as disclosed in publicly available AMH

SEC Documents, filed with the SEC (including AMH SEC Documents that are deemed to be furnished and not filed) on or after August 1, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the AMH Parties hereby jointly and severally represent and warrant to the ARPI Parties that:
Section 5.1    Organization and Qualification; Subsidiaries.
(a)    AMH is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. AMH is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an AMH Material Adverse Effect.
(b)    Each AMH Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Law of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an AMH Material Adverse Effect.
(c)    Section 5.1(c) of the AMH Disclosure Letter sets forth a true and complete list of the AMH Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly.
(d)    Except as set forth in Section 5.1(d) of the AMH Disclosure Letter, neither AMH nor any AMH Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the AMH Subsidiaries and investments in short-term investment securities).
Section 5.2    Organizational Documents. AMH has made available to ARPI complete and correct copies of (i) the AMH Declaration of Trust and the AMH Bylaws, (ii) the AMH OP Agreement and the certificate of limited partnership of AMH OP, and (iii) the organizational documents of each AMH Subsidiary, in each case as in effect on the date hereof.
Section 5.3    Capital Structure.
(a)    The authorized shares of beneficial interest of AMH consists of 450,000,000 AMH Common Shares, 50,000,000 Class B common shares of beneficial interest, $0.01 par value per share (“AMH Class B Common Shares”) and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share (“AMH Preferred Shares”). At the close of business on November 19, 2015, (i) 207,462,066 AMH Common Shares were issued and outstanding, (ii) 635,075 AMH Class B Common Shares were issued and outstanding, (iii) 17,060,000 AMH Preferred Shares were issued and outstanding, (iv) 6,000,000 AMH Common Shares were reserved for issuance pursuant to the terms of the AMH Equity Incentive Plans, (v) 3,505,100 AMH Common Shares were available for grant under the AMH Equity Incentive Plans, (vi) 262,373,785 AMH Common Shares were reserved for issuance upon redemption of AMH OP Units. All issued and outstanding shares of beneficial interest of AMH are duly authorized, validly issued, fully paid and non-assessable, and no class of shares of beneficial interest is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of AMH having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of AMH Common Shares may vote. As of the date of this Agreement, there are AMH Options to purchase an aggregate of 2,494,900 AMH Common Shares outstanding under the AMH Equity Incentive Plans. There are no other rights to purchase or receive AMH Common Shares granted under the AMH Equity Incentive Plans or otherwise other than the AMH Options.
(b)    All of the outstanding shares of capital stock of each of the AMH Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each of the AMH Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the AMH Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and non-assessable. Except as set forth in Section 5.3(b) of the AMH Disclosure Letter, AMH owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the AMH Subsidiaries owned by AMH or an AMH Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and except as set forth in the AMH OP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any AMH Subsidiary owned by AMH or an AMH Subsidiary or which would require any AMH Subsidiary to issue or sell any shares of such AMH Subsidiary’s capital stock, ownership interests or securities convertible into or exchangeable for shares of such AMH Subsidiary’s capital stock or ownership interests.
(c)    Except as set forth in this Section 5.3 or in Section 5.3(c) of the AMH Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which AMH or any AMH Subsidiary is a party or by which any of them is bound, obligating AMH or any AMH Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional AMH Common Shares, AMH Preferred Shares or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of AMH or any of the AMH Subsidiaries or obligating AMH or any AMH Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.3(c) of the AMH Disclosure

Letter, there are no outstanding contractual obligations of AMH or any AMH Subsidiary to repurchase, redeem or otherwise acquire any AMH Common Shares, AMH Preferred Shares, or other equity securities of AMH or any AMH Subsidiary. Neither AMH nor any AMH Subsidiary is a party to or, to the Knowledge of AMH, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of AMH or any of the AMH Subsidiaries.
(d)    AMH does not have a “poison pill” or similar shareholder rights plan.
(e)    Except as set forth in Section 5.3(e) of the AMH Disclosure Letter, neither AMH nor any AMH Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.
(f)    All dividends or other distributions on the AMH Common Shares and any material dividends or other distributions on any securities of any AMH Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
(g)    AMH is the sole general partner of AMH OP and AMH owns, directly or indirectly, all of the general partner interests in AMH OP.
(h)    Section 5.3(h) of the AMH Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in AMH OP.
Section 5.4    Authority.
(a)    AMH has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which AMH is a party, including the Parent Merger. The execution and delivery of this Agreement by AMH and the consummation by AMH of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust action, and no other real estate investment trust proceedings on the part of AMH are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to the filing of the Articles of Merger with the SDAT and the Certificate of Parent Merger with the SSSD, and, with respect to the Partnership Merger, the filing of the Certificate of Partnership Merger with the SSSD. This Agreement has been duly executed and delivered by AMH and, assuming due authorization, execution and delivery by each of the ARPI Parties, constitutes a legally valid and binding obligation of AMH enforceable against AMH in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)    The AMH Board, at a duly held meeting, has, by unanimous vote, duly and validly authorized the execution and delivery of, and approved, this Agreement and approved the consummation of the Mergers, the issuance of AMH Common Shares as contemplated by this Agreement, the issuance of AMH OP Units as contemplated by this Agreement and the other transactions contemplated by this Agreement.
(c)    Each of AMH OP and OP Merger Sub has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which it is a party, including the Partnership Merger. The execution and delivery of this Agreement by AMH OP and OP Merger Sub and the consummation by each of them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of either AMH OP or OP Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the filing of the Certificate of Partnership Merger with the SSSD. This Agreement has been duly executed and delivered by AMH OP and OP Merger Sub, and assuming due authorization, execution and delivery by each of AMH, ARPI and ARP OP, constitutes a legally valid and binding obligation of each of AMH OP and OP Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 5.5    No Conflict; Required Filings and Consents.
(a)    Except as set forth in Section 5.5(a) of the AMH Disclosure Letter, the execution and delivery of this Agreement by each of AMH, AMH OP and OP Merger Sub do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate any provision of (A) the AMH Declaration of Trust or AMH Bylaws (B) the AMH OP Agreement or the certificate of limited partnership of AMH OP or (C) any equivalent organizational or governing documents of any other AMH Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to AMH or any AMH Subsidiary or by which any property or asset of AMH or any AMH Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of AMH or any AMH Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of AMH or any AMH Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which AMH or any AMH Subsidiary is a party, except, as to clauses (i)(C), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect.
(b)    The execution and delivery of this Agreement by each of AMH, AMH OP and OP Merger Sub do not, and the performance of this Agreement by each of AMH,

AMH OP and OP Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Prospectus/Proxy Statement in preliminary and definitive form and the Form S-4, and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (x) the Articles of Merger with the SDAT, (y) the Certificate of Parent Merger with the SSSD and (z) appropriate documents with the relevant authorities of the other jurisdictions in which AMH and ARPI and their respective Subsidiaries are qualified to do business, (iv) the filing of the Certificate of Partnership Merger with the SSSD, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect.
Section 5.6    Permits; Compliance with Law.
(a)    AMH and each AMH Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for AMH and each AMH Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “AMH Permits”), and all the AMH Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the AMH Permits, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect. All applications required to have been filed for the renewal of the AMH Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such AMH Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect. Neither AMH nor any AMH Subsidiary has received any claim or notice nor has any Knowledge indicating that AMH or any AMH Subsidiary is currently not in compliance with the terms of any such AMH Permits, except where the failure to be in compliance with the terms of any such AMH Permits, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect.
(b)    Neither AMH nor any AMH Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to AMH or any AMH Subsidiary or by which any property or asset of AMH or any AMH Subsidiary is bound, or (ii) any AMH Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect.

Section 5.7    SEC Documents; Financial Statements.
(a)    AMH has made available to ARPI (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by AMH with the SEC since December 31, 2013 (the “AMH SEC Documents”). As of their respective dates, the AMH SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AMH SEC Documents and none of the AMH SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later AMH SEC Documents filed, or deemed furnished and not filed, and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Prospectus/Proxy Statement that were not supplied by or on behalf of AMH or AMH OP. Except as previously made available to ARPI, AMH does not have any outstanding and unresolved comments from the SEC with respect to the AMH SEC Documents. No AMH Subsidiary is required to file any form or report with the SEC.
(b)    AMH has made available to ARPI complete and correct copies of all written correspondence between the SEC on one hand, and AMH, on the other hand, since August 1, 2013. At all applicable times, AMH has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.
(c)    The consolidated financial statements of AMH and the AMH Subsidiaries included or incorporated by reference in the AMH SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of AMH and the AMH Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of AMH and the AMH Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later AMH SEC Documents filed and publicly available prior to the date of this Agreement.
(d)    AMH and the AMH Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. AMH (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to AMH, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of AMH by others within those entities, and (ii) has disclosed to the Knowledge of AMH, based on its most recent evaluation prior to the date of this Agreement, to AMH’s outside auditors and the audit committee of the AMH Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect AMH’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in AMH’s internal controls over financial reporting. Since May 11, 2012, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any AMH SEC Document has been so disclosed.
Section 5.8    Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 5.8 of the AMH Disclosure Letter, since July 31, 2013, AMH and each AMH Subsidiary have conducted their business in all material respects in the ordinary course. Since August 1, 2013, there has not been any AMH Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have an AMH Material Adverse Effect.
Section 5.9    No Undisclosed Material Liabilities. Except as disclosed in the AMH SEC Documents, as set forth in Section 5.9 of the AMH Disclosure Letter or as otherwise would not reasonably be expected to have an AMH Material Adverse Effect, there are no liabilities of AMH or any of the AMH Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of AMH or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of AMH dated as of September 30, 2015 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to September 30, 2015.
Section 5.10    No Default. Except as set forth on Section 5.10 of the AMH Disclosure Letter, neither AMH nor any of the AMH Subsidiaries is in default or violation (and to the Knowledge of AMH, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the AMH Declaration of Trust or the AMH Bylaws (B), the AMH OP Agreement or the certificate of limited partnership of AMH OP or (C) the comparable charter or organizational documents of any of the other AMH Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which AMH or any of the AMH Subsidiaries is a party or by which AMH, any of the AMH Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order, statute, rule or regulation applicable to AMH or any of the AMH Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect.
Section 5.11    Litigation. Except as, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect, or as set forth in Section 5.11 of the AMH Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of AMH, threatened in writing by of before any Governmental Authority against AMH or any AMH Subsidiary or any director or officer of AMH or any

AMH Subsidiary, and (b) neither AMH nor any AMH Subsidiary, nor any of AMH’s or any AMH Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.
Section 5.12    Taxes.
(a)    AMH and each AMH Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. AMH and each AMH Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.
(b)    AMH (i) for all taxable years commencing with AMH’s formation and through December 31, 2014, has been subject to taxation as REIT and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since October 19, 2012 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the date of Parent Merger (and currently intends to operate in such manner thereafter); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and to the Knowledge of AMH, no such challenge is pending or threatened.
(c)    (i) There are no audits, investigations by any Governmental Authority or other proceedings on-going or, to the Knowledge of AMH, threatened with regard to any Taxes or Tax Returns of AMH or any AMH Subsidiary; and (ii) no deficiency for Taxes of AMH or any AMH Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of AMH, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have an AMH Material Adverse Effect.
(d)    As of the date of this Agreement, AMH is not aware of any fact or circumstance that could reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(e)    This Section 5.12 contains the sole and exclusive representations and warranties of the AMH Parties with respect to Taxes and Tax matters (other than those matters described in Section 5.7(c) and Section 5.13).
Section 5.13    Pension and Benefit Plans; Employees.
(a)    Each material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by AMH or any of its ERISA Affiliates (such Employee Benefit Plans, the “AMH Employee Benefit Plans”) that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to AMH’s Knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.
(b)    Each AMH Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have an AMH Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No AMH Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code).
Section 5.14    Information Supplied. None of the information supplied or to be supplied by or on behalf of AMH and AMH OP in writing for inclusion or incorporation by reference in the Form S-4 or the Prospectus/Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Prospectus/Proxy Statement, at the time the Prospectus/Proxy Statement is first mailed to ARPI’s stockholders or at the time of the ARPI Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Prospectus/Proxy Statement will (with respect to AMH, its officers and directors and the AMH Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Prospectus/Proxy Statement that were not supplied by or on behalf of AMH or AMH OP.
Section 5.15    Environmental Matters.
(a)    AMH and each AMH Subsidiary are, and have been since their formation, in compliance with all Environmental Laws, including with respect to identification and management of Hazardous Substances such as lead-based paint, asbestos and toxic mold, except for such non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, an AMH Material Adverse Effect.
(b)    AMH and each AMH Subsidiary have all material Environmental Permits necessary to conduct their operations and are in compliance with all such Environmental Permits, except for such non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, an AMH Material Adverse Effect.
(c)    Neither AMH nor any AMH Subsidiary has received any written notice, demand, letter or claim alleging that AMH or any AMH Subsidiary is in material violation of, or has any material liability under, any Environmental Law or that any material Order has been issued against AMH or any AMH Subsidiary which remains unresolved. There is no Action pending, or, to the Knowledge of ARPI, threatened, against AMH or any AMH

Subsidiary under any Environmental Law that would reasonably be expected to have an AMH Material Adverse Effect.
Section 5.16    Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of AMH or any AMH Subsidiary.
Section 5.17    Investment Company Act. Neither AMH nor any AMH Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 5.18    Takeover Statutes. The AMH Board has taken all action necessary to render inapplicable to the Parent Merger and the other transactions contemplated by this Agreement, the restrictions on business combinations contained in the MRL and the MGCL. No Takeover Statutes are applicable to this Agreement, the Parent Merger or the other transactions contemplated by this Agreement.
Section 5.19    Related Party Transactions. Except as set forth in Section 5.19 of the AMH Disclosure Letter or in the AMH SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, there are no current transactions, agreements, arrangements or understandings between AMH or any AMH Subsidiary, on the one hand, and any Affiliates (other than AMH Subsidiaries) of AMH or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 5.20    No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V, no AMH Party nor any of their Affiliates nor any other person on behalf of any AMH Party has made any representation or warranty, expressed or implied, with respect to AMH or any of the AMH Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding AMH or the AMH Subsidiaries.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 6.1    Conduct of Business by ARPI.
(a)    Each ARPI Party covenants and agrees that, between the date of this Agreement and the earliest to occur of (X) the later of (1) the Partnership Merger Effective Time and (2) the Parent Merger Effective Time and (Y) the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be consented to in writing by AMH (which consent shall not be unreasonably withheld, delayed or conditioned with respect to (ii)(A), (B), (C) and (D)), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the ARPI Disclosure Letter, the ARPI Parties shall, and shall cause each of the other ARPI Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent in all material respects with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, on-going businesses and material relationships with third parties, (C) keep available the services of its present officers and other key employees and consultants, (D) maintain all ARPI Insurance Policies, (E) timely pay, or cause to be paid, any Master Lease Expense Obligations which are property taxes, and promptly pay, or cause to be paid, any other material Master Lease Expense Obligations of which ARPI has actual Knowledge that such amounts have not been paid by the applicable lessee under the Mack Lease or Heartland Lease, as applicable, promptly upon receipt of written notice that such expenses are due, (F) sell the ARPI Properties which are subject to the Mack Lease or the Heartland Lease in accordance with the terms in the proviso in Section 6.1(b)(x), and (G) maintain the status of ARPI as a REIT, the status of each ARPI Subsidiary that is organized as a corporation or has elected to be treated as an association taxable as a corporation for federal income tax purposes as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, as applicable, and the status of each ARPI Subsidiary that is a partnership, joint venture or limited liability company and has not elected to be a Taxable REIT Subsidiary as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, for federal income tax purposes.
(b)    Without limiting the foregoing, each ARPI Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by AMH (which consent shall not be unreasonably withheld, delayed or conditioned with respect to clauses (b)(vii)-(viii), (x)-(xvi), (xviii), (xx), (xxii), (xxiii) and (xxvi)), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the ARPI Disclosure Letter, the ARPI Parties shall not, and shall not cause or permit any other ARPI Subsidiary to, do any of the following:
(i)    amend or propose to amend (A) the ARPI Charter or the ARPI Bylaws or grant any waivers to the stock ownership limit under the ARPI Charter, (B) the ARP OP Agreement (other than any amendment necessary to effect the Partnership Merger, the Parent Merger or the other transactions contemplated hereby) or certificate of limited partnership of ARP OP or (C) such equivalent organizational or governing documents of any ARPI Subsidiary;
(ii)    split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of ARPI or any ARPI Subsidiary (other than any wholly-owned ARPI Subsidiary);
(iii)    grant any holder of capital stock of ARPI or any ARPI Subsidiaries any preemptive rights, appraisal rights, dissenters’ rights or any rights of an objecting stockholder pursuant to Title 3, Subtitle 2 of the MGCL;
(iv)    declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of ARPI or any ARPI Subsidiary or other equity securities or ownership interests in ARPI or any ARPI Subsidiary, except for (A) the declaration and payment by ARPI of a regular quarterly dividend for the fourth quarter of 2015 at a rate of $0.10 per share, and the declaration and payment by ARPI of a quarterly dividend for any calendar quarter ending after

January 1, 2016 at a rate equal to the applicable per share quarterly dividend declared by AMH in respect of AMH Common Shares, multiplied by the Exchange Rate, which quarterly dividend rate shall not be less than $0.05 per share; provided, however, that with respect to any quarterly dividend for any quarter ending after January 1, 2016, that the record and payment dates for ARPI’s dividends pursuant to this Section 6.1(b)(iv)(A) shall be the same as AMH’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (B) the regular distributions that are required to be made in respect of the ARP OP Units in connection with any dividends paid on the shares of ARPI Common Stock, (C) the declaration and payment of dividends or other distributions to ARPI by any directly or indirectly wholly-owned ARPI Subsidiary, and (D) distributions by any ARPI Subsidiary that is not wholly-owned, directly or indirectly, by ARPI, in accordance with the requirements of the organizational documents as in effect on the date hereof of such ARPI Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, ARPI and any ARPI Subsidiary shall be permitted to make (or increase) distributions, including under Sections 858 or 860 of the Code, reasonably necessary for ARPI to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code;
(v)    redeem, repurchase, exchange or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of ARPI or an ARPI Subsidiary or any securities convertible into or exchangeable for capital stock or other equity interests of ARPI or an ARPI Subsidiary, other than (A) the repurchase of ARPI Common Stock pursuant to Section 7.3.5 of the ARPI Charter, (B) the withholding of shares of ARPI Common Stock to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the ARPI Equity Incentive Plan, (C) of ARP OP Units to the extent required pursuant to Section 8.04 of the ARP OP Agreement, provided that upon the exercise of any redemption right by a holder of ARP OP Units, ARP GP, as general partner of ARP OP, shall elect, pursuant to Section 8.04(b) of the ARP OP Agreement, to cause ARPI to purchase such shares in exchange for shares of ARPI Common Stock in lieu of cash, and (D) the issuance of shares of ARPI Common Stock (and cash in lieu of fractional shares but not any additional cash, the payment of which shall require AMH’s consent) pursuant to Section 13.01(b)(iv) of the Notes Indenture upon the valid surrender and exchange of Exchangeable Notes by the holders thereof;
(vi)    except for (A) transactions among ARPI and one or more wholly-owned ARPI Subsidiaries or among one or more wholly-owned ARPI Subsidiaries, (B) issuances of capital stock upon the exercise of awards under the ARPI Equity Incentive Plan outstanding on the date hereof or issued in compliance with Section 6.1(b)(vii), in each case, to the extent required under the terms of such ARPI Equity Incentive Plan (subject to Section 7.13) as in effect as of the date of this Agreement, (C) exchanges of ARP OP Units for shares of ARPI Common Stock, in accordance with the ARP OP Agreement, (D) the conversion of ARPI LTIP Units into ARP OP Units in accordance with the ARP OP Agreement, or (E) as otherwise contemplated in Section 6.1(b)(vii), issue, sell, pledge, dispose, encumber or grant any shares of ARPI’s or any of the ARPI Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of ARPI’s or any of the ARPI Subsidiaries’ capital stock or other equity interests;
(vii)    except to the extent specifically required under any employment agreement executed prior to the date hereof and listed on Section 6.1(b)(vii) of the ARPI

Disclosure Letter, grant, confer, award or modify the terms of any ARPI LTIP Units or ARPI Restricted Stock Awards or take any action not required under the ARPI Equity Incentive Plan;
(viii)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by ARPI or any wholly-owned ARPI Subsidiary of or from an existing wholly-owned ARPI Subsidiary, (B) the consummation of pending acquisitions, if any, pursuant to existing agreements to which ARPI or an ARPI Subsidiary is a party and which are set forth on Section 6.1(b)(viii) of the ARPI Disclosure Letter (the “ARPI Pending Acquisitions”), or (C) in the ordinary course of business consistent with past practice from Persons who are not Affiliates or related parties of ARPI not to exceed $500,000 in the aggregate;
(ix)    renew, amend, modify, or supplement or terminate, or waive, release, compromise or assign any rights or claims under, that certain (A) Master Lease, dated as of April 12, 2013 (as amended), by and between ARPI Leasing Company, LLC, a Delaware limited liability company (“ARLC”), and Heartland Asset Leasing LLC, an Indiana limited liability company (the “Heartland Lease”), or (B) Master Lease, dated as of December 12, 2012 (as amended), by and between ARLC and Mack Industries, Ltd., an Illinois corporation (the “Mack Lease”), in each case, including for the purpose of adding any additional properties, or causing any additional properties to become subject, to such leases;
(x)    sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets (other than transactions between ARPI or any wholly-owned Subsidiary), except (A) properties for sale in arm’s-length transactions not involving any Affiliate or related party which (i) are set forth on Section 6.1(b)(x) of the ARPI Disclosure Letter or (ii) are in the ordinary course of business consistent with past practice that do not exceed $500,000 in the aggregate; provided in each case that (i) such transaction will not cause ARPI to incur a material prohibited transaction tax under Section 857(b)(6) of the Code, (ii) the realized amounts are at least 90% of the fair value of the applicable property value per the Zillow.com price, and (iii) the proceeds of which are used to repay ARPI’s existing revolving credit facility and (B) pledges or encumbrances of direct or indirect equity interests in entities from time to time under ARPI’s existing revolving credit facility that (1) acquire properties that are the subject of ARPI Pending Acquisitions, or (2) are not currently included in ARPI’s borrowing base under ARPI’s existing revolving credit facility and are set forth on Section 6.1(b)(x) of the ARPI Disclosure Letter;
(xi)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of ARPI or any of the ARPI Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly-owned ARPI Subsidiary), except (A) Indebtedness incurred under ARPI’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice in an aggregate principal amount which does not cause the outstanding principal amount of such credit facility (including utilization of letters of credit) to exceed $355,000,000 (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)) or (B) as set forth on Section 6.1(b)(xi) of the ARPI Disclosure Letter;
(xii)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by ARPI or a wholly-owned ARPI Subsidiary to ARPI or a wholly-owned ARPI Subsidiary, and (B) loans or advances required to be made pursuant to obligations in effect on the date hereof under any of the ARPI Leases, ground leases pursuant to which any third party is a lessee or sublessee on any ARPI Property or any existing joint venture arrangements to which an ARPI Subsidiary is a party as of the date hereof;
(xiii)    enter into, renew, modify, amend, supplement or terminate, or waive, release, compromise or assign any rights or claims under, any ARPI Material Contract (or any contract that, if existing as of the date hereof, would be an ARPI Material Contract), other than (A) any termination (including any non-renewal) upon the expiration of the current term of any ARPI Material Contract, or renewal of any ARPI Material Contract on substantially the same terms, in each case in the ordinary course of business and in accordance with the terms of such ARPI Material Contract, or (B) as otherwise expressly permitted by this Section 6.1(b);
(xiv)    waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of ARPI or any ARPI Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Section 6.1(b);
(xv)    except with respect to the matters set forth on Section 6.1(b)(xv) of the ARPI Disclosure Letter, waive, release, assign, settle or compromise the ICM Litigation or any other Action, other than waivers, releases, assignments, settlements or compromises of any Action other than the ICM Litigation that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or in the aggregate, (B) do not involve the imposition of any injunctive relief against ARPI or any ARPI Subsidiary, (C) do not provide for any admission of liability by ARPI or any of the ARPI Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of shares of ARPI Common Stock or ARP OP Units, are entered into in accordance with Section 7.8;
(xvi)    except as required by applicable Law or as set forth on Section 6.1(b)(xvi) of the ARPI Disclosure Letter, (A) hire any officer (with a title of vice president or higher) of ARPI or any ARPI Subsidiary or promote or appoint any Person to a position of officer (with a title of vice president or higher) of ARPI or any ARPI Subsidiary (other than to the extent reasonably necessary to replace the services of any officer that departs after the date of this Agreement), (B) increase in any manner the amount, rate or terms of compensation or benefits of any directors or officers of ARPI or any ARPI Subsidiary not required by any plan or Contract as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance, retention or retirement contract or other compensation, collective bargaining agreement or ARPI Employee Benefit Plan or any Employee Benefit

Plan that if entered into or adopted would be an ARPI Employee Benefit Plan, except for annual increases in base cash salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, (D) accelerate the vesting or payment of any award under the ARPI Equity Incentive Plan, including any LTIP Units, or of any other compensation or benefits except as required pursuant to the terms thereof in effect on the date hereof as a result of the Mergers, or (E) grant any awards under the ARPI Equity Incentive Plan or any bonus, incentive, performance or other compensation plan or arrangement or pay any bonuses to officers except as set forth on Section 6.1(b)(xvi) of the ARPI Disclosure Letter;
(xvii)    fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2014, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
(xviii)    enter into any new line of business;
(xix)    fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;
(xx)    except as set forth in Section 6.1(b)(xx) of the ARPI Disclosure Letter, enter into or modify in a manner adverse to ARPI or AMH any ARPI Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice of ARPI or the ARPI Subsidiaries, except as required applicable law) or amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve ARPI’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any ARPI Subsidiary as a disregarded entity or partnership for federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxi)    adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization other than the Mergers;
(xxii)    form any new funds or joint ventures;
(xxiii)    except (A) pursuant to ARPI’s budget as set forth on Section 6.1(b)(xxiii) of the ARPI Disclosure Letter and (B) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the ARPI Properties or as is necessary in the event of an emergency situation, after prior notice to AMH (provided that if the nature of such emergency renders prior notice to AMH impracticable, ARPI shall provide notice to AMH as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;
(xxiv)    amend or modify the compensation terms or any other obligations of ARPI contained in the engagement letter with the financial advisor as such terms and obligations are described in Section 4.23 or engage other financial advisors in connection with the transactions contemplated by this Agreement;
(xxv)    except as set forth in Section 6.1(b)(xxiv) of the ARPI Disclosure Letter, enter into any transaction between ARPI or any ARPI Subsidiary, on the one hand, and any officer or other Affiliate (other than ARPI Subsidiaries) of ARPI or any ARPI Subsidiary, or any of the affiliates or related persons of such Person, on the other hand;
(xxvi)    enter into or renew any rental or lease agreement with respect to any ARPI Property unless such agreement (A) is in the ordinary course of business consistent with past practice, (B) provides for lease payments that are no less than market rates and (C) contains a lease term of 13 months or less, provided, that for purposes of this clause (C), lease agreements for no more than 10% of the ARPI Properties may have a lease term of greater than 13 months but no more than 24 months;
(xxvii)    adopt or approve any budget or operating plan under any JV Agreement for any period anticipated to relate to any time after the Closing Date to the extent such budget or operating plan differs from the budget or operating plan for the prior fiscal year by more than 5%;
(xxviii)    except to the extent permitted by this Agreement, including Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or
(xxix)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) ARPI from taking any action, at any time or from time to time, that in the reasonable judgment of the ARPI Board, upon advice of outside counsel to ARPI, is necessary for ARPI to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to stockholders of ARPI in accordance with this Agreement or otherwise, or to qualify or preserve the status of any ARPI Subsidiary as a disregarded entity or partnership for federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) ARP OP from taking any action, at any time or from time to time, as ARP OP reasonably determines to be necessary to: (A) be in compliance at all times with all of its obligations under any ARPI Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any ARPI Tax Protection Agreement.

Section 6.2    Conduct of Business by AMH.
(a)    Each AMH Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by ARPI (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the AMH Disclosure Letter, the AMH Parties shall, and shall cause each of the other AMH Subsidiaries to conduct its business in the ordinary course and in a manner consistent in all material respects with past practice, including maintaining the status of AMH as a REIT.
(b)    Each AMH Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by ARPI (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the AMH Disclosure Letter, the AMH Parties shall not, and shall not cause or permit any other AMH Subsidiary to, do any of the following:
(i)    amend or propose to amend the AMH Declaration of Trust, the AMH Bylaws, the AMH OP Agreement or certificate of limited partnership of AMH OP, in each case in such a manner as would cause holders of ARPI Common Stock that will receive AMH Common Shares in connection with the Parent Merger, or holders of ARP OP Units or ARPI LTIP Units that will receive AMH OP Units in connection with the Partnership Merger, to be treated in a manner materially and disproportionately adverse to the manner that other holders of AMH Common Shares or AMH OP Units, as applicable, are treated (it being acknowledged and agreed that the issuance of units of the AMH OP as consideration for the acquisition of properties by AMH or any AMH Subsidiary shall be deemed to not be disproportionately adverse to the holders of ARPI Common Stock);
(ii)    split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of AMH or the AMH OP;
(iii)    declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest of AMH or any AMH Subsidiary or other equity securities or ownership interests in AMH or any AMH Subsidiary, except for (A) the declaration and payment by AMH of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice; provided, however, that with respect to any quarterly dividend for any quarter ending after January 1, 2016, that the record and payment dates for AMH’s dividends pursuant to this Section 6.2(b)(iii)(A) shall be coordinated to be the same as ARPI’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (B) the distributions that are required to be made in respect of the AMH OP Units in connection with any dividends paid on the AMH Common Shares, (C) the declaration and payment of dividends or other distributions to AMH by any directly or indirectly wholly-owned AMH Subsidiary, (D) distributions by any AMH Subsidiary that is not wholly-owned, directly or indirectly, by AMH, in accordance with the requirements of the organizational documents of such AMH Subsidiary, and (E) distributions by AMH or the AMH OP in respect of any class of shares or units (other than the AMH Common Shares) in accordance with the AMH Declaration of Trust (including any articles supplementary thereto) or the AMH OP Agreement; provided, however, that, notwithstanding anything herein to the contrary, AMH and any AMH Subsidiary shall be permitted to make (or increase) distributions, including under Sections 858 or 860 of the Code, reasonably necessary for AMH to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code;
(iv)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of AMH or an AMH Subsidiary, other than (A) the acquisition by AMH of AMH Common Shares in connection with the surrender of AMH Common Shares by holders of AMH Options in order to pay the exercise price of the AMH Option in connection with the exercise of AMH Options, (B) the repurchase of AMH “excess shares” pursuant to the AMH Declaration of Trust, (C) the withholding of AMH Common Shares to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the AMH Equity Incentive Plans, (D) of AMH OP Units under the AMH OP Agreement, (E) the redemption of any class of preferred shares or preferred units in accordance with the AMH Declaration of Trust (including any articles supplementary thereto) or the AMH OP Agreement and (F) repurchases of AMH Common Shares pursuant to the share repurchase program announced by AMH on September 21, 2015;
(v)    fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2014, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
(vi)    enter into any new material line of business, except to the extent reasonably related or ancillary to the current business of AMH and the AMH Subsidiaries;
(vii)    fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;
(viii)    adopt a complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution or bankruptcy reorganization;
(ix)    except to the extent permitted by this Agreement, including Section 7.4, take any action that would reasonably be expected to prevent or delay in any material respect the consummation of transactions contemplated by this Agreement (it being understood that the foregoing shall not be construed to restrict AMH from entering into or consummating any transaction not restricted hereby that has to be described or reflected in the Prospectus/Proxy Statement); or
(x)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) AMH from taking any action, at any time or from time to time, that in the reasonable judgment of the AMH Board, upon advice of outside counsel to AMH, is necessary for AMH to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the

Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to shareholders of AMH in accordance with this Agreement or otherwise, or to qualify or preserve the status of any AMH Subsidiary as a disregarded entity or partnership for federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) AMH OP from taking any action, at any time or from time to time, as AMH OP reasonably determines to be necessary to: (A) be in compliance at all times with all of its obligations under any AMH Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any AMH Tax Protection Agreement.
Section 6.3    No Control of Other Party’s Business. Nothing contained in this Agreement shall give ARPI, directly or indirectly, the right to control or direct AMH’s or any AMH Subsidiary’s operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give AMH, directly or indirectly, the right to control or direct ARPI’s or any ARPI Subsidiary’s operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, each of ARPI and AMH shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.1    Preparation of Prospectus/Proxy Statement; Stockholders Meeting.
(a)    As promptly as reasonably practicable following the date of this Agreement, and in any event no later than 15 Business Days after the date hereof, (i) ARPI and AMH shall jointly prepare the Prospectus/Proxy Statement in preliminary form for inclusion in the Form S-4, (ii) AMH shall prepare and cause to be filed with the SEC the Form S-4, which will include the Prospectus/Proxy Statement, and (iii) AMH shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the AMH Common Shares issuable in the Parent Merger on the NYSE. Each of ARPI and AMH shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after its filing, (w) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, (x) mail or deliver the final Prospectus/Proxy Statement to ARPI’s stockholders as promptly as practicable after the Form S‑4 is declared effective and (y) keep the Form S-4 effective for so long as necessary to complete the Mergers. AMH shall use its reasonable best efforts to have the application for the listing of the AMH Common Shares issuable in connection with the Parent Merger accepted by the NYSE as promptly as practicable following its submission. Each of ARPI and AMH shall furnish all information as may be reasonably requested concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, the final Prospectus/Proxy Statement and the preparation and filing of the NYSE listing application. The Form S-4, the Prospectus/Proxy Statement and the NYSE listing application shall include all information reasonably requested by such other Party to be included therein. Each of ARPI and AMH shall promptly notify the other upon the receipt of any comments from the SEC or the NYSE or any request from the SEC for amendments or supplements to the Form S-4 or Prospectus/Proxy Statement or from the NYSE for amendments of supplements to the NYSE listing application, and shall, as promptly as practicable after receipt thereof, (i) provide the other with copies of all correspondence between it or its Representatives, on one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Prospectus/Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE and (ii) advise the other of any oral comments with respect to the Prospectus/Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE. Each of ARPI and AMH shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Prospectus/Proxy Statement, and AMH shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4 and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (x) filing the Form S-4 (or any amendment or supplement thereto) or mailing the final Prospectus/Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, or (y) submitting the NYSE listing application to the NYSE or responding to any comments from the NYSE with respect thereto, each of ARPI and AMH shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments thereon made by the other or its counsel and, with respect to clause (x) above, each of ARPI and AMH also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). AMH shall advise ARPI, promptly after it receives notice thereof, (A) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the AMH Common Shares issuable in connection with the Parent Merger for offering or sale in any jurisdiction, and AMH shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (B) of the time the NYSE listing application is accepted. AMH shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the AMH Common Shares in connection with the Parent Merger, and ARPI shall furnish all information concerning ARPI and the holders of the shares of ARPI Common Stock as may be reasonably requested in connection with any such actions. AMH shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the New AMH OP Units in connection with the Partnership Merger, and ARPI shall furnish all information concerning ARPI, ARP OP and the holders of the ARP OP Units as may be reasonably requested in connection with any such actions.
(b)    If, at any time prior to the receipt of the ARPI Stockholder Approval, any information relating to ARPI or AMH, or any of their respective Affiliates, should be discovered by ARPI or AMH which, in the reasonable judgment of ARPI or AMH, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Prospectus/Proxy Statement, respectively, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and ARPI and AMH shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Prospectus/Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of ARPI. For purposes of Section 4.15, Section 5.14 and this Section 7.1, any information concerning or related to ARPI, its Affiliates or the ARPI Stockholder Meeting will be deemed to have been provided by ARPI, and any information concerning or related to AMH or its Affiliates will be deemed to have been provided by AMH. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).
(c)    Subject to the exercise of ARPI’s rights with respect to a Superior Proposal in accordance with Section 7.4, ARPI shall, in accordance with applicable Law and the ARPI Charter and the ARPI Bylaws, establish a record date (which shall be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold, the ARPI Stockholder Meeting; provided that such record date shall not be more than 60 days prior to the date of the ARPI Stockholder Meeting. ARPI shall use its reasonable best efforts to cause the Prospectus/Proxy Statement to be mailed to the stockholders of ARPI entitled to vote at the ARPI Stockholder Meeting and, subject to the exercise of ARPI’s rights with respect to a Superior Proposal in accordance with Section 7.4, to hold the ARPI Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and in any event not more than 40 days thereafter without AMH’s prior written consent. ARPI shall, through the ARPI Board, recommend to its stockholders that they vote in favor of the Parent Merger, include such recommendation in the Prospectus/Proxy Statement and solicit and use its reasonable best efforts to obtain the ARPI Stockholder Approval, except to the extent that the ARPI Board shall have made a Change in ARPI Recommendation as permitted by Section 7.4(b) and subject to the exercise of ARPI’s rights with respect to a Superior Proposal in accordance with Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the ARPI Stockholder Meeting is scheduled, ARPI has not received proxies representing a sufficient number of shares of ARPI Common Stock to obtain the ARPI Stockholder Approval, whether or not a quorum is present, ARPI shall, upon the request of AMH, make one or more successive postponements or adjournments of the ARPI Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Parent Merger and the other transactions contemplated hereby; provided that the ARPI Stockholder Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the ARPI Stockholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law), (ii) more than 60 days following the record date established in accordance with this Section 7.1(c), or (iii) later than the Outside Date.
(d)    Subject to the exercise of ARPI’s rights with respect to a Superior Proposal in accordance with Section 7.4, ARPI will use its reasonable best efforts to hold the ARPI Stockholder Meeting as soon as reasonably practicable after the date of this Agreement.

Section 7.2    Access to Information.
(a)    During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to reasonable protocols described in writing implemented from time to time upon advice of outside counsel, each of ARPI and AMH shall, and shall cause each of the ARPI Subsidiaries and the AMH Subsidiaries, respectively, to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of ARPI and AMH shall, and shall cause each of the ARPI Subsidiaries and the AMH Subsidiaries, respectively, to, (i) furnish reasonably promptly to the other Party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, except to the extent such materials are otherwise publicly available, and (ii) furnish, upon reasonable request, all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article IV or Article V, and no investigation under this Section 7.2 or otherwise shall affect any of the representations and warranties of the ARPI Parties or of the AMH Parties, respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither ARPI nor AMH shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if ARPI or AMH, as applicable, has used its reasonable best efforts to obtain permission or consent of such Third Party to such disclosure), (y) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives (if ARPI or AMH, as applicable, has used its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or legal duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Party (if ARPI or AMH, as applicable, has used its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). Each of ARPI and AMH will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Partnership Merger Effective Time, (A) each of the ARPI Parties and each of the AMH Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants), regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party not to be unreasonably withheld, conditioned or delayed, and (B) the ARPI Parties shall use commercially reasonable efforts, at AMH’s request, to arrange calls or meetings between the AMH Parties and/or their Representatives and the lessees under the Mack Lease and/or Heartland Lease, provided that management of ARPI shall have the option to be present at, and participate, in all such calls or meetings (provided that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict a Party and its Representatives and Affiliates from contacting such parties in pursuing its own business activities (operating in the ordinary course)).
(b)    ARPI shall provide AMH with audited financial statements that would be required to be included in an Annual Report on Form 10-K with respect to the fiscal year ending December 31, 2015 as promptly as reasonably practicable, but in any event not later than February 28, 2016 or, if earlier, the Closing. In the event that the Closing has not occurred prior to March 31, 2016, ARPI shall begin and continue the review under SAS 71 of its financial statements for the fiscal quarter ending March 31, 2016 with its independent auditors.
(c)    Any information exchanged pursuant to this Section 7.2 shall be subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination of this Agreement.
(d)    Each of ARPI and AMH will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the ARPI Subsidiaries or the AMH Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, an ARPI Material Adverse Effect or an AMH Material Adverse Effect, as the case may be.
(e)    ARPI shall give prompt notice to AMH (i) of any notice or other communication received by ARPI or its Affiliates (A) from any Governmental Authority in connection with this Agreement or the Mergers or the other transactions contemplated hereby, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Mergers or the other transactions contemplated hereby, or (C) from any Person in connection with any material violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any ARPI Material Contract, (ii) of any Action commenced or, to ARPI’s Knowledge, threatened against, ARPI or any ARPI Subsidiaries or otherwise relating to, involving or affecting ARPI or any ARPI Subsidiaries, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated hereby, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any ARPI Subsidiary which makes or is reasonably likely to make any of the conditions set forth in Article VIII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VIII.
(f)    ARPI shall cooperate and participate, as reasonably requested by AMH from time to time, in efforts to oversee the integration of the Parties' operations in connection with, and taking effect upon consummation of, the Mergers subject to applicable Law, including providing such reports on operational matters and participating on such teams and committees as AMH shall reasonably request (including tenant billings and other data files for the purpose of system integration and testing and compensation and payroll data files for the purpose of payroll system integration and testing).

Section 7.3    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including, but not limited to, preparing and filing as promptly as practicable all documentation to effect all required filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party agrees to use its reasonable best efforts to (i) cooperate with the other Parties in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and in timely making all such filings, (ii) promptly furnish the other Parties, subject in appropriate cases of sensitive or proprietary information to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, (iii) supply as promptly as reasonably practicable and to the extent necessary any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Authority, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain necessary or advisable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Mergers under any applicable Laws as promptly as reasonably practicable and, in any event, no later than the Outside Date.
(b)    Subject to the terms and conditions of this Agreement, each of the Parties shall, in connection with the efforts referenced in Section 7.3(a), use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party with respect to this Agreement or the transactions contemplated hereby; (ii) promptly notify the other Parties of any material communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Authority and consider in good faith the views of the other Parties and keep the other Parties reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with copies of any written notices or other material communications received by such Party from, or given by such Party to, any U.S. or foreign Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of another Party may be redacted; and (iii) to the extent reasonably practicable, permit the other Parties to review in draft any proposed written communication to be submitted by it to any Governmental Authority with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party with respect to this Agreement or the transactions contemplated hereby, with any other Person, and, to the extent permitted by the applicable Governmental Authority or Person, use its reasonable best efforts not to participate in any meeting or discussion with any Governmental Authority relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Parties and their Representatives in advance and, so long as it is acceptable to the Governmental Authority, invites the other Parties’ Representatives to attend in accordance with applicable Laws. The Parties may, as they deem advisable and necessary, designate competitively sensitive information provided to the other under this Section 7.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.
(c)    In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, each of the Parties shall (i) use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Authority vacated or reversed), and (ii) take, or cause to be taken, all such further reasonable actions as may be necessary to resolve such objections, if any, as any Governmental Authority or any other Person may assert under any Law with respect to the Mergers and the other transactions contemplated hereby, and to avoid or eliminate every impediment under any Law so as to enable the Closing to occur as promptly as reasonably practicable and, in any event, no later than the Outside Date. Notwithstanding anything to the contrary in this Agreement, in no event shall AMH or any of its Subsidiaries or Affiliates be required to (x) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of any assets of AMH or any of its Subsidiaries (including ARPI and the ARPI Subsidiaries after the Closing) or Affiliates, or (y) otherwise take or commit to take any actions that after the Closing would limit the freedom of AMH or any of its Subsidiaries’ or Affiliates’ freedom of action with respect to one or more of AMH’s, ARPI’s or their Subsidiaries’ businesses or assets. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a Party's right to terminate this Agreement pursuant to Section 9.1 so long as such Party has, prior to such termination, been complying with its obligations under this Section 7.3.
(d)    Each of AMH and ARPI shall, if any Takeover Statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, grant approvals and use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 7.4    Acquisition Proposals; Changes in Recommendation.
(a)    ARPI agrees that it shall not, and shall cause its Subsidiaries, and its and their respective officers, trustees, directors, employees and Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer (whether written or oral, binding or nonbinding, publicly announced or confidentially submitted) by or with a Third Party with respect to (A) any merger, consolidation, share exchange, business combination or similar transaction involving ARPI or any of its Subsidiaries, (B) any direct or indirect sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, partnership, business combination or otherwise, of any of ARPI’s assets or that of its Subsidiaries (including stock or other ownership interests of its Subsidiaries) representing 20% or more of the consolidated assets, as determined on a book-value basis, or revenues or net income of ARPI and its Subsidiaries, taken as a whole, (C) any issue, sale or other direct or indirect disposition of (including by way of merger, consolidation, reorganization, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of ARPI or any of its Subsidiaries, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of any class of the voting securities of ARPI or any of its Subsidiaries, (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a Third Party shall acquire beneficial ownership of 20% or more of the outstanding shares of any class of the voting securities of ARPI or any of its Subsidiaries or (F) any combination of any of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and voting power of securities of ARPI and its Subsidiaries involved is 20% or more (any such inquiry, proposal, offer, announcement or transaction (other than a proposal or offer made by one Party or an Affiliate thereof to the other Party or an Affiliate thereof) contemplating or otherwise relating to, or that could reasonably be expected to lead to any of the foregoing, being hereinafter referred to as an “Acquisition Proposal”), (ii) enter into, engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide any confidential information or data to, or otherwise cooperate with, any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, recommend, execute or enter into any letter of intent, indication of interest, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding) related to any Acquisition Proposal (an “Acquisition Agreement”), or (iv) propose publicly or agree to do any of the foregoing.
(b)
(i)    Notwithstanding the foregoing, the ARPI Board shall be permitted, prior to the ARPI Stockholder Meeting and subject to compliance with the other terms of this Section 7.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to ARPI than those contained in the Confidentiality Agreement (including the standstill provisions therein effective until the Outside Date), to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Third Party in response to an unsolicited bona fide written Acquisition Proposal by such Third Party made after the date of this Agreement (provided ARPI and its representatives did not breach this Section 7.4) and which the ARPI Board concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal, if and only to the extent that the directors of ARPI conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their directors’ duties under applicable Law. ARPI shall provide AMH with at least 48 hours’ prior notice of any meeting of the ARPI Board at which it is reasonably expected to consider any Acquisition Proposal. ARPI shall provide AMH with a copy of any nonpublic information or data provided to a Third Party pursuant to this Section 7.4(b)(i) prior to or simultaneously with furnishing such information to such Third Party, and in the event any nonpublic information or data is provided orally to such Third Party, ARPI shall promptly (but in no event later than 24 hours) provide AMH with a written summary of such information or data. Neither ARPI nor any of its Subsidiaries shall reimburse or agree to reimburse the expenses of any Third Party in connection with any Acquisition Proposal unless this Agreement shall have been terminated in accordance with the terms hereof.
(ii)    ARPI shall notify AMH promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to ARPI or any of its Subsidiaries by any person that informs ARPI or any of its Subsidiaries or Representatives that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including an unredacted copy thereof if in writing and any related documentation or correspondence and a written description of any oral communications or discussions from or with the Third Party making such Acquisition Proposal). ARPI shall also promptly, and in any event within 24 hours, notify AMH, orally and in writing, if it intends to enter into or enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 7.4(b) and keep AMH informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a current basis (and in any case within 24 hours), including whether such Acquisition Proposal or request has been withdrawn or rejected, any material change to the terms thereof and concurrently providing a copy of all material documentation or correspondence relating thereto and a written summary of any material oral communications or discussions relating thereto. ARPI agrees that it and its Affiliates will not enter into any agreement with any Person that prohibits ARPI from providing any information to AMH in accordance with, or otherwise complying with, this Section 7.4.
(iii)    Except as provided in Section 7.4(b)(iv) or Section 7.4(b)(v), neither the ARPI Board nor any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to AMH, or propose publicly to withhold, withdraw, qualify or modify in any manner adverse to AMH, the approval, recommendation or declaration of advisability by the ARPI Board or any committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in ARPI Recommendation”). Except as provided in Section 7.4(b)(iv), the ARPI Board shall publicly reaffirm its approval, recommendation and declaration of advisability of the Mergers and the transactions contemplated hereby within four Business Days after requested from time to time to do so by AMH and any failure to do so shall constitute a Change in ARPI Recommendation as used herein.
(iv)    Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the ARPI Board may make a Change in ARPI Recommendation (and in the event that the ARPI Board determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1), if and only if (A) an unsolicited bona fide written Acquisition Proposal is made to ARPI after the date hereof and is not withdrawn and ARPI has not breached this Section 7.4, (B) the ARPI Board has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the directors of ARPI have concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their directors’ duties under applicable Law, (D) four Business Days (the “Notice Period”) shall have elapsed since ARPI has given written notice to AMH advising AMH that ARPI intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action and any information and materials required to be delivered under Section 7.4(b)(ii) that have not yet been provided to AMH (including an unredacted copy of the most recent version of any written agreement relating to the transaction that constitutes a Superior Proposal or, if no such agreement exists, a written summary of the material terms and conditions of such Superior Proposal) and any other related available documentation and correspondence, including all draft or executed financing commitments related thereto (a “Notice of Recommendation Change”), (E) during such Notice Period, ARPI has, and has caused its Representatives to, (if requested by AMH) negotiate with AMH and its Representatives in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases, in the good faith judgment of the ARPI Board (after consultation with outside legal counsel and financial advisors), to constitute a Superior Proposal, if AMH, in its sole discretion, determines to make such adjustments, and (F) the directors of ARPI, following such Notice Period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by AMH) that failure to do so would be inconsistent with their directors’ duties under applicable Law; provided, however, that (1) if, during the Notice Period, any material revisions are made to the Superior Proposal (it being understood that a material revision shall include any change in the purchase price or form or timing of payment of consideration in such Superior Proposal), the ARPI Board shall give a new written notice to AMH and shall comply with the requirements of this Section 7.4(b)(iv) with respect to such new written notice and (2) in the event the ARPI Board determines to make a Change in ARPI Recommendation, pursuant to this Section 7.4 with respect to another Superior Proposal or an amendment to a prior Superior Proposal, the foregoing procedures referred to in this Section 7.4(b)(iv) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change with respect thereto.
(v)    Nothing contained in this Section 7.4 shall prohibit ARPI from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(c), and provided, further, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the ARPI Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in ARPI Recommendation unless the ARPI Board, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed.
(c)    For purposes of this Agreement, “Superior Proposal” means an unsolicited written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to 20% shall be replaced by “50%”) made by a Third Party, on terms that the ARPI Board determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all financial, legal, regulatory, timing and any other aspects of the transaction described in such proposal and such other relevant factors (including the identity of the Person making such proposal, the form of consideration, ability to finance the Acquisition Proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and feasibility and certainty of consummation (including whether consummation is reasonably capable of being completed on a timely basis on the terms proposed and whether such transaction constitutes a strategic transaction or change of control or break-up of ARPI), as well as any changes to the financial terms of this Agreement proposed by AMH in response to such proposal or otherwise), would, if consummated, be more favorable to ARPI and its stockholders, from a financial point of view, than the transactions contemplated by this Agreement.
(d)    ARPI agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal and cause, at AMH’s request, the prompt return or destruction of all confidential information previously furnished in connection therewith, and (ii) it will not release any Third Party from, or waive or fail to enforce any provisions of, any (A) confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or (B) applicable Takeover Statute. ARPI agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 7.4.
(i)    Notwithstanding any Change in ARPI Recommendation, unless such Change in ARPI Recommendation is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 9.1, ARPI shall cause the adoption of this Agreement to be submitted to a vote of its stockholders at the ARPI Stockholder Meeting in accordance with Section 7.1.
(ii)    Without the prior written consent of AMH (which shall not be unreasonably withheld, conditioned or delayed), a proposal to approve the Parent Merger is the only proposal, other than any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and a proposal to approve the adjournment of the ARPI Stockholders Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the ARPI Stockholders Meeting, to obtain the approval of ARPI’s stockholders, which ARPI shall propose to be acted on by its stockholders at the ARPI Stockholders Meeting.

(iii)    Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, if ARPI receives a written Acquisition Proposal from any Third Party following the date hereof that is or may reasonably be expected to result in a Superior Proposal and ARPI has not breached this Section 7.4, then ARPI or its respective Representatives may contact such Third Party in writing solely for the purpose of clarifying such Acquisition Proposal (the “Clarification Request”); provided, however, that ARPI shall deliver a copy of all Clarification Requests to AMH concurrently with the delivery of such Clarification Requests to any Third Party.
(e)    References in this Section 7.4 to the ARPI Board shall mean the board of directors of ARPI or a duly authorized committee thereof.
(f)    ARPI shall not submit to the vote of its stockholders any proposal relating to any Acquisition Proposal or Superior Proposal other than the Mergers prior to the termination of this Agreement in accordance with its terms.
(g)    ARPI shall ensure that its Subsidiaries and Representatives are aware of the provisions of this Section 7.4 and any violation of the restrictions contained in this Section 7.4 by any of its Subsidiaries or Representatives shall be deemed to be a breach of this Section 7.4 by ARPI. Any breach of this Section 7.4 shall be deemed to be a material breach of this Agreement.
Section 7.5    Public Announcements. Except with respect to any Change in ARPI Recommendation in accordance with Section 7.4(b)(iv) or any action taken by ARPI or the ARPI Board pursuant to and in accordance with Section 7.4, so long as this Agreement is an effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing (a) as may be required by Law, Order or the applicable rules of any stock exchange if for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or (b) to the extent such press release or public statement or filing contains information set forth in any previous press release, public statement or filing made by any of the Parties in compliance with this Section 7.5. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement and shall make such joint press release no later than one Business Day following the date on which this Agreement is signed.

Section 7.6    Indemnification; Directors’ and Officers’ Insurance.
(a)    AMH agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Parent Merger Effective Time now existing in favor of the current or former trustees, directors, officers, agents or fiduciaries of ARPI or any of the ARPI Subsidiaries (the “Indemnified Parties”) as provided in the ARPI Charter, the ARPI Bylaws, the ARP OP Agreement, any similar organizational documents of any ARPI Subsidiary (the “Organizational Documents”) and any indemnification agreement set forth on Section 7.6(a) of the ARPI Disclosure Letter (the “Indemnification Agreements”), in each case, as in effect as of immediately prior to the execution and delivery of this Agreement, shall survive the Parent Merger and shall continue in full force and effect in accordance with their terms, including by providing for such provisions in the organizational documents of the surviving entities in each of the Mergers. For a period of six years from the Parent Merger Effective Time, (i) AMH shall and shall cause the AMH Subsidiaries (including AMH Merger Sub and OP Merger Sub) to honor and fulfill in all respects the obligations of AMH and the AMH Subsidiaries (including AMH Merger Sub and OP Merger Sub) to the Indemnified Parties under the Organizational Documents and any Indemnification Agreement and (ii) the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified with respect to acts or omissions occurring at or prior to the Parent Merger Effective Time for a period of six years from the Parent Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Parent Merger Effective Time, were directors, officers, trustees, agents or fiduciaries of ARPI or any of the ARPI Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.
(b)    Prior to the Partnership Merger Effective Time, ARPI shall purchase, and AMH shall cause to be maintained in full force and effect (and the obligations under to be honored), during the six-year period beginning on the date of the Partnership Merger Effective Time, a “tail” prepaid insurance policy or policies (which policy or policies by their respective express terms shall survive the Mergers), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of ARPI or any of the ARPI Subsidiaries as ARPI’s and the ARPI Subsidiaries’ existing policy or policies, for the benefit of the current and former trustees, directors, officers, agents or fiduciaries of ARPI and each ARPI Subsidiary with a claims period of six years from the Partnership Merger Effective Time with respect to directors’ and officers’ liability, employment practices liability and errors and omissions liability, insurance for claims arising from facts or events that occurred on or prior to the Partnership Merger Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy or policies for its or their entire period exceed an amount per year of coverage equal to 225% of the current annual premium paid by ARPI for such insurance (such amount being the “Maximum Premium”). If ARPI is unable to obtain the “tail” insurance described in the first sentence of this Section 7.6(b) for an amount equal to or less than the Maximum Premium, ARPI shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If ARPI is unable to purchase such “tail” insurance contemplated in the two preceding sentences, AMH shall, at ARPI’s request, purchase, and maintain in full force and effect (and honor the obligations under), during the six-year period beginning on the date of the Partnership Merger Effective Time, a “tail” insurance policy from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and employment practices liability insurance and errors and omissions liability insurance of at least the same coverage and amounts and containing terms and conditions no less favorable in the aggregate to directors, officers, agents, or fiduciaries of ARPI or any of the ARPI Subsidiaries as ARPI or any of the ARPI Subsidiaries’ existing policy or policies for the benefit of the current and former directors, officers, agents or fiduciaries of ARPI or any ARPI Subsidiary with a claims period of six years from the Partnership Merger Effective Time; provided, however, that in no event shall AMH be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policy or policies for its entire period, in which case AMH will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.
(c)    If any of AMH, AMH OP or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of AMH or AMH OP, as applicable, shall assume the obligations set forth in this Section 7.6.
(d)    The provisions of this Section 7.6 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Person (who are intended to be third-party beneficiaries of this Section 7.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of AMH and ARPI, and shall not be amended in a manner that is adverse to the Indemnified Person (including the successors, assigns and heirs) without the prior written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.6 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Person is entitled, whether pursuant to applicable Law, contract or otherwise.
(e)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to ARPI, any of the ARPI Subsidiaries or any of the respective directors, officers, employees, agents or representatives thereof for any of their respective trustees, directors, managers, officers or other employees.
Section 7.7    Appropriate Action; Consents.
(a)    Subject to the terms and conditions set forth in this Agreement, each of ARPI and AMH shall, and shall cause the ARPI Subsidiaries and the AMH Subsidiaries, respectively, to use its and their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Persons (other than Governmental Authorities, which are addressed in Section 7.3) necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) subject to Section 7.8(e), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.
(b)    In connection with and without limiting the foregoing, each of AMH and ARPI shall use its reasonable best efforts to give (or shall cause the AMH Subsidiaries or the ARPI Subsidiaries, respectively, to use their reasonable best efforts to give) any notices to third parties, and each of AMH and ARPI shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents not covered by Section 7.7(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 7.7, neither AMH nor ARPI, nor any of their respective Subsidiaries, shall be required to pay any consent fee or other consideration or accept any material concessions in order to obtain the consent or waiver of any Third Party.
Section 7.8    Notification of Certain Matters; Transaction Litigation.
(a)    The ARPI Parties shall give prompt notice to the AMH Parties, and the AMH Parties shall give prompt notice to the ARPI Parties, of any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.
(b)    The ARPI Parties shall give prompt notice to the AMH Parties, and the AMH Parties shall give prompt notice to the ARPI Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the ARPI Parties shall give prompt notice to the AMH Parties, and the AMH Parties shall give prompt notice to the ARPI Parties, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.
(c)    Notwithstanding anything to the contrary in this Agreement, the failure by the ARPI Parties or the AMH Parties to provide notice under Section 7.8(a), Section 7.8(b)

or Section 7.8(d) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).
(d)    Each of the Parties agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other ARPI Subsidiaries or the other AMH Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, an ARPI Material Adverse Effect or an AMH Material Adverse Effect, as the case may be.
(e)    The ARPI Parties shall give prompt notice to the AMH Parties and keep the AMH Parties reasonably informed on a current basis, and the AMH Parties shall give prompt notice to the ARPI Parties and keep the ARPI Parties reasonably informed on a current basis, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any of the other ARPI Subsidiaries or the other AMH Subsidiaries, respectively, which relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The ARPI Parties shall give the AMH Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the ARPI Parties or their directors or trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without AMH’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The AMH Parties shall give the ARPI Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the AMH Parties or their trustees or directors relating to this Agreement and the transactions contemplated hereby.
Section 7.9    OP Merger Sub. AMH shall take all actions necessary to ensure that, prior to the Partnership Merger Effective Time, OP Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.
Section 7.10    Section 16 Matters. Prior to the Partnership Merger Effective Time, ARPI and AMH shall, as applicable, take all such steps to cause any dispositions of shares of ARPI Common Stock (including derivative securities with respect to shares of ARPI Common Stock) or acquisitions of AMH Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ARPI to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, ARPI shall promptly furnish AMH with all requisite information for AMH to take the actions contemplated by this Section 7.10.

Section 7.11    Certain Tax Matters.
(a)    Each of AMH and ARPI shall use its respective commercially reasonable efforts (before and, as relevant, after the Parent Merger Effective Time) to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided ARPI shall have received the opinion of counsel referred to in Section 8.3(f), the Parties shall treat the Parent Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)    AMH and ARPI shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Subject to Section 3.5(c)(iii), from and after the Partnership Merger Effective Time, AMH and AMH OP (or ARP OP) shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of shares of ARPI Common Stock, all Transfer Taxes.
(c)    The Parties agree and acknowledge that the income, assets and operations of AMH OP and certain AMH Subsidiaries will affect the ability of ARPI to qualify as a REIT for its taxable year ending at the Parent Merger Effective Time. The Parties shall cooperate (and shall cause their Affiliates, agents, and advisors to cooperate) and to take such actions (or, as applicable, refrain from taking actions) as reasonably deemed necessary by ARPI or AMH to permit ARPI to qualify as a REIT for its taxable year ending at the Parent Merger Effective Time including, without limiting the foregoing, filing elections to treat each corporation in which ARPI acquires an interest as a result of the Partnership Merger as a Taxable REIT Subsidiary of ARPI on or prior to the Closing Date of the Parent Merger.
Section 7.12    Voting of Shares. AMH shall vote all shares of ARPI Common Stock beneficially owned by it or any of the AMH Subsidiaries as of the record date for the ARPI Stockholder Meeting, if any, in favor of approval of the Parent Merger.
Section 7.13    Termination of ARPI Employee Benefits Plans.
(a)    Prior to the Partnership Merger Effective Time, the ARPI Board shall adopt such resolutions or take such other actions as may be required by the ARPI Equity Incentive Plan no later than immediately prior to the Partnership Merger Effective Time to effect the intent of Article III.
(b)    If requested by AMH, ARPI shall (or shall cause each applicable ARPI Subsidiary to) (i) take all action necessary to cease contributions to and terminate each ARPI Employee Benefit Plan intended to be qualified within the meaning of Section 401(k) of the Code (the “ARPI 401(k) Plan”) as of the Business Day prior to the Closing Date (but contingent upon the occurrence of the Mergers), (ii) adopt written resolutions, the form and substance of which shall be subject to AMH’s prior review and comment and shall be reasonably satisfactory to AMH, (a) to terminate the ARPI 401(k) Plan, (b) to 100% vest all participants under the ARPI 401(k) Plan, and (c) to adopt all required compliance amendments, in each case effective as of the Business Day prior to the Closing Date (but contingent upon the occurrence of the Mergers) ), and (iii) prior to the Closing Date, (a) prepare (or cause to be prepared) all termination-related documentation, notices and filings for the ARPI 401(k) Plan and its related trusts, insurance contracts and other agreements, and (b) take all action necessary to coordinate with and to provide proper notice to all service providers for the ARPI 401(k) Plan with respect to termination of the ARPI 401(k) Plan. AMH reserves the right to suspend the distribution of benefits from the ARPI 401(k) Plan until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of such plan and the completion of final testing and recordkeeping for such plan.
Section 7.14    Governance. Prior to the Partnership Merger Effective Time, the AMH Board shall adopt resolutions (subject to and effective immediately following the Partnership Merger Effective Time), and the AMH Board shall take all other actions necessary so that, effective immediately following the Partnership Merger Effective Time, the number of directors that will comprise the full AMH Board shall be nine as set forth in, and in accordance with, Section 2.5.
Section 7.15    Tax Representation Letters.
(a)    The ARPI Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Hunton & Williams LLP, counsel to ARPI, and Hogan Lovells US LLP, counsel to AMH, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the effective date of the Form S-4 (as relevant) and the Closing Date and signed by an officer of ARPI for itself and for ARP GP, as general partner of ARP OP, in form and substance as set forth in Exhibit B, which representations shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hunton & Williams LLP or Hogan Lovells US LLP and shall be reasonably acceptable to and approved by AMH (which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the ARPI Parties for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e) (and any similar opinion dated as of the effective date of the Form S-4), and (iii) deliver to Hogan Lovells US LLP, counsel to AMH, and Hunton & Williams LLP, counsel to ARPI, or other counsel described in Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of ARPI for itself and for ARP GP, as general partner of ARP OP, in form and substance as shall be mutually agreeable to ARPI and AMH, containing representations of the ARPI Parties as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Hunton & Williams LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.
(b)    The AMH Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.3(e), (ii) (A) deliver to Hogan Lovells US LLP, counsel to AMH, or other counsel described in Section 8.2(e) (and any similar opinion dated as of the effective date of the Form S‑4), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date and signed by an officer of AMH and AMH OP, in form and substance as set forth in Exhibit C-1, containing representations of the AMH Parties for purposes of rendering the opinion described in Section 8.3(e), and (B) to deliver to Hunton & Williams LLP, counsel to ARPI, or other counsel described in Section 8.2(e), a tax representation letter, dated as of the Closing Date and signed by an officer of AMH for itself and as general partner of AMH OP, in form and substance as set forth in Exhibit C-2, containing representations of the AMH Parties for purposes of rendering the opinion described in Section 8.2(e), which representations in Exhibits C-1 and C-2 shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hunton & Williams LLP (or such counsel rendering the opinion) or Hogan Lovells US LLP (or such other AMH counsel rendering such opinion) and shall be reasonably acceptable to and approved by ARPI (which approval shall not be unreasonably conditioned, withheld or delayed), and (iii) deliver to Hogan Lovells US LLP, counsel to AMH, and Hunton & Williams LLP, counsel to ARPI, or other counsel described in Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of AMH for itself and for ARP GP as general partner of AMH OP, in form and substance as shall be mutually agreeable to ARPI and AMH, containing representations of the AMH Parties as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, and Hunton & Williams LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as  described in Section 8.3(f), respectively.
Section 7.16    Termination of ARPI Stock Repurchase Program. As soon as reasonably practicable following the date of this Agreement, the ARPI Board shall (i) adopt such resolutions or take such other actions as may be required to suspend any stock repurchase program of ARPI effective immediately, (ii) ensure that no shares of ARPI Common Stock are repurchased by ARPI pursuant to any stock repurchase program during the Interim Period, and (iii) ensure that no repurchase or other rights under any stock repurchase program enable the holder of such rights to cause AMH or any AMH Subsidiary to repurchase AMH Common Shares issued in connection with the transaction contemplated by this Agreement as a result of such repurchase or other rights at or after the Partnership Merger Effective Time.
Section 7.17    Employment Matters.
(a)    During the period commencing on the Closing and ending on the date that is six months after the Closing (or if earlier, the date of the employee’s termination of employment with AMH and the AMH Subsidiaries (including AMH Merger Sub and OP Merger Sub)), AMH shall, and shall cause each AMH Subsidiary (including AMH Merger Sub and OP Merger Sub), as applicable, to, provide each individual who is an employee of ARPI or any ARPI Subsidiary immediately prior to the Closing and who remains employed by ARPI, any ARPI Subsidiary, AMH or any AMH Subsidiary (including AMH Merger Sub and OP Merger Sub) immediately following the Closing (each a “Continuing Employee” and, collectively, the “Continuing Employees”) with (i) an aggregate annual base salary and target bonus opportunity (excluding equity-based, retention-based, and Mergers-based compensation) at least equal to that provided by ARPI and the ARPI Subsidiaries immediately prior to the Closing, and (ii) severance and other benefits that are no less favorable in the aggregate to those provided by ARPI and the ARPI Subsidiaries immediately prior to the date hereof.
(b)    AMH shall, and shall cause the AMH Subsidiaries (including AMH Merger Sub and OP Merger Sub) to, provide credit for each Continuing Employee’s length of service with ARPI and the ARPI Subsidiaries (as well as service with any predecessor employer of ARPI or any ARPI Subsidiary) for purposes of eligibility to participate in (but not for purposes of any benefit accrual under any defined benefit pension plan) under each plan, program, policy, agreement or arrangement of AMH or the AMH Subsidiaries (including AMH Merger Sub and OP Merger Sub) and for determining levels of vacation and paid time-off to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of ARPI or any ARPI Subsidiary, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits, or (ii) such service was not recognized under the corresponding ARPI Employee Benefit Plan.
(c)    To the extent permitted by applicable Law, AMH shall cause each AMH Employee Benefit Plan in which any Continuing Employee participates that provides health or welfare benefits to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding ARPI Employee Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable ARPI Employee Benefit Plan and (ii) use commercially reasonable efforts to honor any payments, charges and expenses of Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding ARPI Employee Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding AMH Employee Benefit Plan during the calendar year in which the Closing occurs.
(d)    Nothing in this Section 7.17 shall (i) confer any rights upon any Person, including any Continuing Employee or former employee of ARPI or the ARPI Subsidiaries, other than the parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee or any other Person to any continued employment or service with or for ARPI, the ARPI Subsidiaries, AMH, or the AMH Subsidiaries, or to any compensation or benefits of any nature or kind whatsoever, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any employee benefit plan, program, policy, agreement or arrangement of ARPI, the ARPI Subsidiaries, AMH, or the AMH Subsidiaries, or (iv) alter or limit the ability of ARPI, the ARPI Subsidiaries, AMH, or the AMH Subsidiaries to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 7.18    Transfer of Assets. Upon request by AMH, ARPI and ARP OP shall cause the transfer of all or any of the real property owned by ARP OP to a direct or indirect wholly-owned Subsidiary of ARP OP prior to the Partnership Merger Effective Time.
Section 7.19    Takeover Statutes. ARPI shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute or Section 7.2 of the ARPI Charter (the “Charter Restrictions”) is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute or Charter Restrictions are or become applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the Charter Restrictions on the Mergers and the other transactions contemplated by this Agreement. ARPI shall not take any action to exempt any Person (other than AMH and its Affiliates) from any Takeover Statute or the Charter Restrictions that may purport to be applicable to the Mergers and the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person, except in connection with the concurrent termination of this Agreement and entry into a definitive agreement relating to a Superior Proposal in accordance with Section 9.1(e).
Section 7.20    Exchangeable Notes. As promptly as practicable following the public announcement of the transactions contemplated by this Agreement, ARP OP shall provide the notice required to be delivered to the Notes Trustee and the holders of Exchangeable Notes pursuant to Section 13.01(b)(iv) of the Notes Indenture. AMH shall use its reasonable best efforts to take all action necessary (i) to execute with the Notes Trustee (as defined below) the supplemental indenture required by Section 13.05 of the Notes Indenture (as defined below) in respect of the Mergers and (ii) to deliver to the Notes Trustee the officer’s certificate and the opinion of counsel required by Section 10.01 of the Notes Indenture in respect of the Mergers. Notwithstanding anything to the contrary contained herein or in the Notes Indenture, in no event will AMH issue more than 19.99% of the outstanding shares of AMH Common Shares as of immediately prior to the Closing (which equates to approximately 52,448,199 shares as of the date hereof, subject to adjustment in the event of stock splits or combinations) in connection with the Mergers as contemplated by Article III hereunder together with any exchange of the Exchangeable Notes pursuant to the Notes Indenture (whether occurring at or after the Closing), unless or until such time as AMH shall have obtained shareholder approval to issue shares in excess of such amount in accordance with the NYSE Listed Company Manual. For the avoidance of doubt, AMH shall have no duty, obligation or commitment to seek shareholder approval to issue shares in excess of such amount. If any such exchange of the Exchangeable Notes would result in the issuance of more than such number of shares of AMH Common Stock and no shareholder approval has been obtained, such exchanges shall be settled in cash (along with any other exchanges required to be settled in a similar fashion pursuant to the Notes Indenture).

ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties at or prior to the Partnership Merger Effective Time of the following conditions:
(a)    Stockholder Approval. The ARPI Stockholder Approval shall have been obtained.
(b)    Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.
(c)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or any Law or other legal restraint or prohibition enjoining, making illegal or preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect.
(d)    Listing. The AMH Common Shares to be issued in the Parent Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, at, or prior to, the Closing.
Section 8.2    Conditions to Obligations of the AMH Parties. The obligations of the AMH Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by AMH, at or prior to the Partnership Merger Effective Time, of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties set forth in Section 4.1(a) and Section 4.1(b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (except the first two sentences of Section 4.3(a)), Section 4.4 (Authority), Section 4.5(c) (No Conflicts), clause (ii) of Section 4.10 (No Default) (solely as it relates to the ARPI Credit Facility and the Notes Indenture), the last four sentences of Section 4.18(g) (Properties), Section 4.22 (Opinion of Financial Advisor), Section 4.23 (Vote Required), Section 4.24 (Brokers) and Section 4.26 (Takeover Statutes), shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of the ARPI Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the

Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “ARPI Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, an ARPI Material Adverse Effect.
(b)    Performance of Covenants and Obligations of the ARPI Parties. Each ARPI Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Partnership Merger Effective Time.
(c)    Delivery of Certificates. ARPI shall have delivered to AMH a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the ARPI Parties, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.
(d)    Material Adverse Change. Since the date of this Agreement, there shall not have been any event, change, or occurrence that, individually, or in the aggregate, has had or would reasonably be expect to have, individually or in the aggregate, an ARPI Material Adverse Effect.
(e)    Opinion Relating to REIT Qualification. AMH shall have received the written opinion of Hunton & Williams LLP, dated as of the Closing Date and in the form attached hereto as Exhibit D, to the effect that for all taxable periods commencing with its taxable year of formation through the Parent Merger Effective Time, ARPI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)(B)).
(f)    Section 368 Opinion. AMH shall have received the written opinion of Hogan Lovells US LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).
(g)    Third-Party Consents. The consents and approvals set forth in Section 8.2(g) of the ARPI Disclosure Letter and Section 8.2(g) of the AMH Disclosure Letter shall have been obtained and shall be in full force and effect, and all conditions to such consents shall be satisfied.
(h)    Exchangeable Notes Obligations.
(i)    ARPI shall have prepared and AMH shall, pursuant to Section 9.01 of that certain Indenture (the “Notes Indenture”) for the ARP OP 3.25% Exchangeable Senior Notes due 2018 (“Exchangeable Notes”), dated as of November 27, 2013, among ARP OP, ARPI, and U.S. Bank National Association, as trustee (the “Notes Trustee”), have executed with the Notes Trustee the supplemental indenture required by Section 13.05 of the Notes Indenture in respect of the Mergers; and

(ii)    ARPI shall have delivered to the Notes Trustee the officer’s certificate and the opinion of counsel required by Section 10.01 of the Notes Indenture in respect of the Mergers.
(iii)    The ARPI Board shall have taken such actions necessary such that the directors of Merger Sub, after giving effect to the Parent Merger, constitute “Continuing Directors” for purposes of the Notes Indenture.
(i)    Ratings Confirmation. AMH or AMH OP shall have received the Rating Agency Confirmation contemplated in the Securitization Facility so as to be a “Qualified Manager” for purposes thereof, if required, and as of the Closing Date, after giving effect thereto, there shall be no Event of Default or Default under the Securitization Facility, and the Loan thereunder shall be outstanding in principal amount no less than $341,000,000.
(j)    Payoff Letter. AMH shall have received a payoff letter on behalf of the lenders to the ARPI Credit Facility (or any credit facility or Indebtedness incurred in connection with the refinancing of the ARPI Credit Facility) indicating the outstanding amount due thereunder (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness) and an agreement that if such aggregate amount is paid in full on the Closing Date in accordance with the payment instructions set forth in such payoff letter, that all liabilities thereunder and all Liens or other guarantees affecting any real or personal property of ARPI or any ARPI Subsidiaries will be released.
(k)    Approval of Limited Partners. The affirmative vote of the holders of a “Majority in Interest” (as defined in the ARP OP Agreement) approving the Parent Merger and the Partnership Merger shall have been obtained.
Section 8.3    Conditions to Obligations of the ARPI Parties. The obligations of the ARPI Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by ARPI, at or prior to the Partnership Merger Effective Time, of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties set forth in Section 5.3(a) (Capital Structure) and Section 5.4 (Authority), shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (ii) each of the other representations and warranties of the AMH Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “AMH Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, an AMH Material Adverse Effect.

(b)    Performance of Covenants or Obligations of the AMH Parties. Each AMH Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Partnership Merger Effective Time.
(c)    Delivery of Certificates. AMH shall have delivered to ARPI a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the AMH Parties, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been satisfied.
(d)    Material Adverse Change. Since the date of this Agreement, there shall not have been any event, change, or occurrence that, individually, or in the aggregate, has had or would reasonably be expect to have, individually or in the aggregate, an AMH Material Adverse Effect.
(e)    Opinion Relating to REIT Qualification. ARPI shall have received the written opinion of Hogan Lovells US LLP, dated as of the Closing Date in the form attached hereto as Exhibit E, to the effect that for all taxable periods commencing with its taxable year of formation, AMH has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit AMH to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Parent Merger Effective Time and thereafter (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)(A)).
(f)    Section 368 Opinion. ARPI shall have received the written opinion of Hunton & Williams LLP (or other counsel reasonably satisfactory to ARPI), dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).
ARTICLE IX
TERMINATION AND AMENDMENT
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Partnership Merger Effective Time, by action taken or authorized by the AMH Board or the ARPI Board, as applicable, as follows:
(a)    by mutual consent of AMH and ARPI in a written instrument;
(b)    by either AMH or ARPI, upon written notice to the other Party, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c)    by either AMH or ARPI, upon written notice to the other Party, if the Mergers shall not have been consummated on or before 5:00 p.m. (New York time) on May 31, 2016 (such date and time referred to as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of any condition precedent to such Party’s obligations to effect the Mergers to be satisfied or the failure of the Mergers to occur on or before such date;
(d)    by either AMH or ARPI, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, unless such breach is reasonably capable of being cured, and the other Party shall continue to use its reasonable best efforts to cure such breach, prior to the Outside Date; provided that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if such Party is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, would not be satisfied;
(e)    by either AMH or ARPI if the ARPI Stockholder Approval shall not have been obtained upon a vote taken thereon at the duly convened ARPI Stockholders Meeting or any duly convened postponement or adjournment thereof in accordance herewith, in each case at which a vote on such approval was taken; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to ARPI where a failure to obtain the ARPI Stockholder Approval was caused by any action or failure to act of an ARPI Party that constitutes a breach of its obligations under Section 7.1 or Section 7.4;
(f)    by AMH if (i) at any time prior to the receipt of the ARPI Stockholder Approval, the ARPI Board shall have effected a Change in ARPI Recommendation (whether or not permitted by Section 7.4), failed to publicly reaffirm the approval, recommendation or declaration of advisability by the ARPI Board (or any committee thereof) within five Business Days after receipt of any written request to do so from AMH, (ii) ARPI shall have committed a material breach of its obligations under Section 7.4 or its obligations to call, convene and hold the ARPI Stockholder Meeting pursuant to Section 7.1(c), or (iii) a tender offer or exchange offer for outstanding shares of ARPI Common Stock shall have been publicly disclosed and, prior to the earlier of (A) the ARPI Stockholder Meeting and (B) 10 Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14e-2 under the Exchange Act, the ARPI Board fails to publicly recommend against acceptance of such offer; or
(g)    by ARPI, by written notice to AMH, if at any time prior to the receipt of the ARPI Stockholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(iv) is made in full to AMH substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such

Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.
Section 9.2    Effect of Termination.
(a)    In the event that this Agreement is terminated pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 9.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of common law fraud or any intentional breach of this Agreement; and (b) the Confidentiality Agreement, Section 7.2(b), this Section 9.2, Section 9.3, Article X (other than Section 10.1) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement to the extent applicable pursuant to Section 9.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made. For purposes of the foregoing, "intentional breach" shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement.
Section 9.3    Termination Fee and Expense Amount.
(a)    If, but only if, this Agreement is terminated:
(i)    by ARPI pursuant to Section 9.1(c) (provided Section 9.3(a)(ii) does not apply), or by ARPI pursuant to Section 9.1(d), in each case as a result of an intentional breach by AMH of this Agreement and provided that all of the conditions precedent to the obligations of the AMH Parties to effect the Mergers have been satisfied or waived by the AMH Parties, then AMH shall pay, or cause to be paid, to ARPI a fee (in lieu of any liability or damages under Section 9.2(a) or otherwise) equal to the Termination Fee, plus the Expense Amount by wire transfer of same day funds to an account designated by ARPI, within two Business Days after such termination;
(ii)    by either AMH or ARPI pursuant to Section 9.1(c) or Section 9.1(e) and ARPI (x) receives or has received an Acquisition Proposal (whether or not conditional) with respect to ARPI, which proposal has been publicly announced or otherwise communicated or made known to the ARPI Board or holders of ARPI Common Stock prior to or on the date of the ARPI Stockholder Meeting or any postponement or adjournment thereof (with respect to a termination under Section 9.1(e)) or prior to the termination of this Agreement (with respect to a termination under Section 9.1(c)) and (y) within 12 months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated (whether or not during such 12-month period) with respect to, an Acquisition Proposal (whether or not involving the Acquisition Proposal referred to in clause (x) above or a different Acquisition Proposal), then ARPI shall pay, or cause to be paid, to AMH the Termination Fee, plus the Expense Amount, unless the Expense Amount has been previously paid pursuant to Section 9.3(a)(iii), by wire transfer of same day funds to an account designated by AMH, not later than the consummation of such transaction relating to such Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(ii), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;
(iii)    by either AMH or ARPI pursuant to Section 9.1(e) because the ARPI Stockholder Approval shall not have been obtained, then ARPI shall pay, or cause to be paid, to AMH the Expense Amount (by wire transfer to an account designated by AMH) within two Business Days of such termination; provided, that if at the time of such termination pursuant to Section 9.1(e), AMH had a right to terminate this Agreement pursuant to Section 9.1(f), then ARPI shall pay, or cause to be paid, to AMH, in lieu thereof, the Termination Fee, plus an amount equal to the Expense Amount, unless the Expense Amount has been previously paid pursuant to this Section 9.3(a)(iii), by wire transfer of same day funds to an account designated by AMH within two Business Days of such termination;
(iv)    by AMH pursuant to Section 9.1(f) or by ARPI pursuant to Section 9.1(g), then ARPI shall pay, or cause to be paid, to AMH the Termination Fee, plus the Expense Amount, unless the Expense Amount has been previously paid pursuant to Section 9.3(a)(iii), by wire transfer of same day funds to an account designated by AMH within two Business Days of such termination.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:
(i)    under no circumstances shall AMH or ARPI be required to pay the Termination Fee or the Expense Amount on more than one occasion; and
(ii)    neither AMH nor ARPI shall be required to pay any amount in excess of the Termination Fee or any portion of the other Party’s Expenses, except as set forth in Section 9.3(c) or as provided in Section 9.2.
(c)    Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee, the Expense Amount nor any other amount payable pursuant to this Section 9.3 is a penalty, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if AMH or ARPI, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, either AMH or ARPI, as the case may be, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 9.3, such paying Party shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate of Citibank, N.A. in effect on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
(d)    Limitations on Payment
(i)    If one Party to this Agreement (the “Fee Payor”) is required to pay another Party to this Agreement (the “Fee Payee”) the Expense Amount and/or the

Termination Fee, the Expense Amount and/or the Termination Fee, as applicable, shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.3(d). In the event that the Fee Payor is obligated to pay the Fee Payee the Expense Amount and/or the Termination Fee, as applicable, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the Expense Amount and/or the Termination Fee, as applicable, of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 9.3(d) or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 9.3(d), an amount equal to the excess of the Expense Amount and/or the Termination Fee, as applicable, less the total amount paid under clause (A) above.
(ii)    To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Expense Amount or the Termination Fee, as applicable, with an escrow agent selected by the Fee Payor on such terms (subject to this Section 9.3(d)) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 9.3(d) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 9.3 by wire transfer. The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Expense Amount and/or Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to the Fee Payee. The Fee Payor agrees to amend this Section 9.3(d) at the reasonable request of the Fee Payee in order to (i) maximize the portion of the Expense Amount and/or the Termination Fee, as applicable, that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 9.3(d) or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(d). Any amount of the Expense Amount and/or the Termination Fee, as applicable, that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3(d), provided that the obligation of the Fee Payor to pay the unpaid portion of the Expense Amount and/or the Termination Fee, as applicable, shall terminate on the December 31 following the date which is five years from the date of this Agreement. Any costs and expenses of the escrow agent shall be borne solely by the Fee Payee.
Any payment due to a Party described in Section 9.3(c) shall be subject to the same limitations on payment as set forth in this Section 9.3(d).
(e)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.
(f)    The Parties each agree that in the event that the Termination Fee and, if applicable, the actual, documented Expenses of the recipient Party up to the Expense Amount, are paid or payable pursuant to Section 9.3, the payment of the Termination Fee and, if applicable, the actual, documented Expenses of the recipient Party up to the Expense Amount, together, if applicable, with the costs, expenses and interest set forth in Section 9.3(c), shall be the sole and exclusive remedy of the recipient Party and its Affiliates against the paying Party or any of its Affiliates for, and in no event will any of the Parties or any of their Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.
Section 9.4    Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Parties hereto, by action taken or authorized by the ARPI Board or the AMH Board, as applicable, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of ARPI or holders of ARP OP Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders or holders without such further approval by such stockholders or holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 9.5    Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the Parties hereto, by action taken or authorized by the ARPI Board or the AMH Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Partnership Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Partnership Merger Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
Section 10.2    Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be delivered personally, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.
(a)    if to the AMH Parties, to:
American Homes 4 Rent
30601 Agoura Rd., Suite 200
Agoura Hills, CA 91301
Telephone:    (855) 774-4663
Attention:     Chief Legal Officer

with copies to:
Hogan Lovells US LLP
1999 Avenue of the Stars, Suite 1400
Los Angeles, CA 90067
Telephone:    (310) 785-4600
Attention:    Barry L. Dastin, Justin C. Johnson

(b)    if to the ARPI Parties, to:
American Residential Properties, Inc.
7047 East Greenway Parkway, Suite 350
Scottsdale, AZ 85254
Telephone:    (480) 474-4800
Attention:    Stephen G. Schmitz
Chief Executive Officer
with copies to:
Hunton & Williams LLP
Riverfront Plaza – East Tower
951 East Byrd Street
Richmond, VA 23219
Telephone:    (804) 788-7366
Attention:    Daniel M. LeBey, Mark W. Wickersham

Section 10.3    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.4    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Parties under Section 7.6, (ii) after the Partnership Merger Effective Time, the rights of the holders of AMH OP Units to receive the consideration set forth in Article III in accordance with the provisions of this Agreement, (iii) after the Parent Merger Effective Time, the rights of the holders of shares of ARPI Common Stock to receive the Merger Consideration, and (iv) the right of ARPI and AMH, on behalf of its respective shareholders, to pursue claims for damages and other relief, including equitable relief, for the other Parties’

intentional breach of this Agreement, to the extent recovery is otherwise permitted under Section 9.2. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.5    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 10.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 10.7    Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to choice of laws among different jurisdictions.
Section 10.8    Specific Performance; Venue. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the any state or federal court within the State of Maryland, and each Party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in any state or federal court within the State of Maryland, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby; provided that if any such legal action or proceeding is brought in a state court within the State of Maryland, each Party hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of such legal action or proceeding to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland).  Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Maryland, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Maryland as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Maryland as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.9    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.
Section 10.10    Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, AMH, AMH OP, AMH Merger Sub, OP Merger Sub, ARPI, ARP GP and ARP OP have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

AMERICAN HOMES 4 RENT

By:
/s/ David P. Singelyn
Name: David P. Singelyn
Title: Chief Executive Officer

AMERICAN HOMES 4 RENT, L.P.

By:	AMERICAN HOMES 4 RENT
its sole general partner

By:
/s/ David P. Singelyn
Name: David P. Singelyn
Title: Chief Executive Officer

SUNRISE MERGER SUB, LLC

By:	AMERICAN HOMES 4 RENT
its managing member

By:
/s/ David P. Singelyn
Name: David P. Singelyn
Title: Chief Executive Officer

[Signature Page 1 of 3 to Agreement and Plan of Merger]

OP MERGER SUB, LLC

By:	AMERICAN HOMES 4 RENT, L.P.
its managing member

By:	AMERICAN HOMES 4 RENT
its sole general partner

By:
/s/ David P. Singelyn
Name: David P. Singelyn
Title: Chief Executive Officer

[Signature Page 2 of 3 to Agreement and Plan of Merger]

AMERICAN RESIDENTIAL PROPERTIES, INC.

By:

/s/ Stephen G. Schmitz
Name: Stephen G. Schmitz
Title: Chairman of the Board and
Chief Executive Officer

AMERICAN RESIDENTIAL PROPERTIES OP, L.P.

By:	AMERICAN RESIDENTIAL GP, LLC,
its general partner

By:	AMERICAN RESIDENTIAL PROPERTIES, INC.

By:

/s/ Stephen G. Schmitz
Name: Stephen G. Schmitz
Title: Chairman of the Board and
Chief Executive Officer

AMERICAN RESIDENTIAL GP, LLC.

By:	AMERICAN RESIDENTIAL PROPERTIES, INC.
its managing member

By:

/s/ Stephen G. Schmitz
Name: Stephen G. Schmitz
Title: Chairman of the Board and
Chief Executive Officer

[Signature Page 3 of 3 to Agreement and Plan of Merger]

Exhibit A
Form of Voting Agreement
VOTING AGREEMENT, dated as of December 3, 2015 (this “Agreement”), between American Homes 4 Rent, a Maryland real estate investment trust (“Parent”), and the Person listed as “Stockholder” on the signature page hereto (“Stockholder”).
WHEREAS, as a condition and inducement to Parent’s and AMH Merger Sub, LLC’s, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Sunrise Merger Sub”), American Homes 4 Rent, L.P.’s, a Delaware limited partnership (“Sunrise OP”), and OP Merger Sub, LLC’s, a Delaware limited liability company and wholly-owned subsidiary of Sunrise OP, willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with American Residential Properties, Inc., a Maryland corporation (“Terroir”), American Residential Properties OP, L.P., a Delaware limited partnership (“Terroir OP”), and American Residential GP, LLC, a Delaware limited liability company and sole general partner of Terroir OP, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock of Terroir, $0.01 par value per share, that Stockholder beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (the “Common Stock”), and all limited partnership interests in Terroir OP designated as a “Common Unit,” an “LTIP Unit,” a “Partnership Interest” or a “Partnership Unit” (collectively, the “Terroir OP Units” and collectively with the Common Stock, as applicable, the “Securities”) under that certain Agreement of Limited Partnership of Terroir OP, dated as of May 11, 2012, as amended, modified or supplemented from time to time and in effect on the date hereof (the “Terroir OP Agreement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
VOTING AGREEMENT; GRANT OF PROXY
Section 1.1    Voting Agreement. Stockholder hereby agrees to vote or exercise Stockholder’s right to consent with respect to all Securities that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Mergers and all agreements and actions contemplated by the Merger Agreement at any meeting of the stockholders of Terroir, or the holders of Terroir OP Units, as applicable, and at any adjournment thereof, at which the Merger Agreement and agreements contemplated thereby (or any amended version thereof), or actions contemplated thereby, are submitted for the consideration and vote of the stockholders of Terroir, or the holders of Terroir OP Units, as applicable, or in any action by written consent in lieu thereof. Stockholder hereby agrees that Stockholder will not vote any Securities in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of Terroir or Terroir OP or any other extraordinary transaction involving Terroir other than the Merger, (iii) action the consummation of which could frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters, including the Mergers.
Section 1.2    Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to any of the Securities. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Securities. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.1 above. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
Stockholder represents and warrants to Parent that:
Section 2.1    Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a legally valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). If Stockholder is married and any of the Securities set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the legally valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.
Section 2.2    Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination,

5

cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any contract, agreement or other instrument or document (“Contract”) binding on Stockholder or any of Stockholder’s properties or assets, including the Securities or (iv) result in the imposition of any Lien on any asset of Stockholder.
Section 2.3    Ownership of Securities. Stockholder (together with Stockholder’s spouse if Stockholder is married and the Securities set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable Law) is the beneficial owner of such Securities, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Securities). None of such Securities is subject to any voting trust or other Contract with respect to the voting of such Securities (including Common Stock underlying such Terroir OP Units), except as set forth in this Agreement.
Section 2.4    Total Securities. Except for the Securities set forth on the signature page hereto (including Common Stock underlying the Terroir OP Units), Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Terroir or Terroir OP, as applicable, (ii) securities of Terroir or Terroir OP, as applicable, convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Terroir or Terroir OP or (iii) options or other rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) from Terroir or Terroir OP, as applicable, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Terroir.
Section 2.5    Finder’s Fees. No broker, investment banker or other Person is entitled to any broker’s, finder’s or similar fee or commission in connection with the Mergers or any transactions contemplated by the Merger Agreement based upon any arrangements made by or on behalf of Stockholder.
Section 2.6    No Litigation. There is no Action pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate the transactions contemplated hereby on a timely basis.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to Stockholder:
Section 3.1    Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the real estate investment trust powers of Parent and have been duly authorized by all necessary real estate investment trust actions. This Agreement constitutes a legally valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar

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law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
ARTICLE IV
COVENANTS OF STOCKHOLDER
Stockholder hereby covenants and agrees that:
Section 4.1    No Proxies for, Encumbrances on or Disposition of Securities.
(i)    Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (a) grant any proxies or enter into any voting trust or other Contract with respect to the voting of any Securities, (b) sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Securities during the term of this Agreement or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the timely performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.
(i)    Notwithstanding the foregoing clause (i), Stockholder may transfer Securities to (a) any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family or (b) if Stockholder is a partnership or limited liability corporation, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.
Section 4.2    Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights to demand appraisal of any Securities or rights to dissent from either of the Mergers, if applicable, and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Action, against Parent, any of the Sunrise Parties, Terroir, any of the Terroir Parties or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers, including any Action (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any duty of the Board of Directors of Terroir in connection with the Merger Agreement or the transactions contemplated thereby.

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Section 4.3    Communications. Stockholder, and each of Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, trustees, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent and Terroir of Stockholder’s identity and holding of Securities, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent or Terroir determines to be necessary in any SEC disclosure document in connection with the Mergers or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent and Terroir of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.
Section 4.4    Additional Securities. In the event that Stockholder acquires beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to Terroir , or any of its Subsidiaries, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number and type, as applicable, of Securities set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent of any such event.
ARTICLE V
MISCELLANEOUS
Section 5.1    Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
Section 5.2    Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other

8

party may reasonably deem proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.
Section 5.3    Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of the completion of the Closing or the termination of the Merger Agreement in accordance with its terms; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.
Section 5.4    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.5    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.
Section 5.6    Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Maryland, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Maryland.
Section 5.7    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 5.8    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a manner which is valid, legal and enforceable in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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Section 5.9    Specific Performance. The parties hereto agree that irreparable damage to Parent would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent and any obligations to prove damages or post a bond or other security.
Section 5.10    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
Section 5.11    Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of Terroir, does not make any agreement or understanding herein as a director or officer of Terroir. Stockholder signs this Agreement solely in Stockholder’s capacity as a beneficial owner of the Securities and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of Terroir, including complying with or exercising such Stockholder’s directors’ duties as a member of the Board of Directors of Terroir.
Section 5.12    Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be delivered personally, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.
(a)    if to Parent, to:
American Homes 4 Rent
30601 Agoura Road, Suite 200
Agoura Hills, California 91301
Telephone:    (805) 413-5300
Attention:    David P. Singelyn
Chief Executive Officer

with copies to:

Hogan Lovells US LLP
1999 Avenue of the Stars, Suite 1400
Los Angeles, CA 90067

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Telephone:    (310) 785-4600
Attention: Barry L. Dastin, Justin C. Johnson
(b)    if to Stockholder, to: the address for notice set forth on the signature page hereof with a copy to:
American Residential Properties, Inc.
7047 East Greenway Parkway, Suite 3500
Scottsdale, Arizona 85254
Telephone:    (480) 474-4800
Attention:     Stephen G. Schmitz
Chief Executive Officer

with copies to:

Hunton & Williams LLP
Riverfront Plaza – East Tower
951 East Byrd Street
Richmond, VA 23219
Telephone:    (804) 788-7366
Attention:    Daniel M. LeBey, Mark W. Wickersham

Section 5.13    Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of any state or federal court within the State of Maryland for any actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any action or proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 5.12 hereof, shall be effective service of process for any such action or proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (v) agrees not to plead or claim in any court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.
Section 5.14    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 5.15    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 5.16    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 5.17    No Ownership Interest. All rights, ownership and economic benefits of and relating to the Securities contemplated hereby shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Securities, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of Terroir or as a limited partner of Terroir OP.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN HOMES 4 RENT
By:
Name:
Title:

STOCKHOLDER
By:
Name:
Title:

Address for notices:
SPOUSE OF STOCKHOLDER:

Name:
Solely for purposes of Section 4.1(i)(c)
AMERICAN RESIDENTIAL PROPERTIES, INC.
By:
Name:
Title:

AMERICAN RESIDENTIAL PROPERTIES OP, L.P.

By:
Name:
Title:

Signature Page to Voting Agreement

Class of Stock	Securities Beneficially Owned
Shares of Common Stock
Terroir OP Units

Exhibit B
Form of ARPI Tax Representation Letter

American Residential Properties, Inc.
[ADDRESS]

[●], 2016
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004

American Residential Properties, Inc.
Officer’s Certificate
Ladies and Gentlemen:
We are providing this letter to each of your firms in connection with the tax opinions (the “Tax Opinions”) that you will be rendering pursuant to Sections 8.2(e) and 8.3(e) respectively of the Agreement and Plan of Merger, dated as of December [●], 2015 (the “Merger Agreement”), by and among AMH, a Maryland real estate investment trust, AMH OP, a Delaware limited partnership, AMH Merger Sub, LLC (“AMH Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of AMH, OP Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of AMH OP (“OP Merger Sub”), the Company, ARP OP, L.P., a Delaware limited partnership (the “Operating Partnership”), and ARP GP, LLC, a Delaware limited liability company and sole general partner of the Operating Partnership (“ARP GP”), pursuant to which the Company will merge with and into AMH Merger Sub, and the OP Merger Sub will merge with and into the Operating Partnership. The undersigned officer of the Company hereby certifies to you, to the best of his or her knowledge and belief, that the

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following statements are true and correct. Certain capitalized terms used herein are defined in Appendix A to this certificate.

REIT Gross Income Test Requirements

1. 95% Gross Income Test. During each taxable year1, at least 95% of the Company’s gross income has been and will be derived from:

a)	dividends;

b)	interest;

c)	Rents from Real Property;

d)	gain from the sale or other disposition of stock, securities and real property (including interests in real property and interests in mortgages on real property) that was not Prohibited Income;

e)	abatements and refunds of taxes on real property;

f)	income and gain derived from Foreclosure Property that was not Prohibited Income;

g)
amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

h)	gain (other than Prohibited Income) from the sale or other disposition of Real Estate Assets.
1 All references to a taxable year of the Company include the short taxable year ending as of the Parent Merger Effective Time.

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For purposes of this paragraph 1, gross income shall not include Prohibited Income, cancellation of indebtedness income, gross income from Hedging Transactions, Passive Foreign Exchange Gain, and gross income from Currency Hedging Transaction. For purposes of this paragraph 1, any “section 988 gain” (as provided in Code section 856(n)(4)) which is derived by the Company from dealing, or engaging in substantial and regular trading in, securities (as defined in Code section 475(c)(2)) will be treated as nonqualifying income, unless such gain is excluded from the Company’s gross income by reason of being attributable to a Hedging Transaction or a Currency Hedging Transaction.
2.    75% Gross Income Test. During each taxable year, at least 75% of the Company’s gross income has been and will be derived from:

a)	Rents from Real Property;

b)
interest on obligations secured by mortgages on real property or on interests in real property (including interest on regular and residual interests in REMICs, provided that at least 95 percent of the assets of such REMIC are Real Estate Assets in accordance with Code section 856(c)(5)(E) and, if less than 95 percent of the assets of such REMIC are Real Estate Assets, interest on the regular or residual interest in the proportion that the REMIC’s assets constitute Real Estate Assets);

c)	dividends or other distributions on transferable shares in other REITs;

d)	abatements and refunds of taxes on real property;

e)	income and gain (other than Prohibited Income) derived from Foreclosure Property;

f)
amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

g)	gain (other than Prohibited Income) from the sale or other disposition of Real Estate Assets; and

h)
income (i) derived from the temporary investment of new capital in stock or debt instruments where such new capital is attributable either (A) to the issuance of shares of the Company or (B) to a public offering of the Company’s debt obligations with maturity dates of at least five years and

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(ii) received or accrued during the one-year period beginning on the date on which the Company received such new capital.
For purposes of subparagraph (b) above, interest amounts attributable to the excess of the Amount of the Loan over the Loan Value of the associated real property that is security for the loan will not be treated as qualifying income.
For purposes of this paragraph 2, gross income shall not include Prohibited Income, cancellation of indebtedness income, gross income from any Hedging Transaction, Real Estate Foreign Exchange Gain, and gross income from any Currency Hedging Transaction. For purposes of this paragraph 2, any “section 988 gain” (as provided in Code section 856(n)(4)) which is derived by the Company from dealing, or engaging in substantial and regular trading in, securities (as defined in Code section 475(c)(2)) will be treated as nonqualifying income, unless such gain is excluded from the Company’s gross income by reason of being attributable to a Hedging Transaction or a Currency Hedging Transaction.
3.    Personal Property. During each taxable year, either (a) the FMV Ratio with respect to each Lease has not and will not exceed 15% or (b) if the FMV Ratio for one or more Leases exceed or exceeds 15%, the resulting income that is not qualifying income for purposes of paragraphs 1 (95% Gross Income Test) or 2 (75% Gross Income Test) has not caused and will not cause the Company to fail to satisfy the requirements of such paragraphs. The “FMV Ratio” means the ratio of (i) the average of the fair market value of the personal property that is subject to a Lease at the beginning and at the end of each year to (ii) the average of the aggregate fair market values of both the real property and personal property covered under such Lease at the beginning and at the end of such year.
4.    Contingent Rent & Interest. During each taxable year, the Company has not received or accrued, and will not receive or accrue, directly or indirectly, rent, interest, contingency fees, or other amounts that are determined in whole or in part with reference to the income or profits derived by any person (excluding amounts received as (i) rents from Leases that are (A) based solely on a percentage or percentages of receipts or sales where the percentage or percentages are fixed at the time the Leases are entered into, are not renegotiated during the term of the Leases in a manner that has the effect of basing rent on income or profits, and conform with normal business practices or (B) attributable to qualified rents from subtenants as provided by Code section 856(d)(6) and (ii) interest that is (A) based solely on a fixed percentage or percentages of receipts or sales or (B) attributable to qualified rents received or accrued by debtors as provided by Code section 856(f)(2)) unless the receipt or accrual of such nonqualifying income would not cause the Company to fail to satisfy the requirements of paragraphs 1 (95% Gross Income Test) or 2 (75% Gross Income Test).

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5.    Related Party Rent. During each taxable year, the Company has not received or accrued, and will not receive or accrue, directly or indirectly, rents from Related Party Tenants unless the receipt or accrual of such nonqualifying income would not cause the Company to fail to satisfy the requirements of paragraphs 1 (95% Gross Income Test) or 2 (75% Gross Income Test).
6.    Tenant Services. Except to the extent described in the following sentence, none of the Company or any Non-TRS Subsidiaries has furnished or rendered, or will furnish or render, or bear the cost of furnishing or rendering, any services to tenants of the Properties other than Customary Services. To the extent that the Company or a Non-TRS Subsidiary furnishes or renders Noncustomary Services to the tenants of a Property, the amount received or accrued for, or attributable to (directly or indirectly), such services will not exceed 1% of the Company’s total actual or accrued receipts from the Property during the taxable year. For purposes of the preceding sentence, the amount treated as received by the Company or a Non-TRS Subsidiary with respect to the Noncustomary Services is the greater of (a) the fair market value of such services or (b) 150% of the Company’s or the Non-TRS Subsidiary’s direct cost of providing such services.
7.    Services Performed by Independent Contractors and De Minimis Services. Any person who furnishes or renders Noncustomary Services to the tenants of the Properties (other than Noncustomary Services provided by a TRS of the Company that satisfies the requirements set forth in paragraphs 30 through 33 (Taxable REIT Subsidiaries) or Noncustomary Services falling within the 1% safe harbor described in paragraph 6 (Tenant Services)), including any person that operates or manages a Lodging Facility or Health Care Facility for a TRS, has qualified and will qualify as an Independent Contractor.
8.    Gross Income of Certain Subsidiaries. The Company understands that, for purposes of the representations in paragraphs 1 (95% Gross Income Test), 2 (75% Gross Income Test), 4 (Contingent Rent & Interest), and 5 (Related Party Rent), all items of income, deduction, and credit of (i) any Qualified REIT Subsidiary and (ii) any Disregarded Entity are treated as items of income, deduction, and credit of the Company, and the Company’s proportionate share (based on its capital interest) of the income of any Partnership is treated as income of the Company.
REIT Asset Diversification Requirements

9.    75% Asset Test. At the close of each calendar quarter of each taxable year, at least 75% of the value of the Company’s total assets has been and will be represented by:

a)	Real Estate Assets;

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b)
cash (including currency other than the U.S. dollar if (i) such currency is the functional currency of the Company or one of the Company’s “qualified business units,” as defined in Code section 985(b), (ii) such currency is held for use in the normal course of the activities of the Company or one of the Company’s qualified business units and such activities either (a) give rise to either income or gain described in paragraphs 1 (95% Gross Income Test) and 2 (75% Gross Income Test) or (b) are directly related to acquiring or holding assets described in this paragraph, and (iii) such currency is not held in connection with dealing in, or engaging in substantial and regular trading in, securities (as defined in Code section 475(c)(2)));

c)
cash items, including cash on hand, time and demand deposits with financial institutions, receivables arising in the ordinary course of the operations of the Company (other than those purchased from another person), and money market funds to the extent provided in Revenue Ruling 2012-17, but excluding bankers’ acceptances, repurchase agreements, and other similar instruments; and

d)
securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by Congress, or any certificates of deposit for any of the foregoing.

10.    Other Asset Tests. Except as described below in paragraph 37, at the close of each calendar quarter of each taxable year, with respect to the Company’s securities not described in paragraph 9 (75% Asset Test):

a)
not more than 5% of the value of the Company’s total assets has consisted or will consist of the securities of any one issuer (excluding any Disregarded Entity, any Qualified REIT Subsidiary, and any TRS);

b)	not more than 25% of the value of the Company’s total assets has been or will be represented by securities of one or more TRSs;

c)
the Company has not held and will not hold securities either possessing more than 10% of the total voting power of any one issuer (excluding any Disregarded Entity, any Qualified REIT Subsidiary, and any TRS); and

d)
the Company has not held and will not hold securities having a value of more than 10% of the total value of the outstanding securities of any issuer (excluding any Disregarded Entity, any Qualified REIT Subsidiary, and

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any TRS) (together the test described above in paragraph 10(c), the “10% Vote or Value Test”).
For purposes of the 10% Value Test, the term “securities” shall not include any of the following:

a)
“straight debt” securities (i.e., a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the interest rate (and interest payment dates) are not contingent on profits, the borrower’s discretion or similar factors (except as provided in Code section 856(m)(2)(B)) and (ii) the debt is not convertible, directly or indirectly, into equity, provided that “straight debt” securities do not include any securities issued by a corporation or partnership if the Company and any of its Controlled TRSs hold securities (including, for this purpose, any equity securities of a partnership) of such corporation or partnership other than securities described in clauses (a) through (f) of this paragraph 10 (Other Asset Tests) that have an aggregate value of more than 1% of the corporation’s or partnership’s outstanding securities));

b)	any loan to an individual or an estate;

c)
any imputed debt obligation under a rental agreement, other than a rental agreement with a Related Party Tenant, for the use of tangible property under which (i) there was at least one amount allocable to the use of property during a calendar year which was to be paid after the close of the calendar year following the calendar year in which such use occurred or there were increases in the amount to be paid as rent under the agreement and (ii) the aggregate amount of the consideration for the use of the property exceeded $250,000;

d)	any obligation to pay Rents from Real Property;

e)
any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this clause (e) or payments on any obligation issued by an entity not described in this clause (e);

f)	any security issued by a REIT;

g)	any debt instrument issued by a partnership in which the Company owns an equity interest and that is not described in clauses (a) through (f) of this

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sentence to the extent of the Company’s proportionate interest in the debt and equity securities issued by the partnership; and

h)
any debt instrument issued by a partnership and not described in clauses (a) through (f) of this sentence if at least 75% of the partnership’s gross income (excluding Prohibited Income, gross income from any Hedging Transaction, Real Estate Foreign Exchange Gain, and gross income from any Currency Hedging Transaction) is derived from sources described in paragraph 2 (75% Gross Income Test).

11.    Assets of Certain Subsidiaries. The Company understands that, for purposes of paragraphs 9 (75% Asset Test) and 10 (Other Asset Tests), (i) all assets and liabilities of any Qualified REIT Subsidiary and any Disregarded Entity are treated as assets and liabilities of the Company, (ii) the term “securities” does not include the Company’s direct and indirect equity interest in the Partnerships (except as provided in subparagraph (0 of the second sentence of paragraph 10 (Other Asset Tests)), (iii) the Company’s proportionate share (based on its capital interest or, in the case of the 10% Value Test, its proportionate interest in any equity or debt securities issued by the Partnership) of the assets of any Partnership is treated as assets of the Company, and (iv) the term “value” means (A) except as otherwise provided in clauses (B) and (C) below, fair value as determined in good faith by the Board of Directors of the Company, (B) in the case of securities for which market quotations are readily available, the market value of such securities, or (C) in the case of a debt instrument, the term “value” for purposes of the 10% Value Test means the “adjusted issue price” (as defined in Code section 1272(a)(4)) of such debt instrument.
Distribution Requirements
12.    Distribution Requirements. For each taxable year, the deduction for dividends paid by the Company (as defined in Code section 561, but without regard to capital gain dividends, as defined in Code section 857(b)(3)(C)), has equaled or exceeded and will equal or exceed (i) the sum of (A) 90% of the Company’s real estate investment trust taxable income (as defined in Code section 857(b)(2), but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 90% of the excess of its net income from Foreclosure Property over the tax imposed on such income by Code section 857(b)(4)(A), minus (ii) any excess noncash income (as defined in Code section 857(e)). For purposes of this paragraph 12, net income from Foreclosure Property includes any foreign currency gains (as defined in Code section 988(b)(1)) and any deductions directly connected with the production of such gains.
13.    No Preferential Dividends. The dividends paid by the Company have been and will be made pro rata, and in pari passu, with no preference to any share as compared with other shares of the same class, and each class of stock of the Company has been and

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will be treated in accordance with each such class’ dividend rights as a class (without reference to waivers of their rights by shareholders).
Ownership Requirements
14.    100 Shareholder Requirement. Beginning with the Company’s 2013 taxable year, beneficial ownership of the Company’s capital stock will be held by 100 or more persons for at least 335 days of each taxable year. At all times since January 25, 2013, beneficial ownership of the Company’s capital stock has been held by 100 or more persons.
15.    Non-Closely Held Requirement. At no time during the last half of each taxable year beginning with the Company’s 2013 taxable year will more than 50% in value of the Company’s outstanding shares be held directly or indirectly (within the meaning of Code section 544, as modified by Code section 856(h)(1)(B)), by or for five or fewer individuals. For purposes of the preceding sentence, a supplemental unemployment compensation benefits plan (as described in Code section 501(c)(17)), a private foundation (as described in Code section 509(a)), or a portion of a trust permanently set aside or to be used exclusively for charitable purposes (as described in Code section 642(c)) is considered to be an individual. However, shares held by a trust described in Code section 401(a) and exempt from tax under Code section 501(a) generally are treated as held directly by the trust’s beneficiaries in proportion to their actuarial interests in the trust.
16.    Enforcement of Charter Restrictions. The Company has used and will use its best efforts to enforce the restrictions on ownership and transfer of the Company’s shares of stock that are contained in its Amended Articles.
Organizational Requirements

17.    Operation and Management by Directors; Transferable Shares. The Company at all times has been and will be managed by one or more directors, and beneficial ownership in the Company at all times has been and will be evidenced by transferable shares. With the exception of (i) the restrictions imposed on the transfer of shares of stock under the Company’s Amended Articles (as the same may be amended from time to time); (ii) certain voluntary contractual lock-up arrangements that are customary and of limited duration in connection with an offering of the Company’s shares of stock; and (iii) any restrictions required to comply with applicable securities laws, there are no other restrictions on the transfer of any stock of the Company.
18.    Disqualified Entities. The Company:

a)	has not been and will not be chartered or supervised as a bank, savings and loan, or similar association under state or federal law;

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b)	has not operated and will not operate as a small business investment company under the Small Business Investment Act of 1958;

c)	has not engaged and will not engage in the business of issuing life insurance, annuity contracts, or contracts of health or accident insurance; and

d)
was not created by or pursuant to an act of a state legislature for the purpose of promoting, maintaining, or assisting the economy within the state by making loans that generally would not be made by banks.

Organization and Tax Classification of the Company

19.    Calendar Taxable Year. The Company has used and will use the calendar year as its taxable year.
20.    Organizational Documents. The Company was formed pursuant to Articles of Incorporation filed on March 30, 2012 with the Department of Assessments and Taxation of the State of Maryland, as amended by the Amended Articles. The Company has not been and will not at any time be a party to a tax-free reorganization with another corporation and has not held and will not hold any asset the disposition of which could be subject to Code section 1374.
21.    Timely S Corporation Election and Revocation; Timely Filed REIT Election. The Company made a timely valid election to be taxed as an S corporation under the Code effective as of March 30, 2012, remained an S corporation until the Company effectively revoked its election to be taxed as an S corporation under the Code pursuant to Treasury Regulations section 1.1362-2(a)(2)(ii) on May 10, 2012 and filed a federal income tax return as an S corporation for the period from its formation through the termination of its S election. The Company elected to be a REIT for its short taxable year ended December 31, 2012 by computing its taxable income as a REIT on its timely filed federal income tax return for that short taxable year (i.e., I.R.S. Form 1120-REIT).
22.    No Revocation of REIT Election. The Company has not intentionally terminated or revoked, and will not intentionally terminate or revoke, its REIT election.
23.    C-Corporation Earnings & Profits. The Company has not and will not succeed to, any earnings and profits (as determined for federal income tax purposes) of the Company or any other corporation accumulated during a year when such entity did not qualify as a REIT.
Organization and Tax Classification of Partnerships and Other Subsidiaries

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24.    Adherence to State Law and Organizational Documents. Each Partnership has operated and will operate in accordance with the governing law of the state in which it is formed and its most recent amendment and restatement of the partnership agreement or operating agreement pursuant to which such Partnership is formed or operates.
25.    No Exchange Trading of Partnership Interests. No interests in any Partnership have been or will be traded on (i) any national securities exchange which is either registered under the Securities Exchange Act of 1934, as amended, or exempted from registration because of the limited volume of transactions; (ii) any foreign securities exchange that, under the law of the jurisdiction in which it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements imposed by the Securities Exchange Act of 1934, as amended; (iii) any regional or local exchange; or (iv) any over-the-counter market characterized by an interdealer quotation system which regularly disseminates quotations of obligations by identified brokers or dealers, by electronic means, or otherwise.
26.    Publicly-Traded Partnership Safe Harbors. With respect to each Partnership, either (i) (a) neither the transactions in which the Partners acquired or will acquire interests in the Partnership nor the interests themselves have been or will be registered under the Securities Act and (b) such Partnership has not had and will not have more than 100 Partners (taking into account as a Partner each person who indirectly owns an interest in the Partnership through a partnership, grantor trust, or S corporation (a “flow-through entity”) only if (X) substantially all of the value of the person’s ownership interest in the flow-through entity is attributable to the entity’s interest in the Partnership and (Y) a principal purpose of the use of the flow-through entity is to enable the Partnership to satisfy the 100-partner limitation), (ii) each Partnership not described in clause (i) has permitted and will permit transfers of interests in such Partnership, including exchanges of interests in such Partnership for shares of the Company, only to the extent that such transfers have allowed and will allow such Partnership to satisfy the lack of actual trading safe harbor in Treasury Regulations section 1.7704-1(j), or (iii) each Partnership not described in either clause (i) or clause (ii) has derived and will derive at least 90% of its gross income from the sources listed in Code section 7704(d) for each year of its existence.
27.    No Exclusion from Subchapter K. No Partnership has made or will make an election to be excluded from the provisions of subchapter K of the Code.
28.    Entity Ownership. The Company has not owned, and will not own, directly or indirectly, equity interests in any entity other than its Disregarded Entities, its Qualified REIT Subsidiaries, its TRSs, and the Partnerships, unless the Company’s ownership of such equity securities has not caused and would not cause it to fail to satisfy the requirements of paragraph 10 (Other Asset Tests).

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29.    No Election to be Taxed as a Corporation. No Partnership or Disregarded Entity has elected or will elect to be treated as an association taxable as a corporation for federal income tax purposes under Treasury Regulations section 301.7701-3, unless such election is effective as of the date the Company first owned, directly or indirectly, any equity interest in such entity.
Taxable REIT Subsidiaries

30.    Arm’s Length Arrangements. All dealings between the Company and/or any of the Non-TRS Subsidiaries on the one hand, and any TRS, on the other hand, including, without limitation, the terms of any leases, loans or other agreements, have been and will be at arm’s length and consistent with the terms of comparable agreements in the industry. All dealings between any TRS and any Management Company that operates or manages a Qualified Lodging Facility or Qualified Health Care Property for a TRS have been and will be at arm’s length.
31.    Eligible Independent Contractors. No TRS that leases Qualified Lodging Facilities or Qualified Health Care Properties from the Company has or will directly or indirectly operate or manage any such Property but instead has engaged or will engage a third-party operator that qualifies as an Eligible Independent Contractor to operate each such Property on behalf of the TRS.
32.    No Operation of Lodging or Health Care Facilities. No TRS has operated or will operate, directly or indirectly, any Lodging Facility or Health Care Facility or provide to any other person (under a franchise, license, or otherwise) rights to any brand name under which any Lodging Facility or Health Care Facility is operated, other than rights provided by such TRS to an Eligible Independent Contractor to operate or manage a Lodging Facility or Health Care Facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such Lodging Facility or Health Care Facility is either owned by the TRS or leased to the TRS by the Company.
33.    Timely Filed TRS Elections. On June 1, 2012, the Company and ARPI TRS, LLC (“ARPI TRS”) elected to treat ARPI TRS as a (i) corporation for federal income tax purposes on IRS Form 8832 effective as of May 11, 2012 and (ii) a TRS of the Company on IRS Form 8875 effective as of May 11, 2012 (the “Original TRS Election”). The Original TRS Election was signed on behalf of ARPI TRS by Steven Schmidt, as Chief Executive Officer of the Company, which was the sole member of ARP GP, which was the general partner of the Operating Partnership, which was the sole member of ARPI TRS. At the time the Original TRS Election was signed, ARPI TRS did not have its own officers and its Limited Liability Company Agreement in effect at the time of the Original TRS Election provided that it would be managed by its member, the Operating Partnership. The Company has not terminated or revoked any TRS elections.

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Recordkeeping Requirements

34.    Shareholder Demand Letters. Within 30 days after the end of each taxable year, the Company has demanded and will demand written statements from its shareholders of record that, at any time during the last six months of such taxable year, owned 5% or more of its shares (or, (i) if the Company had fewer than 2,000 and more than 200 shareholders of record of its shares on any dividend record date, 1% or more of its shares, or (ii) if the Company had 200 or fewer shareholders of record of its shares on any dividend record date during a taxable year, 0.5% or more of its shares) setting forth the following information:

a)	the actual owners of the Company’s shares (i.e., the persons who are required to include in gross income on their federal income tax returns the dividends received on the shares); and

b)
the maximum number of shares of the Company (including the number and face value of securities convertible into shares of the Company) that were considered owned, directly or indirectly (within the meaning of Code section 544, as modified by Code section 856(h)(1)(B)), by each of the actual owners of any of the Company’s shares at any time during the last half of such taxable year.

35.    Retention of Demand Letters and Responses. The Company has maintained and will maintain the written statements described in the preceding paragraph and any other responses received at its offices in Scottsdale, Arizona, and the written statements and responses will be available for inspection by the Internal Revenue Service.
36.    Gross Income, Asset and Distribution Test Calculations; Use of Savings Clauses. The Company has prepared and will prepare detailed calculations to monitor its compliance with the quarterly REIT gross asset requirements and the annual REIT gross income and distribution requirements. If the Company discovers that it does not satisfy one or more of the REIT income, asset, distribution or other requirements for any taxable year, or there is a final determination by the IRS that it did not satisfy one of those requirements, it will take all actions contemplated by Code sections 856(c)(6), (c)(7), and (g)(5) and 860, as the case may be, in order to maintain its status as a REIT for such year and all succeeding years, including: (i) making the disclosure required by Code sections 856(c)(6)(A) and 856(c)(7)(A)(i) (in the case of certain income and asset test violations); (ii) disposing of or acquiring assets in the manner contemplated, and in accordance with the deadlines established, by Code section 856(c)(7)(A)(iii) and (B)(ii) to the extent necessary to bring the Company into compliance with the REIT asset requirements; (iii) paying deficiency dividends (within the meaning of Code section 860(f)); and (iv) duly paying (A) the related penalty tax, if any, imposed by Code section 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), and 856(g)(5)(C) (for violations

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of other qualification requirements applicable to REITs) and (B) any increased interest, additions to tax or penalties imposed as a result of Code section 860(c).
De Minimis REIT Savings Clause
37.    To the extent the Original TRS election was invalid, the Company would not have satisfied the 10% Vote or Value Test for the calendar quarters ended June 30, 2012 through June 30, 2015. Prior to November 2015, neither the Company, its advisors, nor, to the Company’s knowledge, any third party identified that the Original TRS Election might be invalid because Mr. Schmidt was not an officer of ARPI TRS when he signed the Original TRS Election. On December __, 2015, the Company and Terroir TRS, LLC filed a new TRS election on Form 8832 for ARPI TRS with an effective date of September 30, 2015. At the end of each calendar quarter prior to September 30, 2015, the value of the securities of ARPI TRS owned by the Company did not exceed the lesser of (i) one percent of the total value of the Company’s assets or (ii) $10 million.
The Company understands that Hunton & Williams LLP and Hogan Lovells US LLP will rely on the truth and accuracy of the foregoing statements in rendering your respective Tax Opinions in connection with the Merger and that Hogan Lovells US LLP will rely on the truth and accuracy of the foregoing statements in rendering AMH’s REIT qualification opinion after the Merger. This letter is being furnished to you solely for your benefit and for use by each of you in rendering your respective Tax Opinions and by Hogan Lovells US LLP in rendering AMH’s subsequent REIT qualification opinions, and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than in such tax opinions) without the express written consent of the Company.
Very truly yours,
AMERICAN RESIDENTIAL PROPERTIES, INC.,
a Maryland corporation

By: _____________________________________
Name:
Its:

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Appendix A
Definitions
10% Value Test: has the meaning provided in paragraph 10 (Other Asset Tests).
Amended Articles: means the Articles of Amendment and Restatement filed on May 4, 2012 with the Department of Assessments and Taxation of the State of Maryland.
Amount of the Loan: means the highest principal amount of a mortgage loan outstanding during the taxable year.
ARPI TRS: has the meaning provided in paragraph 33 (Timely Filed TRS Elections).
Code: means the Internal Revenue Code of 1986, as amended.
Company: means American Residential Properties, Inc., a Maryland corporation.
Controlled TRS: means a TRS in which the Company owned, directly or indirectly, more than 50% of the total voting power or total value of the stock.
Currency Hedging Transaction: means any transaction entered into in the normal course of the Company’s trade or business primarily to manage the risk of currency fluctuations with respect to any item of income or gain described in paragraphs 1 (95% Gross Income Test) and 2 (75% Gross Income Test) (or any property which generates such income or gain), including gain from the termination of such a transaction, if the transaction was clearly identified as a hedging transaction before the close of the day on which it was acquired, originated, or entered into and otherwise satisfied the identification requirements of Code section 1221 and Treasury Regulations section 1.1221-2.
Customary Services: means services that (a) are usually or customarily provided to tenants in the geographic areas in which the Properties are located and (b) are usually and customarily rendered in connection with the rental of space for occupancy only and are not provided primarily for the tenants’ convenience.
Disregarded Entity: means any non-TRS limited liability company or other non-corporate entity wholly owned by the Company directly or through one of more non-TRS limited liability companies or other non-corporate entities wholly owned by a single owner and disregarded as an entity separate from such owner for federal income tax purposes.
Eligible Independent Contractor: means an Independent Contractor who, at the time of entering into the management agreement or similar contract with a TRS to manage a Qualified Lodging Facility or Qualified Health Care Property, is actively engaged in the trade or business of operating Qualified Lodging Facilities or Qualified Health Care Facilities, as applicable, for any person who is not a “related person” (as defined in Code section 856(d)(9)(F)) with respect to the Company or the TRS.

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FMV Ratio: has the meaning provided in paragraph 3 (Personal Property).
Foreclosure Property: means any real property (including interests in real property) and any personal property incident to such real property, (i) acquired by the Company or its Non-TRS Subsidiaries as a result of having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured and (ii) that the Company has timely and properly elected to treat as foreclosure property pursuant to Code section 856(e)(5) and Treasury Regulations section 1.856-6(c), but only during the period applicable under Code section 856(e).
Health Care Facility: means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility (as defined in Code section 7872(g)(4)), or other licensed facility which extends medical or nursing or ancillary services to patients and which was operated by a provider of such services which was eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility.
Hedging Transaction: means any transaction entered into in the normal course of the Company’s trade or business primarily to manage interest rate risk or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by the Company to acquire or carry Real Estate Assets, if the transaction was clearly identified as a hedging transaction before the close of the day on which it was acquired, originated, or entered into and otherwise satisfies the requirements of Code section 1221(a)(7) and Treasury Regulations section 1.1221-2 (including, without limitation, the requirement that the Company identify the hedged item within thirty-five days of entering into the hedging transaction).
Independent Contractor: means a person meeting each of the following requirements:

a)	such person has not owned and will not own, directly or indirectly (within the meaning of Code section 856(d)(5)), more than 35% of the shares of the Company;

b)
if such person is a corporation, not more than 35% of its stock, measured by voting power or number of shares, or, if such person is a noncorporate entity, not more than 35% of the interests in its assets or net profits have been or will be owned, directly or indirectly (within the meaning of Code section 856(d)(5)), by one or more persons who own 35% or more of the shares of the Company;

c)
the Company has not derived or received, and will not derive or receive, directly or indirectly, any income from such person (except that in the case of a person who operates or manages a Qualified Lodging Facility or Qualified Health Care Property for the Company, the Company may receive income from such person with respect to another property that is attributable to a lease of such other property to such person that was in effect as of the earliest date that any TRS of the Company entered into a management agreement or similar service contract

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with such person with respect to such Qualified Lodging Facility or Qualified Health Care Property. For this purpose, a lease of a property entered into after the earliest date that any TRS of the Company entered into a management agreement or similar service contract with such person will be treated as in effect on the date the management agreement or similar service contract was entered into if (i) on the date the lease was entered into, a lease of such property from the Company was in effect, and (ii) under the terms of the new lease, the Company receives a substantially similar or lesser benefit in comparison to the lease that was previously in effect);

d)	such person has been and will be adequately compensated for its services;

e)	if such person is an individual, he or she has not been and will not be an officer or employee of the Company or a Non-TRS Subsidiary;

f)	if such person is a corporation, none of its officers or employees have been or will be an officer or employee of the Company or a Non-TRS Subsidiary;

g)
if an individual serves as both (i) one of such person’s directors and (ii) a director and officer (or employee) of the Company, that individual has not received and will not receive any compensation for serving as one of such person’s directors;

h)
if an individual serves as both (i) one of such person’s directors and officers (or employees) and (ii) a director of the Company, that individual has not received and will not receive any compensation for serving as a director of the Company;

i)	the costs of the Noncustomary Services have been or will be borne by such person; and

j)	any charge for the Noncustomary Services has been and will be made, received, and retained by such person.
Leases: means leases to tenants of the Properties and leases, if any, of Qualified Lodging Facilities or Qualified Health Care Properties between the Non-TRS Subsidiaries, on the one hand, and a TRS, on the other hand.
Loan Value: means the fair market value of the real property securing a mortgage loan as of (i) the date on which the commitment by the Company to make or to acquire the loan becomes binding on the Company or (ii), in the case of a loan that has experienced a Significant Modification since the date of its acquisition or origination by the Company (other than a Non-Retested Loan), the date of the Significant Modification.
Lodging Facility: means a (i) hotel, motel, or other establishment more than one-half the dwelling units in which are used on a transient basis and (ii) customary amenities and facilities operated as part of, or associated with, the property described in the preceding clause (i) so long

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as such amenities and facilities are customary for other properties of comparable size and class owned by other owners unrelated to the Company.
Management Company: means any entity that operates or manages a Property that is a Qualified Lodging Facility or a Qualified Health Care Property for a TRS.
Merger Agreement: has the meaning provided in first paragraph of this letter.
Noncustomary Services: services rendered to tenants of a Property other than Customary Services.
Non-Retested Loan: means a loan that has experienced a Significant Modification and with respect to which either (i) the modification was occasioned by default; or (ii) the modification satisfied both of the following conditions: (a) based on all facts and circumstances, the Company reasonably believed that there was a significant risk of default of the pre-modified loan upon maturity of that loan or at an earlier date and (b) based on all facts and circumstances, the Company reasonably believed that the modified loan presents a substantially reduced risk of default as compared with the pre-modified loan.
Non-TRS Subsidiary: any direct or indirect corporate or noncorporate entity in which the Company holds a direct or indirect equity interest (other than a TRS).
Original TRS Election: has the meaning provided in paragraph 33.

Operating Partnership: means ARP OP, L.P., a Delaware limited partnership.

Parent Merger Effective Time: has the meaning provided in the Merger Agreement.

Partners: means the partners or members, as the case may be, of the Partnerships.
Partnerships: means the Operating Partnership together with any other subsidiary of the Company that is organized as a partnership or limited liability company and has two or more partners or members.
Passive Foreign Exchange Gain: means (i) Real Estate Foreign Exchange Gain and (ii) foreign currency gain (as defined in Code section 988(b)(1)) which is not Real Estate Foreign Exchange Gain and which is attributable to (a) any item of income or gain described in paragraph 1 (95% Gross Income Test), (b) the acquisition or ownership of obligations (other than foreign currency gain attributable to any item of income or gain described in clause (a) above), or (c) becoming or being the obligor under obligations (other than foreign currency gain attributable to any item of income or gain described in clause (a) above).
Prohibited Income: means gross income from the sale or other disposition of property held as inventory or held primarily for sale to customers in the ordinary course of the Company’s trade or business.

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Properties: means any residential property or other properties in which the Non-TRS Subsidiaries will own a direct or indirect ownership interest.
Qualified Health Care Property: means any real property (including interests therein), and any personal property incident to such real property, which (i) is a Health Care Facility or (ii) is necessary or incidental to the use of a Health Care Facility.
Qualified Lodging Facility: means any Lodging Facility unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.
Qualified REIT Subsidiary: means an entity treated as a corporation for federal income tax purposes in which the Company, for federal income tax purposes, owns, directly or indirectly through one or more Qualified REIT Subsidiaries or Disregarded Entities, 100% of the stock and that has not elected to be a TRS of the Company.
Real Estate Assets: means (i) land; (ii) buildings, including wiring, plumbing systems, elevators, escalators, and other structural components thereof, but not including any personal property associated with such real property (such as furnishings, appliances, draperies, equipment, machinery, etc.); (iii) loans directly secured by a duly recorded mortgage on real property of the type described in (i) or (ii) above; (iv) only during the one-year period commencing on the date “new capital” (as such term is defined in Code section 856(c)(5)(D)(ii)) is received, stock or debt instruments directly attributable to the temporary investment of new capital; (v) equity interests in other REITs; and (vi) regular and residual interests in REMICs, provided that if less than 95% of the assets of the REMIC consist of assets that are Real Estate Assets, the Company’s proportionate share of the Real Estate Assets of the REMIC. For purposes of clauses (iii) and (iv) of the preceding sentence, the portion of any mortgage loan equal to the amount by which (A) the fair market value of the loan exceeds (B) the greater of (x) the fair market value of the real property securing the mortgage loan and (y) the Loan Value was not treated as a Real Estate Asset.
Real Estate Foreign Exchange Gain: means (i) foreign currency gain (as defined in Code section 988(b)(1)) which is attributable to (a) any item of income or gain described in paragraph 2 (75% Gross Income Test), (b) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property (other than foreign currency gain attributable to any item of income or gain described in clause (a) above), or (c) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property (other than foreign currency gain attributable to any item of income or gain described in clause (a) above), (ii) Code section 987 gain attributable to a qualified business unit (as defined in Code section 989) of the Company, but only if such qualified business unit meets the requirements under (a) paragraph 2 (75% Gross Income Test) for the taxable year, and (b) paragraph 9 (75% Asset Test) at the close of each quarter that the Company directly or indirectly held the qualified business unit.
REIT: means a “real estate investment trust” for federal income tax purposes.

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Related Party Tenants: means a tenant of a Property that is (i) a corporation of which the Company owns, directly or indirectly (within the meaning of Code section 856(d)(5)), 10% or more of the stock, by voting power or value; or (ii) a noncorporate entity in which the Company owns, directly or indirectly (within the meaning of Code section 856(d)(5)), an interest of 10% or more of the assets or net profits. For this purpose, the Company will be treated as indirectly owning (i) the stock in a corporation or the interest in the assets or net profits of a noncorporate entity owned by any 10% or greater shareholder of the Company and (ii) its proportionate share of the stock in a corporation or the interest in the assets or net profits of a noncorporate entity owned by any partnership in which the Company owns an interest, including, without limitation, the Operating Partnership, taking into account the application of the constructive ownership rules of Code section 856(d)(5)(B) and the deemed ownership rules of Treasury Regulations section 1.856-3(g). The phrase “Related Party Tenant” does not include any TRS as long as (i) such TRS satisfies the requirements set forth in paragraphs 30 through 33 (Taxable REIT Subsidiaries), (ii) at least 90% of the leased space in the property was leased to persons other than TRSs and Related Party Tenants, (iii) the amounts paid by the TRS to rent space at the property were substantially comparable to rents paid by other tenants of the property for comparable space (determined at the time the lease was entered into, at the time the lease was extended, and at the time of any modification of the lease if the rent under such lease was effectively increased, provided that satisfaction of the substantially comparable requirement at such times continued so long as there was no increase in the space leased to any TRS or Related Party Tenants) and (iv) the rents were not attributable to an increase on account of a modification of a lease entered into with a Controlled TRS. In addition, a “Related Party Tenant” does not include any TRS if (i) the Company leases a Qualified Lodging Facility to such TRS and such property was operated on behalf of the TRS by an Eligible Independent Contractor or (ii) the Company leases a Qualified Health Care Property to such TRS and such facility is operated on behalf of the TRS by an Eligible Independent Contractor. For purposes of this definition, a TRS is permitted to employ individuals working at a Qualified Lodging Facility or Qualified Health Care Property located outside of the United States, but only if an Eligible Independent Contractor is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.
REMIC: means a real estate mortgage investment conduit as defined in Code section 860D.
Rents from Real Property: means gross income received for the use of, or the right to use, real property of the Company, charges for Customary Services, and rent attributable to personal property from leases with respect to which the FMV Ratio does not exceed 15% for the taxable year, but excluding (i) rents from Related Party Tenants; (ii) gross income from Noncustomary Services provided by the Company or Non-TRS Subsidiaries; (iii) all gross income received from a Property if the gross income in (ii) above exceeds the de minimis amount described in paragraph 6 (Tenant Services); and (iv) rents described in paragraph 4 (Contingent Rent & Interest), disregarding clause (ii) thereof.
Significant Modification: means a modification to a loan that is treated as a “significant modification” within the meaning of Treasury Regulations section 1.1001-3.

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Hogan Lovells US LLP
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Taxable REIT Subsidiary or TRS: means an entity that is treated as a corporation for federal income tax purposes and qualifies, with respect to the Company, as a “taxable REIT subsidiary” as defined in Code section 856(l).

Exhibit C-1
AMH Tax Representation Letter (Form 1)

[●], 2016

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109

Ladies and Gentlemen:

You have acted as tax counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of [●], 2015 (the “Merger Agreement”), by and among the Company, American Homes 4 Rent, L.P., a Delaware limited partnership (the “Operating Partnership”), Sunrise Merger Sub, LLC, a Delaware limited liability company, OP Merger Sub, LLC, a Delaware limited liability company, American Residential Properties, Inc., a Maryland corporation ("ARPI"), American Residential GP, LLC, a Delaware limited liability company, and American Residential Properties OP, L.P., a Delaware limited partnership. We have requested that you provide your legal opinion with respect to certain federal income tax matters pursuant Section 8.3(e) of the Merger Agreement (the “Opinion”).

The Company and the Operating Partnership hereby make the representations set forth below to you, which we understand you will rely upon in rendering the Opinion. We consent to your reliance upon the representations set forth below and to your assumption in the Opinion that all such representations are accurate and complete. We understand further that any misstatement or omission in this letter, or any change in the relevant facts or circumstances from those set forth herein, would adversely affect the Opinion and possibly render the Opinion incorrect in its entirety.

ORGANIZATION OF ENTITIES

1.
Organization of the Company. The Company was formed as a Maryland real estate investment trust on October 19, 2012. The Company has operated and will continue to operate in all material respects in accordance with its organizational documents and Maryland law.

2.
Taxable Year and REIT Election of the Company. The Company’s taxable year for U.S. federal income tax purposes is and will continue to be the calendar year. The entity classification election on IRS Form 8832 for the Company was filed with the IRS with an effective date of October 19, 2012. The Company made the election specified in Internal Revenue Code § 856(c)(1) to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), effective for its taxable year ended December 31, 2012, with its federal income tax return on Internal Revenue Service Form 1120-REIT for such year. The Company filed its tax return on Form 1120-REIT with the Internal Revenue Service on or before the due date thereof (taking into account any extensions that may be granted) and such tax return was accurate and complete in all material respects. With respect to each of its taxable years, the Company has filed or will

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timely file its Form 1120-REIT with the IRS on or before the due date thereof (taking into account any extensions that are granted).

3.	100 Shareholder Requirement and 5/50 Requirement.

3.1.
Commencing with its taxable year ended December 31, 2013, the beneficial ownership of the Company has been held and will be held at all times by 100 or more persons as defined in Code §§ 856(a)(5) and 856(c)(5)(F) (referring to the Investment Company Act of 1940).

3.2.
Commencing with the Company’s taxable year ended December 31, 2013, no five or fewer individuals have owned or will own, directly or indirectly (taking into account the constructive ownership rules of Code § 544, as modified by Code § 856(h)), at any time more than 50% in value of the Company’s outstanding stock. We understand that for this purpose, various members of the Hughes family are treated as owning shares owned by other members of the Hughes family, certain trusts established for the benefit of members of the Hughes family and/or certain related entities.

3.3.
The Company will take all measures within its control (including, without limitation, monitoring and enforcing all restrictions on stock ownership that are contained in the Articles of Amendment and Restatement of Declaration of Trust of the Company as filed with the State of Maryland Department of Assessments and Taxation, Charter Division, on November 20, 2012, as amended through the date hereof (the “Declaration of Trust”), or granting waivers thereto) to ensure that the representations set forth in this Paragraph 3 continue to be true at all relevant times in the future.

3.4.
Effective November 21, 2012, the Company granted a limited exemption from the Designated Investment Entity Limit (as defined in the Declaration of Trust) with respect to the Company’s Class A common shares of beneficial interest, $0.01 par value per share (“Common Shares”) to BlueMountain Capital Management, LLC (“BlueMountain”) to permit BlueMountain to own up to 12.5% of the Common Shares.

3.5.
Effective June 11, 2013, the Company granted a limited exemption from the Ownership Limit with respect to the Company’s Common Shares to the Alaska Permanent Fund Corporation (the “APFC Member”) and the funds which the APFC Member manages and invests (such funds, the “Fund”) to permit each of the APFC Member and the Fund to own up to 35.0% of the Common Shares.

3.6.
Effective February 19, 2014, the Company granted a limited exemption from the Ownership Limit with respect to the Company’s 5.000% Series B Participating Preferred Shares (as defined in the Declaration of Trust) to CarVal Investors, LLC and the fund entities it manages (“CarVal”) to permit CarVal to own up to 20.0% of the Series B Participating Preferred Shares

3.7.
Effective April 30, 2014, the Company granted a limited exemption from the Ownership Limit with respect to the Company’s 5.500% Series C Preferred Shares (as defined in the Declaration of Trust) to Heitman Real Estate Securities LLC (“Heitman”) to permit Heitman to own up to 20.0% of the Series C Preferred Shares.

4.
Management by Directors and Transferable Shares. The Company at all times has been and will be managed by one or more trustees, and the beneficial ownership in the Company will be evidenced by transferable shares of beneficial interest of the Company (“Shares”). With the exception of the restrictions that are imposed on transfers of Shares of the Company as contained in the Declaration of Trust (related to ownership limits intended to assist the Company to comply with REIT related

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diversity of ownership requirements) and in the Company’s insider trading policy (relating to restrictions on trading by persons who are in possession of material non-public information from time to time) there currently are no restrictions and there will not be any restrictions imposed by the Company on the transfer of any Shares of the Company.

5.
Qualified REIT Subsidiaries. The Company currently does not have and has not had any qualified REIT subsidiaries (“QRSs”). For purposes of this letter, the term “QRS” will include any corporation (or any non-corporate entity that has properly and timely filed Form 8832 with the Internal Revenue Service to be treated as an association taxable as a corporation) 100% of the equity interests of which are owned by the Company (directly or indirectly through a wholly owned Partnership Subsidiary (as defined in Subparagraph 9.1 below) or another QRS). Any corporation that otherwise would qualify as a QRS that elects (or whose parent elects) to be treated as a taxable REIT subsidiary (a “TRS”) will not be treated as a QRS during the periods that such TRS election is effective.

6.	Taxable REIT Subsidiaries. The TRSs of the Company currently include:

6.1.
American Homes 4 Rent TRS, LLC (“AMH TRS”), a Delaware limited liability company. AMH TRS was formed on October 25, 2012. The entity classification election on Form 8832 for AMH TRS was filed in November 2012 with an effective date of October 25, 2012. The Company and AMH TRS jointly filed Form 8875 to treat AMH TRS as a TRS of the Company with an effective date of October 25, 2012.

6.2.
Beazer Realty Services Corporation (“Beazer TRS”), a Delaware corporation. Beazer TRS was formed on August 24, 2011. Beazer TRS became a subsidiary of the Company as a result of the merger of Beazer Pre-Owned Rental Homes, Inc. into a subsidiary of the Company which merger closed on July 1, 2014. On August 17, 2014, the Company and Beazer TRS jointly filed Form 8875 to treat Beazer TRS as a TRS of the Company, effective as of July 1, 2014.

6.3.
SFR 2014 Springer Corp. (the “Springer TRS”), a Delaware corporation. Springer TRS was formed on May 21, 2014. Springer TRS became a subsidiary of the Company as a result of the acquisition of the stock of Springer TRS on January 1, 2015. On January 22, 2015, the Company and Springer TRS jointly filed Form 8875 to treat Springer TRS as a TRS of the Company, effective as of January 1, 2015.

Neither AMH TRS, Beazer TRS, Springer TRS nor any other TRS of the Company has or will directly or indirectly operate or manage a lodging facility or a health care facility or provide other persons the right to any brand name under which a lodging facility or health care facility is operated. The term “taxable REIT subsidiary” or “TRS” includes AMH TRS, Beazer TRS and Springer TRS, and also includes any subsidiary of the Company that (i) is a corporation (or that has timely and properly filed Form 8832 with the Internal Revenue Service to be treated as an association taxable as a corporation); (ii) in which the Company directly or indirectly through a Partnership Subsidiary (as defined in Subparagraph 9.1 below) owns equity interests; and (iii) with respect to which the Company and the subsidiary jointly elect under Code § 856(l)(1)(B) on Form 8875 filed with the Internal Revenue Service to treat such subsidiary as a TRS of the Company. The Company will not treat any entity (including AMH TRS, Beazer TRS and Springer TRS) as a TRS if that entity directly or indirectly operates or manages a lodging facility (within the meaning of Code Section 856(d)(9)(D)) or a health care facility (within the meaning of Code Section 856(e)(6)(D)(ii)) or provides other persons the right to any brand name under which a lodging facility or health care facility is operated.

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7.
Separate Existence of the TRSs. Each TRS has and will have separately appointed a manager or directors and officers, as applicable, and has and will have its own employees, if any, and has operated and will operate under the direction of such manager, directors and officers (and not under the direction and control of the Company or any of its Partnership Subsidiaries, other than as a shareholder or member), such that the TRS will have made investment decisions as an independent entity. Separate accounts and ledgers have been and will continue to be maintained on the books and records of the Company for each of the TRSs on the one hand and the Company and its disregarded affiliates on the other hand and, to the best knowledge of the Company, each TRS has will continue to maintain all other corporate formalities consistent with its separate existence and purpose. Cash accounts and deposits held by a TRS on behalf of the Company will be held by the TRS only in its capacity as agent for the Company. Each TRS has been and will be formed and operated with a profit motive and will continue to operate with a profit motive.

8.
TRS Subsidiaries. The Company does not have and has not had any TRS Subsidiaries, as defined below. For periods following the date of this letter, the term “TRS Subsidiaries” will include any subsidiary treated as a corporation for U.S. federal income tax purposes (unless that entity directly or indirectly operates or manages a lodging facility or a health care facility or provides other persons the right to any brand name under which a lodging facility or health care facility is operated) of a TRS in which the TRS owns (a) securities possessing more than 35% of the total voting power of the outstanding securities of such corporation; or (b) securities having a value of more than 35% of the total value of the outstanding securities of such corporation. The Company and the TRS will include any entity that will be treated as a TRS Subsidiary on a properly and timely filed Form 8875 or a supplemental filing with respect thereto.

9.	Organization of Non-Corporate Subsidiaries.

9.1.
As used in this letter, the term “Partnership Subsidiary” means any entity that reports itself as a partnership or disregarded as a separate entity for U.S. federal income tax purposes in which either the Company, another Partnership Subsidiary or a QRS owns an interest. Each of the Partnership Subsidiaries has and will continue to operate, in all material respects, in accordance with the applicable governing law under which it is organized and its respective partnership agreement, joint venture agreement, limited liability company operating agreement or other operating agreement and has been formed or will be formed, as applicable, and operate with a profit motive. Schedule A lists each Partnership Subsidiary as of the date of this letter.

9.2.
During the period that the Company intends that each such entity be treated as a Partnership Subsidiary, each of the Partnership Subsidiaries either has and will continue to claim treatment as a partnership or as a disregarded entity for U.S. federal income tax purposes for all relevant tax returns and tax filings with respect to each period during which the Company owns an interest in such Partnership Subsidiary and no Partnership Subsidiary has or will file a Form 8832 with the Internal Revenue Service electing to be treated as a corporation for U.S. federal income tax purposes.

9.3.
With respect to each Partnership Subsidiary, the capital interest of the Company in such Partnership Subsidiary has and will reflect the allocations provided in the applicable partnership or limited liability company operating agreement in all material respects.

Hogan Lovells US LLP
[●], 2016

REIT GROSS INCOME TEST REPRESENTATIONS (PARAGRAPHS 10 & 11)

10.	95% Gross Income Test. At least 95% of the Income of the Company for its taxable year ended December 31, 2012, and for each subsequent taxable year has consisted or will consist of:

A.	“Rents from Real Property” (See Paragraph 18);

B.
interest, unless such interest is any amount of interest that is received or accrued directly or indirectly by the Company if the determination of such amount depends in whole or in part on the income or profits of any person, but not interest that is based solely on a fixed percentage or percentages of receipts or sales;

C.
gain recognized upon the sale or disposition of stock, securities, or “real estate assets,” but only if either (i) the assets are not stock in trade or property that otherwise would be considered properly included in inventory or held for sale to customers in the ordinary course of a trade or business or (ii) the transaction generating the gain meets the prohibited transaction “safe harbor” of Code § 857(b)(6);

D.	dividends attributable to stock;

E.	abatements and refunds of property taxes;

F.	income and gain derived from “foreclosure property” (See Paragraph 16);

G.
amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property; and

11.	75% Gross Income Test. At least 75% of the Income of the Company for its taxable year ended December 31, 2012 and for each subsequent taxable year has consisted or will consist of:

A.	“Rents from Real Property” (See Paragraph 18);

B.
interest on obligations secured by mortgages on real property or on interests in real property unless any amount of such interest is determined in whole or in part on the income or profits of any person, but not interest that is based solely on a fixed percentage or percentages of receipts or sales;

C.
gain recognized upon sale of all or a portion of “real estate assets,” but only if either (i) the assets are not stock in trade or property that otherwise would be considered properly included in inventory or held for sale to customers in the ordinary course of a trade or business or (ii) the transaction generating the gain meets the prohibited transaction “safe harbor” of Code § 857(b)(6);

D.
dividends and gain from the sale or other disposition of, stock, shares of beneficial interest or other equity interests in other entities that qualify as “real estate investment trusts” under the Code;

E.	abatements and refunds of property taxes;

F.	income and gain derived from “foreclosure property” (See Paragraph 16);

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G.
amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property; and

H.	“qualified temporary investment income” as defined in Code § 856(c)(5)(D) (See Paragraph 14).

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12.
Monitoring and Compliance. The Company has monitored and will continue to monitor its compliance with the Income Test Representations on an ongoing basis. The Company has compiled, and will continue to compile for each fiscal year, an analysis regarding its compliance with the Income Test Representations. If it is determined that the Company’s operations will not permit it to satisfy the Income Test Representations, the Company will use its best efforts to acquire additional assets or to take other steps to ensure that the Company will satisfy the Income Test Representations.

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Special Rules Relating to Gross Income Tests

13.
Income of the Company. Unless otherwise indicated, the “Income of the Company” means all gross income of the Company from whatever source derived (including, but not limited to, gross business income, gains from dealings in property, interest, rents, royalties, dividends, income from the discharge of indebtedness, and income from an interest in an estate or trust and “original issue discount” under Code §§ 1271 through 1275), determined taking into account the following rules:

13.1.
The Company has been and will be treated as receiving its pro rata share of all gross income derived by each Partnership Subsidiary (such pro rata share is determined in accordance with the Company’s capital interest in the Partnership Subsidiary) and the portion of any fees, interest or other amounts paid by, or accrued with respect to, a Partnership Subsidiary that corresponds to the Company’s direct or indirect percentage ownership (based on capital) in the Partnership Subsidiary has been disregarded as gross income for purposes of the Income Test Representations (i.e., it will not be included in either the numerator or the denominator of the 95% and 75% gross income fractions);

13.2.
All income of each QRS has been and will be treated as having been derived directly by the Company and all distributions and payments of management fees, service fees or interest from a QRS to the Company have been disregarded as gross income;

13.3.
All income of any grantor trust (which is any trust with respect to which the Company, a QRS or a Partnership Subsidiary is treated as the “owner” within the meaning of Code § 671, including any owner trust securitization vehicles that are not treated as associations taxable as corporations for U.S. federal income tax purposes) has been and will be treated as having been derived directly by the Company to the extent of the Company’s beneficial interest in the income of such grantor trust and any distributions from any grantor trust have been and will be disregarded as gross income to the extent of the Company’s beneficial interest in the income of such grantor trust; and

13.4.
All expense reimbursements paid to the Company, any QRS, or any Partnership Subsidiary for shared expenses such as rent, utilities, supplies, salaries, benefits, etc., are included in the Income of the Company unless the reimbursements (i) have been made pursuant to a written cost-sharing arrangement between the payee of the reimbursement and the payor of the reimbursement, which provides that the payor of the reimbursement is responsible for the payment of the reimbursed expenses and that the payee of the reimbursement acts as an agent with respect to the expenses, (ii) the payee does not earn a profit from the cost-sharing arrangement, (iii) the payee is not in the business of providing the type of services for which it receives reimbursements, (iv) the expenses are reimbursed on an arm’s length basis, and (v) the payee does not deduct expenses for which they are reimbursed.

14.
Qualified Temporary Investment Income. “Qualified temporary investment income” will be treated as qualifying income for the Income Test Representations as described in Paragraph 11.H. “Qualified temporary investment income” is income attributable to temporary investment by the Company in stock and debt instruments if the stock and debt instruments are purchased with new capital raised by the company through equity offerings or issuance of debt obligations with at least a five-year term, but only during the one year period following the Company’s receipt of such new capital. The Company will monitor the investment of new capital and maintain adequate records of all income and assets attributable to new capital for purposes of applying this rule.

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15.
Interest. For purposes of the Income Test Representations, “interest” includes only an amount which constitutes compensation for the use or forbearance of money. Fees that are charged for services performed for a borrower will not be treated as interest.

15.1.
Interest Attributable to Real Estate Loans. For purposes of the Income Test Representations, the Company will treat interest, gain and fees described in Paragraph 11.G as qualifying for the 75% Gross Income Test as follows:

15.1.1.	If a loan is secured only by real property, the Company has treated and will continue to treat all interest from such loan as qualifying for the 75% Gross Income Test.

15.1.2.
If a loan is secured by both real property and other property, whether or not the other property has any value, the Company has treated and will continue to treat all interest as qualifying for the 75% Gross Income Test only if the “loan value” of the real property securing the loan is greater than the highest stated principal amount of the loan during the relevant taxable year.

15.1.3.
If a loan is secured by both real property and other property and the Company is unable to treat all of the interest as qualifying for the 75% Gross Income Test as described above, the Company has treated and will continue to treat only a portion of the interest as qualifying for the 75% Gross Income Test as follows:

•
The interest treated as qualifying will be equal to the total interest received or accrued during the taxable year, multiplied by a fraction, the numerator of which is the “loan value” of the real property securing the loan and the denominator of which is the highest stated principal amount of the loan during the taxable year.

As used in this Subparagraph 15.1 and in Paragraph 30, below, the “loan value” of the real property securing a loan is the fair market value of such real property (reduced by the amount of any liability secured by such property if such liability is senior to or pari passu with the Company’s loan) as of (i) the date on which the commitment by the Company to make the loan becomes binding or (ii) the date on which the commitment by the Company to purchase or otherwise acquire the loan becomes binding. With respect to a construction loan (including loans intended to finance the redevelopment or improvement of a property), the value of the real estate collateral will be treated as the sum of the value of the land and any improvements thereon that will continue to exist after completion of the construction, plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan.

16.
Income from Foreclosure Property. The Company will make the election described in Treas. Reg. § 1.856-6 for any property treated as “foreclosure property” for purposes of Paragraphs 10.F and 11.F. The Company acknowledges that the foreclosure property election is not available with respect to a foreclosure on a loan or lease if the loan or lease was acquired by the Company with an intent to foreclose or evict, or when the Company knew or had reason to know that default would occur. Without limiting the other representations set forth in this letter, for purposes of the Income Test Representations, the Company shall not treat as foreclosure property any property that is used in a trade or business conducted by the Company (other than a trade or business conducted through an Independent Contractor) after the first 90 days such property is an Asset of the Company.

17.	Hedging and Foreign Currency

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17.1.
Certain Foreign Exchange Gain. Income of the Company that is Passive Foreign Exchange Gain will be treated as gross income for purposes of the 75% Gross Income Test only. Income of the Company that is Real Estate Foreign Exchange Gain will be treated as gross income for purposes of the 95% Gross Income Test only.

17.1.1
Passive Foreign Exchange Gain. Income of the Company that is Passive Foreign Exchange Gain will not be treated as gross income for purposes of the 95% Gross Income Test only. Passive Foreign Exchange Gain is (1) Real Estate Foreign Exchange Gain, (2) foreign currency gain (as defined in Code § 988(b)(1)) not described in (1) which is attributable to (i) any item of income or gain qualifying for the 95% Gross Income Test, (ii) the acquisition or ownership of obligations (other than foreign currency gain attributable to any item of income or gain described in clause (i)), or (iii) becoming or being the obligor under obligations (other than foreign currency gain attributable to any item of income or gain described in clause (i)), or (3) any other income determined by the Secretary of the Treasury under the authority granted pursuant to Code § 856(n)(3)(C).

17.1.2
Real Estate Foreign Exchange Gain. Income of the Company that is Real Estate Foreign Exchange Gain will not be treated as gross income for purposes of the 75% Gross Income Test only. Real Estate Foreign Exchange Gain is (1) foreign currency gain (as defined in Code § 988(b)(1)) which is attributable to (i) any item of income or gain qualifying for the 75% Gross Income Test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property (other than foreign currency gain attributable to any item of income or gain described in clause (i)), or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property (other than foreign currency gain attributable to any item of income or gain described in clause (i)), (2) Code § 987 gain attributable to a “qualified business unit” (as defined by Code § 989) of the Company, but only if such qualified business unit meets the 75% Gross Income Test and meets the 75% Gross Asset Test, at the close of each quarter that the Company has directly or indirectly held the qualified business unit, or (3) any other income determined by the Secretary of the Treasury under the authority granted pursuant to Code § 856(n)(2)(C).

17.1.3
Certain Foreign Currency Income. Notwithstanding Paragraphs 17.1.1 and 17.1.2, any Code § 988 gain which would otherwise constitute Income of the Company and is derived from dealing, or engaging in substantial and regular trading, in securities (as defined in Code § 475(c)(2)) shall constitute gross income that is “non-qualifying” income for purposes of the Income Test Representations.

17.2.
Qualifying Hedging Transaction Income. The Income of the Company from, and gain from the sale or disposition of, a transaction described in clause (1) of the definition of a “Qualifying Hedging Transaction” will not be treated as gross income for purposes of the 75% Gross Income Test and the 95% Gross Income Test. The Income of the Company from, and gain from the termination of, a transaction described in clause (2) of the definition of “Qualifying Hedging Transaction” will not be treated as gross income for purposes of the 75% Gross Income Test and the 95% Gross Income Test.

17.2.1	Qualifying Hedging Transaction. Any (1) transaction entered into in the normal course of a trade or business primarily to manage risk of interest rate or price changes or

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currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by the Company (or other risks, as prescribed in Treasury Regulations) to the extent that the transaction hedges any indebtedness incurred or to be incurred by the Company to acquire or carry real estate assets, and (2) any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain described in Code § 856(c)(2) or Code § 856(c)(3) (or any property which generates such income or gain); provided that, in each case, the hedging transaction is “clearly identified.” In the case of transactions described in clause (1) of the previous sentence, a hedging transaction is “clearly identified” if the Company clearly identifies in its books and records, and specifies that such identification is for tax purposes, in addition to any other purpose, (i) the hedging transaction, before the close of the day on which the Company acquires, originates or enters into the transaction, and (ii) the item, items or aggregate risk being hedged (generally meaning the transaction that creates risk, the type of risk created and any other information required to be identified under Treas. Reg. § 1.1221-2(f)), within 35 days after entering into the hedging transaction, and in the case of transactions described in clause (2) of the previous sentence, a hedging transaction is “clearly identified” if such transaction is clearly identified within the meaning Code § 856(c)(5)(G)(ii).

18.
Rents from Real Property. “Rents from real property” means income from the rental of the real properties that have been considered, are considered or will be considered in the future to be Assets of the Company (the “Properties”), including for this purpose both Qualifying Rents from Personal Property and Customary Charges, but excluding for such purposes (i) Related Party Rent, (ii) Net Income Rent, (iii) Impermissible Tenant Service Income, (iv) all amounts received from a Property if the aggregate Impermissible Tenant Service Income from such Property exceeds the De Minimis Limit, and (v) all amounts received with respect to a Property where services were provided to any tenant of the Property other than through an Independent Contractor that meets the applicable requirements of Subparagraph 18.6, unless such services were other than Non-customary Services.

18.1
Qualifying Rents from Personal Property. An amount paid with respect to a lease of personal property, but only if the personal property is leased under or in connection with a lease of a Property and less than 15% of the rent received by the Company under such lease is attributable to personal property. For purposes of this Paragraph 18, rent attributable to personal property for the taxable year is that amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year. No Income of the Company that is attributable to a lease of personal property that is not Qualifying Rents from Personal Property has been or will be treated as Rents from Real Property for purpose of the Income Test Representations, and the amount of all such Income of the Company that does not qualify as Qualifying Rents from Personal Property has not and will not cause the Income Test Representations to be untrue for any taxable year of the Company.

18.2
Customary Charges. Charges for services customarily furnished or rendered in connection with the rental of the Properties, whether or not such charges are separately stated. No Income of the Company attributable to services provided to tenants that are not “usually or customarily rendered” in connection with the rental of space in the particular geographic markets in which the Properties are located for the same type of building have been or will be treated as Rents from Real Property for purposes of the Income Test Representations.

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18.3
Related Party Rent. No Income of the Company received in connection with the rental of the Properties that constitutes Related Party Rent has been or will be treated as Rents from Real Property for purposes of the Income Test Representations, and the amount of all Related Party Rent included in the Income of the Company for each taxable year has not and will not cause the Income Test Representations to be untrue for any taxable year of the Company, commencing with the taxable year ended December 31, 2012. “Related Party Rent,” as defined in Code § 856(d)(2)(B), is any rent received or accrued directly or indirectly from a Related Party, except that rent received from a TRS will not be considered Related Party Rent if (i) the Property leased to the TRS is a “qualified lodging facility” within the meaning of Code § 856(d)(8)(B) that is operated by an “eligible independent contractor” (within the meaning of Code § 856(d)(9) or (ii) at least 90% of the Property is leased to persons who are not either a TRS or a Related Party Tenant and the amounts paid by the TRS with respect to the space at the Property that it leases are substantially comparable to rents paid by other tenants of the Property for comparable space.

18.3.1
Related Party. Any person in which the Company owns, or has owned, at any time during a particular taxable year with respect to which the representation is made, (A) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock or (B) in the case of an entity other than a corporation, an interest of 10% or more in either the capital or the profits of such entity. For purposes of this paragraph, ownership will be determined by taking into account the attribution rules of Code § 318 (as modified by Code § 856(d)(5)). For purposes of this letter, the Company has assumed that a Related Party is (i) any entity in which the Company owns a 10% or greater interest; and (ii) any entity in which any shareholder who owns (or has the right to acquire) Shares of the Company representing 10% or more of the equity in the Company owns a 10% or greater interest (directly or by attribution). For purposes of this test, the Company has treated and will treat any warrants that it owns as if such warrants had been exercised.

18.4
Net Income Rent. No Income of the Company received in connection with the rental of the Properties that constitutes Net Income Rent has been or will be treated as Rents from Real Property for purposes of the Income Test Representations, and the amount of all Net Income Rent that has been or will be included in the Income of the Company for each taxable year has not and will not cause the Income Test Representations to be untrue for any taxable year of the Company. “Net Income Rent,” as described in Code § 856(d)(2)(A) and the Treasury Regulations thereunder, is income received in connection with the rental of the Properties that depends in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such Properties (except that such amounts generally may be based on a fixed percentage or percentages of gross receipts or sales without causing rent to be Net Income Rent except as described in the next sentence). For purposes of this letter, Net Income Rent includes all amounts received by the Company with respect to any agreement under which the tenant has paid or pays rent based upon a fixed percentage of sales or receipts, if the rental provisions in such agreement do not conform with normal business practice (taking into account the agreement itself and all surrounding circumstances) or have been used as a means to base the rent paid on the net income or profits of the tenant.

18.5
Non-customary Services; De Minimis Limit. The Company has not and will not provide to any tenants of any of the Properties any services unless one of the following conditions has been met: (i) such services are furnished or rendered through an Independent Contractor from whom the Company derives no income or through a TRS; (ii) such services are not

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Non-customary Services; or (iii) such services do not cause the aggregate Impermissible Tenant Service Income at any Property to exceed the De Minimis Limit for such Property. The “De Minimis Limit” with respect to each Property is 1% of the total gross income received by the Company with respect to such Property. This test is set forth in Code § 856(d)(7). The Company has regularly monitored and will continue to regularly monitor the De Minimis Limit for each of its Properties and will take all steps to ensure that the De Minimis Limit is not exceeded. Prior to acquiring any Property, the Company has performed and will perform diligence on the services that are provided with respect to such Property to confirm that such services satisfy this Subparagraph 18.5.

18.5.1
Non-customary Services. “Non-customary Services” are services that either (i) are not customarily rendered in connection with the rental of space for occupancy only or (ii) are rendered primarily for the convenience or benefit of the tenant. Non-customary Services include, but are not limited to, the operation of attended health clubs, cafeterias or other eating facilities; certain ancillary services provided in connection with conference rooms, law libraries, and shuttle services; concierge services, marketing products or service providers to its tenants or otherwise procuring from third party vendors discounts or preferences for its tenants; and “leasing and brokerage services” (including assisting a continuing tenant in finding additional space to lease at a property other than a Property).

18.5.2
Construction/Upgrades. The Company has not performed nor will the Company perform any tenant improvement work (e.g., tenant build-outs) or upgrades for any tenant, other than tenant improvement work associated with a tenant entering into or extending a lease. If any such improvements or upgrades are performed during the course of a lease, such improvements will be performed by an Independent Contractor that meets the applicable requirements of Subparagraph 18.6 or through a TRS.

18.5.3
Property Management. Prior to June 10, 2013, the leasing, managing and advertising of the Properties was handled by a third-party management company (the “Management Company’). Effective June 10, 2013, the Company assumed property management responsibilities for the Properties including the collection of rents and the payment of expenses relating to the Properties, and coordination of utilities for Properties that are not occupied by tenants. Once a tenant occupies a property, tenants contract with and pay the utilities companies directly. The Management Company did not perform and the Company does not perform any other services to tenants. To the best knowledge of the Company, no services provided by the Management Company or the Company with respect to the Properties were or are Non-customary Services.

18.6
Independent Contractor. The Company acknowledges that none of the Partnership Subsidiaries, the TRS or any other entity in which the Company owns an interest can or will qualify as an Independent Contractor. “Independent Contractor,” as defined in Code § 856(d)(3), is an individual who is not employed by the Company or an entity that is not owned by (i) any person or persons owning (directly or indirectly) more than 35% of the stock of the Company, (ii) any corporation in which persons owning 35% or more of the stock of the Company own (directly or indirectly) more than 35% of the total combined voting power or 35% or more of the total shares of all classes of stock of such corporation, or (iii) any entity other than a corporation, in which persons owning 35% or more of the stock of the Company own (directly or indirectly) more than a 35% interest in the assets or net profits of such entity.

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(For purposes of this definition, (x) stock ownership in the Company shall be determined in accordance with Code § 856(d)(3)(B), and (y) ownership of stock, assets or net profits will be determined by taking into account the attribution rules of Code § 318 (as modified by Code § 856(d)(5))). No individual or entity has been treated as an Independent Contractor during any period if the Company has received or derived income from such individual or entity during such period. For purposes of this letter, no person has been or will be treated as an Independent Contractor unless the Company’s relationship with such person with respect to the relevant service is arm’s length and the facilities through which the services are furnished are maintained and operated by the Independent Contractor. Further, if such services are not customarily provided to tenants by landlords of buildings of a similar class in the geographic area where the relevant property is leased, no person has been or will be treated as an Independent Contractor unless (i) the Independent Contractor bears the cost of such services, (ii) the tenants are separately charged by such person for the services, (iii) the amount of the separate charge is received and retained by the Independent Contractor, and (iv) the Independent Contractor is adequately compensated for the services.

18.7
Impermissible Tenant Service Income (“ITSI”). Any ITSI has been and will be treated by the Company as “non-qualifying” income for purposes of the Income Test Representations. With respect to any Non-customary Service rendered at a Property, other than through an Independent Contractor that meets the applicable requirements of Subparagraph 18.6 or through a TRS, ITSI is the greater of (i) the gross income derived by the Company from such Non-customary Service or (ii) 150% of the direct cost to the Company of providing such Non-Customary Service. If (x) the aggregate amounts described in the preceding sentence with respect to a Property exceed (y) 1% of all Income of the Company received or accrued directly or indirectly during such taxable year with respect to such Property, then the Company’s ITSI with respect to the Property includes all Income of the Company received or accrued, directly or indirectly, during the taxable year with respect to such Property.

REIT ASSET TEST REPRESENTATIONS (PARAGRAPHS 19 - 23)

19.
75% Asset Test. At the end of each calendar quarter of the Company, commencing with the quarter ended December 31, 2012, at least 75% of the total value of the Assets of the Company has consisted of and will continue to consist of:

A.	land;

B.
buildings, including wiring, plumbing systems, elevators, escalators, and other structural components thereof, but not including any personal property associated with such real property (such as furnishings, appliances, draperies, equipment, machinery, etc.);

C.	loans (including accrued interest thereon) directly secured by a mortgage on real property of the type described in Subparagraphs A or B above;

D.
cash and cash items, including cash on hand, time and demand deposits with financial institutions, money market funds that satisfy the requirements of Rev. Rul. 2012-17, I.R.B. 2012-25, and receivables arising in the ordinary course of the operations of the Company, a Partnership Subsidiary or a QRS (other than those purchased from another person) but excluding bankers’ acceptances, repurchase agreements, and other similar instruments;

E.	securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United

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States, pursuant to any authority granted by Congress, or any certificates of deposit for any of the foregoing;

F.	only during the one-year period commencing on the date new capital is received, stock or debt instruments attributable to the temporary investment of new capital; and

G.	equity interests in other entities that have made qualifying elections to be taxed as REITs under the Code and continue to satisfy the requirements for such treatment.
For purposes of this letter, “real estate assets” include assets described in A, B, C, F, and G, above, and other assets described in the applicable Code sections and Treasury Regulations or guidance published by the Internal Revenue Service upon which the Company is permitted to rely.

20.
10% Voting Securities Limitation. At the end of each calendar quarter of the Company, the Assets of the Company have not and will not include voting securities representing more than 10% of the outstanding voting securities of any corporation (or entity that is taxable as a corporation for U.S. federal income tax purposes), other than (a) a QRS or a TRS, or (b) securities that are described in Subparagraph C, D, E, F or G of Paragraph 19. In determining whether the Assets of the Company include more than 10% of the voting securities of an issuer, the Company uses and will use the greatest of: (i) the value of securities included in the Assets of the Company that have the right to vote for the election of directors, relative to the value of all such securities; (ii) the number of votes that the Company has the right to cast for the election of directors, relative to the total number of votes that can be cast for the election of directors; or (iii) the number of directors that the Company has the power to select, relative to the total number of directors. For purposes of this representation and the other Asset Test Representations, the Company has treated and will continue to treat warrants (or convertible preferred stock) that have a zero or relatively insubstantial exercise or conversion price and are currently exercisable for voting stock as if the warrants had been exercised (or the preferred stock had been converted). For purposes of this and the other Asset Test Representations, the Company has and will continue to take into account its various ownership interests and rights in any entity with respect to which it may acquire rights or interests in the future, and is deemed to own directly all voting securities owned by any Partnership Subsidiary as to which the Company, as general partner of the Operating Partnership, directly or indirectly exercises voting power (including voting securities owned by any Partnership Subsidiary in which Operating Partnership owns a direct or indirect interest and as to which Operating Partnership will have the power to exercise the voting power).

21.
10% Value Limitation. At the end of each calendar quarter of the Company, the Assets of the Company have not and will not include securities, including debt securities (other than securities that are described in Subparagraph C, D, E, F or G of Paragraph 19, securities of TRSs, QRSs or securities that qualify for the Safe Harbor Exception) of any issuer (including issuers treated as partnerships for U.S. federal income tax purposes) that represent more than 10% of the total value of the outstanding securities of such issuer. Any loan not fully secured by real property will be held by the Company (as opposed to a TRS) only if the Company has determined that the portion of such loan that is not secured by real property does not have a value in excess of 10% of the value of the borrower’s total outstanding securities or otherwise meets the Safe Harbor Exception described below.

21.1.
Safe Harbor Exception. The “Safe Harbor Exception” is the exception from the application of Code § 856(c)(4)(B)(iii)(III) to certain securities set forth under Code § 856(m), including: (1) Straight Debt Securities; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Code § 467 (other than any such

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agreement with a Related Party); (5) any security issued by a corporation that has made a qualifying election to be taxed as real estate investment trust under the Code and continues to satisfy the requirements for such treatment; (6) debt issued by partnerships that derive at least 75% of their gross income (excluding gross income from prohibited transactions) from sources described in Paragraph 11 of this letter; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of the Company’s interest as a partner in the partnership; (8) any security issued by a State, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any government entity not described herein, or payments on any obligations issued by any such government entity; and (9) any other arrangement as determined by the Secretary of the Treasury.

21.1.1.
Straight Debt Securities. A loan is considered “Straight Debt” if it is a written unconditional promise to pay on demand or on a specified date a sum certain in money, if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower’s discretion or similar factors. For this purpose, interest rates and interest payment dates are not treated as being contingent on profits, the borrower’s discretion or similar factors only if: (i) with respect to a contingency affecting the timing of the payment of interest or principal, (A) the contingency does not have the effect of changing the effective yield of maturity, as determined under Code § 1272, other than a change in the annual yield to maturity that does not exceed the greater of (x) 5% of the annual yield to maturity or (y) 0.25%, or (B) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the Company exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder; or (ii) where the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, the contingency is consistent with customary commercial practice.

In the case of an issuer that is a corporation or partnership for U.S. federal income tax purposes, securities that otherwise would be Straight Debt Securities shall not be treated as Straight Debt Securities for purposes of Code § 856(c)(4)(B)(iii)(III) if the Company and/or any of its controlled TRSs owns any securities of the issuer that do not qualify for the Safe Harbor Exception and that have an aggregate value greater than one percent of the issuer’s outstanding securities (in the case of a partnership issuer, treating the Company or TRS’s partnership interest as a security for purposes of calculating the outstanding securities of such partnership issuer).

22.
5% Value Limitation. At the end of each calendar quarter of the Company, the Assets of the Company have not and will not include securities (excluding for this purpose, mortgages secured by real property, and securities of any TRS) of a single issuer with an aggregate value in excess of 5% of the total value of the Assets of the Company (as determined in accordance with Treas. Reg. § 1.856-2(d)(2)).

23.
25% TRS Limitation. At the end of each calendar quarter of the Company, the Assets of the Company have not and will not include debt instruments or equity securities in one or more TRSs (including for this purpose, notes that are secured by real property) that have an aggregate value in excess of 25% of the total value of the Assets of the Company.

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24.
Monitoring and Compliance. The Company has monitored and will continue to monitor the composition of its assets so as to ensure that the Company will be in compliance with the Asset Test Representations. The Company has compiled and will continue to compile for each calendar quarter an analysis regarding its compliance with the Asset Test Representations. Each loan included in whole or in part in the Assets of the Company will be reviewed by the Company for REIT qualification purposes. If necessary to permit the Company to satisfy the Asset Test Representations at the end of any calendar quarter, the Company will acquire additional assets listed in Paragraph 19 before the close of such calendar quarter.

Special Rules Relating to Asset Tests

25.	Assets of the Company. Unless otherwise indicated, the “Assets of the Company” are the total gross assets of the Company determined after taking into account the following rules:

25.1.
The Company has been and will be treated as owning its pro rata share of all gross assets owned by each Partnership Subsidiary (such pro rata share is determined in accordance with the Company’s direct or indirect capital interest in the Partnership Subsidiary) and the equity interest of the Company in each Partnership Subsidiary (represented by the Company’s capital account in such Partnership Subsidiary) is not and will not be treated as an Asset of the Company;

25.2.	All assets of each QRS will be treated as owned directly by the Company and the interest of the Company in a QRS is not treated as an Asset of the Company;

25.3.
All assets of any “grantor trust” (which is any trust with respect to which the Company, a QRS or a Partnership is treated as the “owner” within the meaning of Code § 671, including any owner trust securitization vehicles that are not treated as associations taxable as corporations for U.S. federal income tax purposes) will be treated as having been owned directly by the Company to the extent of the Company’s beneficial interest in such grantor trust;

25.4.
For purposes of the Asset Test Representations any inter-company debt instrument issued by a QRS or the portion of any inter-company debt instrument issued by a Partnership Subsidiary that corresponds to the Company’s direct or indirect percentage ownership (based on capital) in the Partnership Subsidiary will be disregarded as an Asset of the Company (i.e., it will not be included in the numerator and the denominator of the 75% Asset Test); and

25.5.
Assets of any entity that is treated as a corporation for U.S. federal income tax purposes and that does not qualify as a QRS (e.g., any TRS) have not and will not be treated as assets of the Company; rather, all equity and debt securities of any such entity owned by the Company will be treated as assets of the Company.

26.
Asset Valuation. For purposes of the Asset Test Representations, the initial value of an asset of the Company is (1) with respect to an asset for which market quotations are readily available, the market value of such asset on the date of the acquisition, (2) with respect to a security of an entity qualifying as a REIT for U.S. federal income tax purposes, the higher of the market value and the fair value of such security, and (3) with respect to any other asset, its fair value as determined in good faith by the board of trustees of the Company.

27.
Qualified Temporary Investment Assets. The Company will treat as “real estate assets” qualifying for the 75% Asset Test (see Paragraph 19.F) all stock or debt instruments acquired through the temporary investment by the Company of new capital raised by the Company through equity offerings or issuance of debt obligations with at least a five-year term, but only during the one year

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period following the Company’s receipt of such new capital. The Company will monitor the investment of new capital and maintain adequate records of all income and assets attributable to new capital for purposes of applying this rule.

28.
Limitation on the Company’s Direct Ownership of Assets. The Company’s assets have consisted and will at all times continue to consist solely of the following: (i) its interest in Operating Partnership, (ii) cash held for distribution to the shareholders of the Company or for contribution to Operating Partnership, and (iii) certain de minimis assets that cannot be contributed to Operating Partnership. Notwithstanding the foregoing, the Company may hold a bank account or similar instrument, provided that such account shall at all times have a de minimis value in comparison to the other assets held by the Company and shall at all times generate a de minimis amount of income.

Loans Treated as Real Estate Assets For Purposes of the REIT Asset Tests

29.
Security. Each loan treated in whole or in part as a “real estate asset” qualifying for purposes of the 75% Asset Test as described in Paragraph 19.C will be secured by a mortgage or deed of trust (or the equivalent of a mortgage or deed of trust under the applicable jurisdictional law) on real property.

30.
Valuation of Collateral. The Company will determine the value of the real estate assets securing each of its mortgage loans at the time such mortgage loan is made or acquired by the Company. The Company will treat a mortgage loan as a qualifying asset for the 75% Asset Test (see Subparagraph 19.C) only as follows:

30.1.	If a loan is fully secured only by real property, the Company treats the entire loan as qualifying for the 75% Asset Test.

30.2.	If a loan is secured by both real property and other property, the Company treats the entire loan as qualifying for the 75% Asset Test if either:

30.2.1.	The Company is treated as original lender and the “loan value” of the real property (as defined above) securing the loan is greater than the stated principal amount of the loan; or

30.2.2.
The Company purchases the loan at a discount to its stated principal amount and, at the time of such purchase, the “loan value” of the real property (as defined above) securing the loan is greater than the fair value of the loan (as determined generally for purposes of the Asset Test Representations).

30.3
If a loan is secured by both real property and other property and the Company is unable to treat the entire loan as qualifying for the 75% Asset Test as described above, the Company will treat only a portion of the loan as qualifying for the 75% Asset Test as follows:

30.3.1.
If the Company is treated as the original lender, the portion of the loan treated as qualifying is equal to the value of the loan, multiplied by a fraction (determined at the time the loan is made), the numerator of which is the “loan value” of the real property securing the loan and the denominator of which is the stated principal amount of the loan.

30.3.2.
If the Company purchases the loan at a discount to its stated principal amount, the portion of the loan treated as qualifying will not exceed the lesser of (i) the fair market value of the loan (determined on the relevant quarterly REIT asset testing date) or (ii) the greater of (a) the fair market value of the real property securing the loan

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(determined on the relevant quarterly REIT asset testing date) or (b) the “loan value” of the real property (as defined above, and taking into account Paragraph 31 below) securing the loan.

31.
Loan Modifications and Collateral Valuations. In connection with any loan modifications, the Company will reassess the value of the collateral and re-test for both (a) qualification as a “real estate asset” in accordance with Paragraph 30 and (b) treatment of the interest as interest qualifying for the 75% Gross Income Test in accordance with Paragraph 15.1, if the modification is a “significant modification” for U.S. federal income tax purposes, which would include, for example, modifications pursuant to which (A) a loan is extended other than pursuant to an existing provision of the loan, (B) the funding cap is increased other than pursuant to an existing provision of the loan, (C) the interest rate, amount or timing is changed, (D) the borrower is changed, (E) a nonrecourse loan becomes recourse, or a recourse loan becomes nonrecourse, or (F) there is a change, deletion or addition of collateral for the loan. The Company will not be required to reassess the value of collateral and re-test a loan that is significantly modified for purposes of this letter if and to the extent that there is either published guidance from the Internal Revenue Service or changes in the Code or the applicable Treasury Regulations allowing the Company to rely on the original (i.e., pre-modification) value of such collateral. In this regard, Rev. Proc. 2014-51 (modifying and superseding Rev. Proc. 2011-16) provides that upon a significant modification, re-testing of the “loan value” of the real property collateral is not required so long as the significant modification is occasioned by default or both the Company (or the loan servicer) reasonably believes, based on a diligent contemporaneous determination, that there is a significant risk of default upon maturity or at an earlier date and the Company (or the loan servicer) reasonably believes that the modified loan presents a substantially reduced risk of default.

DISTRIBUTION REQUIREMENTS

32.
Distribution Requirements. For its taxable year ended December 31, 2012 and all subsequent taxable years, the Company has made and will continue to make, as applicable, distributions in a manner to satisfy the annual distribution requirements of Code § 857 (which generally requires that the Company distribute each calendar year (or within 30 days after the end of the year pursuant to a distribution declared and payable to the holders of record prior to the end of the year or pursuant to the procedure set forth in Code § 858) 90% of its “real estate investment trust taxable income,” as defined in Code § 857(b)(2)).

33.	Preferential Distributions.

33.1.
The Company has not made and will not make any distribution to its shareholders with respect to the Shares unless such distribution is pro rata, with no preference to any shares of stock of a particular class or series as compared with other shares of the same class or series, or any distribution that gives a preference to one class or series of shares as compared with another class or series except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference. The Company acknowledges that no portion of any distribution considered “preferential” can be taken into account in satisfying the distribution requirements under Code § 857(b)(2) described in Paragraph 32. For purposes of the representations regarding preferential distributions, the terms “shares” and shareholders include restricted shares and restricted shareholders.

33.2.
In connection with the purchase of Shares on behalf of shareholders pursuant to a dividend reinvestment or share purchase plan, the Company will not offer a "discount" to plan participants that exceeds 5% of the fair market value of such Shares (determined as of the date of purchase). For purposes of this representation, the "discount" is deemed to include

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all administrative fees, brokerage fees or commissions paid by the Company (directly or indirectly by the plan administrator) on behalf of the participating shareholder, unless such fees are administrative fees that are incurred primarily for the benefit of the Company and not primarily for the benefit of the shareholder. The Company has not had, and does not currently have, a dividend reinvestment or share purchase plan.

34.
Savings Provisions. If at any time the Company determines or is notified by the Internal Revenue Service that it has failed to comply with any of the requirements under the Code that must be met in order to qualify as a REIT, the Company will take all necessary steps to avail itself of any applicable “savings provision” under the Code (e.g., any of Code §§ 856(c)(6), 856(c)(7) or 856(g), and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Code § 856(c)(4) (flush language), and all available deficiency dividend procedures (e.g., Code § 860)) that will permit the Company to avoid the loss of its REIT qualification. The Company and the Manager are aware that in order to utilize these savings provisions, a tax (and interest charge) may be required to be paid to the U.S. Treasury and that the tax (and interest charge) could be significant in amount.

OTHER PROVISIONS

35.
Prohibited Transactions. All of the Assets of the Company have at all times been held and will be held for investment purposes and not as (i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Company (or the QRSs or the Partnerships Subsidiaries actually owning such assets).

36.
Shareholder Demand Letters. The Company has complied and will continue to comply with the requirements of Code § 857(f)(1) and Treas. Reg. §§ 1.857-8 and 1.857-9 (related to records to be maintained concerning share ownership and information required to be requested from shareholders who own a 5% or greater interest in the Company (or such lesser percentage as may be specified in the Treasury Regulations in the event that the Company has less than 2,000 shareholders of record)).

37.
Maintenance of Records. The Company has maintained and will continue to maintain sufficient records to enable the Company to make the filings required under Treas. Reg. § 1.856-4(b)(4) (related to the receipt of rents from any person in which the Company owns, directly or indirectly, any proprietary interest) and Treas. Reg. § 1.856-4(b)(5)(iv) (related to the use of Independent Contractors), and the Company will make such filings as required.

38.	“Publicly Traded Partnership” Representations.

38.1.
At least 90% of the gross income of the Operating Partnership has and will consist of income described in Paragraph 11 above (applied with respect to the Operating Partnership rather than the Company) except that for purposes of determining whether a tenant was or is a Related Party to the Operating Partnership, the modification to the attribution rules set forth in Code § 7704(d)(3)(B) (which would attribute to a partnership stock or partnership interests owned by any five percent or greater partner, determined applying the attribution rules of Code § 318 of the Code), rather than the modification set forth in Code § 856(d)(5)(B), has been or shall be applied.

38.2.
For each of the Operating Partnership’s taxable years beginning after December 31, 2013, the Company has taken and will take such actions as are reasonably necessary or appropriate either (i) to permit the Operating Partnership to satisfy the 90% test described in

Hogan Lovells US LLP
[●], 2016

Subparagraph 38.1 or (ii) to prevent the Operating Partnership from being classified as a “publicly traded partnership,” including, without limitation, exercising its authority under the partnership agreement of the Operating Partnership, as general partner, to take those actions permitted under such partnership agreement to impose limitations on the exercise of the right to redeem limited partner interests in the Operating Partnership so that the Operating Partnership may qualify for one or more of the “safe harbors” set forth in Treas. Reg. § 1.7704‑1.

38.3.	The Operating Partnership has not made, and will not make in the future, an election to be treated for federal income tax purposes as other than a partnership.

39.
Securitization Transactions.  The Company holds interests in securitization structures through AMH TRS.  Specifically, the Company formed a wholly-owned subsidiary of AMH TRS, AMH Asset, LLC (“Depositor”), to act as depositor in each securitization structure.  Depositor is a Delaware limited liability company and reports itself as a disregarded entity for U.S. federal income tax purposes.  As depositor, Depositor received the several classes of certificates of an unrelated REMIC entity in connection with each securitization and sold all of the certificates to third party investors through designated placement agents.

40.
No Non-REIT Accumulated Earnings. The Company did not have at the end of any of its taxable years ended December 31, 2012, through and including December 31, 2014, and does not expect to have at the end of its taxable year ending December 31, 2015 or any future taxable year for which the Company intends to qualify as a REIT, any undistributed earnings and profits (as computed for federal income tax purposes) attributable to any “C corporation” (including the Company) for any taxable year.

41.
Forward-Looking Statements. In making any statement in this letter as to future events, circumstances or conditions, (i.e., statements using the phrase “will” or other similar forward-looking terminology) such statements represent our stated current intent as to the manner in which the entities identified herein will operate in the future, but we cannot guarantee to you or any person who receives and relies upon your opinions that such entities in fact will be able to operate in such manner. We acknowledge, however, that if such entities are unable to operate in such manner, your opinion letter may no longer be applicable. We reserve the right to determine to cause the Company to no longer qualify as a REIT, in which event such statements shall cease to apply (but the Company acknowledges that in such circumstance your opinion letter no longer would be applicable). These statements as to future events, circumstances or conditions do not represent a contractual undertaking that can be relied upon by any third parties.

42.
Opinion. We have reviewed the proposed form of your Opinion and expressly consent to the assumptions and limitations contained therein (including, without limitation, the section captioned “Bases for Opinions” and the first two full paragraphs following your opinions set forth in the section captioned “Opinions”). Without limiting the foregoing, the undersigned acknowledge that the accuracy of all statements made herein is exclusively our responsibility, that such statements are being made by us to you to induce you to render to us the opinions referenced at the beginning of this representation letter, and that you are entitled to rely upon (and assume) the accuracy of all such statements.

Hogan Lovells US LLP
[●], 2016

43.
Reliance. The Company acknowledges that the opinions you are rendering will be based upon the statements made in this letter and that any material misstatement or material omission in this letter would adversely affect one or more of your opinions. The undersigned has reviewed this letter in its entirety and represents that: (i) all statements herein are accurate, (ii) questions, if any, of the undersigned as to the meaning of any of the statements made, terms used, or Code and Treasury Regulation sections referenced herein have been raised and answered, and (iii) the undersigned has the necessary knowledge regarding the ongoing method of operation of the Company, the Partnership Subsidiaries, and the TRS to review the statements herein for accuracy. This letter has been reviewed by the undersigned with officers and/or employees of the Company who are responsible for legal, accounting and tax issues and they have not indicated that they disagree with any of the statements contained herein. This letter has been prepared solely for your use in rendering your opinion letter referenced above and may not be used or relied upon by any other person or entity without our written consent.

Sincerely,

AMERICAN HOMES 4 RENT

By:     _____________________________
_____________
Senior Vice President and Director of Tax

AMERICAN HOMES 4 RENT, L.P.

By:     _____________________________
_____________
Senior Vice President and Director of Tax

Hogan Lovells US LLP
[●], 2016

Schedule A

Hogan Lovells US LLP
[●], 2016

Attachment A

[Tax Opinion]

Exhibit C-2
AMH Tax Representation Letter (Form 2)

AMH
[ADDRESS]

[●], 2016
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074

American Residential Properties, Inc.
Officer’s Certificate
Ladies and Gentlemen:
We are providing this letter to you in connection with the tax opinion (the “Tax Opinion”) that you will be rendering pursuant to Section 8.2(e) of the Agreement and Plan of Merger, dated as of December [●], 2015 (the “Merger Agreement”), by and among American Homes 4 Rent, a Maryland real estate investment trust, AMH OP, L.P., a Delaware limited partnership (“AMH OP”), AMH Merger Sub, LLC (“AMH Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of AMH, OP Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of AMH OP (“OP Merger Sub”), American Residential Properties, Inc., a Maryland corporation (the “Company”), ARP OP, L.P., a Delaware limited partnership (the “Operating Partnership”), and ARP GP, LLC, a Delaware limited liability company and sole general partner of the Operating Partnership, pursuant to which the Company will merge with and into AMH Merger Sub, and OP Merger Sub will merge with and into the Operating Partnership. The undersigned officer of the AMH hereby certifies to you, to the best of his or her knowledge and belief, that the following statements are true and correct.

1.
REIT Tax Return. AMH will timely file a U.S. federal tax return on IRS Form 1120-REIT for the Company for its taxable year ending as of the Parent Merger Effective Time (as defined in the Merger Agreement).

2.	Use of Savings Clauses. If AMH discovers that the Company did not satisfy one or more of the REIT income, asset, distribution or other requirements for any taxable year, or there is a

Hunton & Williams LLP
[●], 2016
Page

final determination by the Internal Revenue Service that it did not satisfy one of those requirements, AMH will, to the extent possible, take all actions contemplated by sections 856(c)(6), (c)(7), and (g)(5) and 860 of the Internal Revenue Code of 1986, as amended (the “Code”), as the case may be, in order to maintain the Company’s status as a REIT for such year and all succeeding years, including: (i) making the disclosure required by Code sections 856(c)(6)(A) and 856(c)(7)(A)(i) (in the case of certain income and asset test violations); (ii) disposing of or acquiring assets in the manner contemplated, and in accordance with the deadlines established, by Code section 856(c)(7)(A)(iii) and (B)(ii) to the extent necessary to bring the Company into compliance with the REIT asset requirements; (iii) paying deficiency dividends (within the meaning of Code section 860(f)); and (iv) duly paying (A) the related penalty tax, if any, imposed by Code section 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), and 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (B) any increased interest, additions to tax or penalties imposed as a result of Code section 860(c).
AMH understands that Hunton & Williams LLP will rely on the truth and accuracy of the foregoing statements in rendering its respective Tax Opinion in connection with the Merger. This letter is being furnished to you solely for your benefit and for use by you in rendering your Tax Opinion, and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than in such tax opinions) without the express written consent of AMH.
Very truly yours,
SUNRISE,
a Maryland real estate investment trust

By: _____________________________________
Name:
Its:

Exhibit D
Form of ARPI REIT Opinion

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 79106.14
[●], 2016

American Homes 4 Rent
[ADDRESS]

American Residential Properties, Inc.
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:
We have acted as counsel to American Residential Properties, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger of the Company with and into AMH Merger Sub, LLC (“AMH Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of AMH, a Maryland real estate investment trust (“AMH”), and the merger of OP Merger Sub, LLC (“OP Merger Sub”), a Delaware limited liability company and wholly-owned subsidiary of AMH OP, a Delaware limited partnership (“AMH OP”), with and into ARP OP, L.P., a Delaware limited partnership (the “Company OP”), pursuant to the Agreement and Plan of Merger, by and among AMH, AMH OP, AMH Merger Sub, OP Merger Sub, the Company, the Company OP, and ARP GP, LLC, a Delaware limited liability company and sole general partner of the Company OP (“ARP GP”), dated as of [●], 2015 (the “Merger Agreement”). This opinion is being provided to you pursuant to section 8.2(e) of the Merger Agreement.
In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Amendment and Restatement filed on May 4, 2012 with the Department of Assessments and Taxation of the State of Maryland;

2.	the Merger Agreement;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

American Homes 4 Rent
[●], 2016

3.
the Agreement of Limited Partnership of the Company OP, dated as of May 11, 2012, by and among ARP GP, as the general partner, and the persons whose names are set forth on Exhibit A thereto, as the limited partners (the “Operating Partnership Agreement”); and

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
during its taxable year ending as of the Parent Merger Effective Time (as defined the Merger Agreement), the Company has operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years, without regard to any qualifications as to knowledge or belief;

3.
AMH will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the AMH (the “AMH Officer’s Certificate” and together with the Company Officer’s Certificates, the “Officer’s Certificates”), true, without regard to any qualifications as to knowledge or belief;

4.
the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement after the date of this opinion that would have the effect of altering the facts upon which the opinion set forth below is based; and

5.	no action will be taken by the Company, the Company OP, AMH, or the AMH OP after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates, without regard to any qualifications as to knowledge or belief. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where the factual representations in the Company Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.
Based solely on the documents and assumptions set forth above, and the representations set forth in the Officer’s Certificates, we are of the opinion that the Company

American Homes 4 Rent
[●], 2016

qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its short taxable year ended December 31, 2012 through its taxable year ended December 31, 2015, and the Company’s organization and current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code from January 1, 2016 through the Parent Merger Effective Time.
We will not review on a continuing basis the Company’s or AMH’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.
The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee. This opinion letter speaks only as of the date hereof, and may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
Very truly yours,

01655/1408

Exhibit E
Form of AMH REIT Opinion

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

[●], 2016

American Residential Properties, Inc.
[Address]

Ladies and Gentlemen:
We have acted as tax counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of [●], 2015 (the "Merger Agreement"), by and among the Company, American Homes 4 Rent, L.P., a Delaware limited partnership (the “Operating Partnership”), Sunrise Merger Sub, LLC, a Delaware limited liability company, OP Merger Sub, LLC, a Delaware limited liability company, American Residential Properties, Inc., a Maryland corporation ("ARPI"), American Residential GP, LLC, a Delaware limited liability company, and American Residential Properties OP, L.P., a Delaware limited partnership. This opinion letter is being delivered to you pursuant to Section 8.3(e) of the Merger Agreement. Capitalized terms used herein which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein.
Bases for Opinion
The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

American Residential Properties, Inc.
[●], 2016

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to (including all exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof): (1) the Merger Agreement; and (2) certain organizational documents of the Company and its subsidiaries (those documents referred to in clauses (1) and (2), the “Reviewed Documents”).
The opinion set forth in this letter is premised on, among other things, the written representations of the Company and the Operating Partnership contained in a letter to us dated as of the date hereof (the “Representation Letter”). Although we have discussed the Representation Letter with the signatories thereto, for purposes of rendering our opinion, we have not made an independent investigation or audit of all of the facts set forth in the Reviewed Documents and the Representation Letter. We consequently have relied upon the representations and statements of the Company and the Operating Partnership as described in the Reviewed Documents and the Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.
In this regard, we have assumed with your consent the following:

1.
that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Representation Letter are true, correct, and complete in all material respects as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

2.
the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

4.	the Merger Agreement is valid and binding in accordance with its terms;

5.
the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

6.
from and after the date of this letter, the Company will comply with its representation contained in the Representation Letter that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable real estate investment trust (“REIT”) qualification

American Residential Properties, Inc.
[●], 2016

requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available; and

7.	that ARPI qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 2012 and ending with its taxable year that ends with the Merger.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Representation Letter) may adversely affect the conclusions stated herein.

Opinion
Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2012, and the Company’s current organization and current and proposed method of operation (as described in the Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the Parent Merger Effective Time and thereafter.

The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the transactions contemplated by the Merger Agreement and speaks as of the date hereof. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

American Residential Properties, Inc.
[●], 2016

Very truly yours,

HOGAN LOVELLS US LLP

Schedule A

Knowledge of ARPI
Stephen G. Schmitz
Laurie A. Hawkes
Shant Koumriqian
Patricia B. Dietz

Schedule B
Knowledge of AMH

David Singelyn
Jack Corrigan
Diana Laing
Sara Vogt-Lowell

79106.000014 EMF_US 58046029v18